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Filed Pursuant to Rule 424(b)5
Registration Number 333-112055

PROSPECTUS

JOSTENS HOLDING CORP.

$247,200,000 PRINCIPAL AMOUNT AT MATURITY
OF
10 1/4% SENIOR DISCOUNT NOTES DUE 2013

The Company:

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  We are the nation's leading provider of school-related affinity products and services.

The notes:

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  Maturity: December 1, 2013.

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  Interest Payment: Prior to December 1, 2008, interest will accrue on the notes in the form of an increase in the accreted value of such notes. The notes will have an initial accreted value of $606.82 per $1,000 stated principal amount at maturity. The accreted value of each note will increase from the date of issuance until December 1, 2008, at a rate of 10 1/4% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the stated principal amount at maturity on December 1, 2008. Thereafter, cash interest on the notes will accrue and be payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2009, at a rate of 10 1/4% per annum.

  •
  Optional Redemption: We may redeem some or all of the notes at any time prior to December 1, 2008 at the make-whole premium described in this prospectus, plus accrued and unpaid interest to the date of redemption. We may redeem some or all of the notes at any time on or after December 1, 2008 at the redemption prices listed under "Description of the Notes—Optional Redemption."

  In addition, on or before December 1, 2006, we may redeem up to 35% of the notes at a redemption price (expressed as a percentage of the accreted value thereof at the redemption date) of 110.25%, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of certain equity offerings. See "Description of the Notes—Optional Redemption."

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  Ranking: The notes will rank:

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  senior in right of payment to all of Jostens Holdings' future subordinated indebtedness;

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  equally in right of payment with all of Jostens Holdings' future unsecured senior indebtedness;

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  junior to all of Jostens Holdings' future secured indebtedness to the extent of the value of the security for that indebtedness; and

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  effectively junior to all of the existing and future indebtedness and other liabilities and preferred stock of Jostens Holdings' subsidiaries.

        Consider carefully the "Risk Factors" beginning on page 7 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus will be used by Credit Suisse First Boston LLC in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the securities. We do not intend to list the securities on any securities exchange. Credit Suisse First Boston LLC has advised us that it is currently making a market in the securities; however, it is not obligated to do so and may stop at any time. Credit Suisse First Boston LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the securities but will bear the expenses of registration. See "Plan of Distribution."

Credit Suisse First Boston

The date of this prospectus is March 8, 2004

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to us and the securities, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of each such contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits thereto, at the Commission's Public Reading Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as us who file electronically with the Commission.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports with the Commission. You may inspect and copy these reports and other information at the addresses set forth above. You may request copies of the documents, at no cost, by telephone at (952) 830-3300 or by mail to Jostens Holding Corp., 5501 American Boulevard West, Minneapolis, Minnesota 55437.

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INDUSTRY AND MARKET DATA

        Industry and market data used throughout this prospectus are based on our research and estimates. While we believe our internal research and estimates are reliable and appropriate, we have not independently verified such data and we make no representation as to the accuracy of such information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements." Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "project" or "continue" or the negative thereof or other similar words. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Any or all of our forward-looking statements in this prospectus and in any public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. Investors are cautioned not to place undue reliance on any forward-looking statements. Investors should also understand that it is not possible to predict or identify all the risks and uncertainties that could affect future events and should not consider the following list to be a complete statement of all potential risks and uncertainties.

        Any change of following factors may materially and adversely affect our business and our financial results:

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  our significant debt obligations;

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  the seasonality of our sales and operating income;

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  a change in our relationship with our independent sales representatives and employees;

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  the fluctuating prices of raw materials, primarily gold;

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  our dependence on a key supplier for our synthetic and semiprecious stones;

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  a change in fashion and demographic trends;

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  the competitive environment;

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  general economic, business and market trends and events;

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  litigation or other disputes, if resolved in a manner adverse to us;

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  a trend of greater environmental awareness and increasingly stringent regulations, which may impose substantial costs upon us; and

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  the other factors discussed below under the caption "Risk Factors."

        The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. Therefore, you should read the entire prospectus carefully, including, in particular, the section entitled "Risk Factors" and the financial statements and the related notes to those statements. All references to market share contained in this prospectus are based on sales volumes unless otherwise indicated. Except where otherwise indicated in this prospectus, (1) "Jostens Holdings" refers to Jostens Holding Corp.; (2) "JIHC" refers to Jostens IH Corp., all the outstanding common stock of which is owned by Jostens Holdings; (3) "Jostens" refers to Jostens, Inc., all the outstanding common stock of which is owned by JIHC; and (4) "we," "our," "ours," "us" and "Company" refer collectively to Jostens Holdings and its subsidiaries, including JIHC and Jostens. The use of these terms is not intended to imply that Jostens Holdings, JIHC, Jostens and Jostens' subsidiaries are not separate and distinct legal entities. Jostens Holdings is the sole obligor on the notes, and its subsidiaries do not have any obligation with respect to the notes.

Our Company

        We are the nation's leading provider of school-related affinity products and services. Our school-related affinity products consist of three product lines: yearbooks, class rings and graduation products, which includes diplomas, graduation regalia, such as caps and gowns, accessories and fine paper announcements. We also have a growing school photography business and are the leading provider of school photography services in Canada. We have a 106-year history of providing quality products, which has enabled us to develop long-standing relationships with school administrators throughout the country.

        Yearbooks.    We are the leading manufacturer of yearbooks sold to schools in the United States, serving U.S. high schools, middle schools, colleges and universities. We earn the majority of our revenues from high school accounts, although a small commercial printing business is also included in this product line. Our independent sales representatives and technical support employees based in our five printing facilities assist students and faculty advisors with the planning, editing and layout of yearbooks. We also manage the production, printing and distribution of yearbooks. With a new class of students each year and periodic faculty advisor turnover, our independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. Yearbooks contributed 42% of our sales in 2002.

        Rings.    We are the leading provider of class rings, serving U.S. high schools, colleges, universities and other specialty markets. Most schools have only one school-designated supplier who sells the school's official class ring to students. Class rings are sold within the high schools, through college bookstores, other campus stores, retail jewelry stores and the Internet. We sell a significant portion of our class rings on campus where our independent sales representatives and customer service employees coordinate ring design, promotion and ordering with the students. Our extensive investment in proprietary ring dies and tooling, as well as our manufacturing expertise, enable us to offer highly customized class rings. We are also a leading source for championship rings for professional sports. Rings contributed 27% of our sales in 2002.

        Graduation Products.    We are the leading provider of graduation products, serving U.S. high schools, colleges and universities. We sell caps, gowns, diplomas and announcements, as well as graduation-related accessories, to students and administrators through the same sales representatives who sell class rings. We have a proven track record of providing high quality on-time delivery of our wide array of graduation products. In recent years, our line of graduation products has been expanded to include such products as diploma plaques and personalization options for our regalia line. We maintain product specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. Graduation products contributed 24% of our sales in 2002.

        Photography.    We are the leading provider of school photography products and services in Canada and have a small but growing presence in the United States. We have introduced a number of new digital photography products over the last several years that have proven to be both widely accepted and profitable. Through our network of sales representatives and independent dealers, we provide class and individual school pictures of high school, middle and elementary school students. We also provide high school senior portraits, photography for proms and other special events. In addition to our products designed for student purchasers, we provide photography products to school administrators, including office records photos, school composites, pictorial directories and identification cards. Photography contributed 7% of our sales in 2002.

Industry Overview

School-Related Affinity Products Overview

        We define the school-related affinity products market, the primary market in which we operate, as consisting of sales of yearbooks, rings and graduation products to North American high schools, which consist of schools with grades ranging from at least seventh grade through twelfth grade, and colleges, which consist of two- and four-year colleges and universities. We estimate this market represents $1.5 billion in annual revenues. We believe our consistent revenue growth through economic cycles is characteristic of this market. Although we make our products available at all levels of schools, our primary focus is on approximately 16,500 U.S. high schools, with a secondary focus on the approximately 5,300 U.S. colleges and universities. We believe we are the market leader with an estimated 40-50% market share in our major product lines. Many products within our industry are available only through a school-endorsed supplier during a school-sponsored ordering event, while others are available from alternative product suppliers and through alternative channels, including retail and the Internet.

        Historically, growth in the school-related affinity products market has been correlated with both the number of total graduates and the total school population, primarily at the high school level. According to the U.S. Department of Education, the number of high school graduates increased from 2.5 million in 1992 to 2.9 million in 2002, representing a compound annual growth rate, or CAGR, of 1.5%. The U.S. Department of Education expects continued growth in the next decade.

School Photography Overview

        We participate in the estimated $2.7 billion North American school photography industry, which consists primarily of school day photography packages for elementary and junior high students and portraits for graduates at the high school and college levels. The industry is fragmented and consists of the industry leader, LifeTouch Inc., several smaller national competitors and many independent local dealers and professional photographers. We are the leading provider of student photography products and services in Canada with an estimated market share of more than 30%. In the United States, we have a small but growing presence in the school day segment of the industry. We also have minor positions in the sports and events segment of the market.

Competitive Strengths

        We believe that we are distinguished by the following competitive strengths:

        Market Leader in School-Related Affinity Products.    With over 100 years of experience in the school-related affinity products industry, we are the North American leader in the estimated $1.5 billion market for yearbooks, class rings and graduation products. We believe we have a market share of 40-50% in our major product lines. We offer a broad product line and have a customer base of over 25,000 schools.

        Operations Tailored for Highly Customized and Seasonal Products.    We believe our success in the school-related affinity products marketplace depends on our ability to effectively address the high degree of seasonality in our industry and the highly specific needs of our customers, who require personalized, timely service. Our market leading technology, manufacturing and service capabilities have enabled us to provide high quality products to our customers in a timely fashion with high service levels.

        Extensive Network of Experienced Sales Representatives.    We believe we have the industry's largest network of independent sales representatives for yearbooks, class rings and graduation products. We have an aggregate of over 1,000 independent sales representatives and their associates and employee sales representatives.

        Proven Senior Management.    Our senior management has extensive experience within the school-related affinity products industry and has strengthened our market leading position through product improvements, operation rationalizations and the introduction of new technologies.

Business Strategies

        Our objective is to maintain our position as the nation's leading provider of school-related affinity products and services. To achieve this objective, we are focusing on the following strategies.

        Enhancing Core Products Offerings.    We have continually invested in our business to position ourselves as the market leader in product innovation. Through new product development and the addition of new features, add-ons and customization, we believe we are able to further stimulate the demand for our products, improve account retention and relationships and generate additional revenue.

        Continuing Operational Improvements.    We have fostered a corporate culture that continually works to reduce costs. Since 1998, we have closed or consolidated manufacturing facilities, and implemented lean manufacturing in approximately 50% of all manufacturing facilities. We believe that significant additional cost saving opportunities still exist, and to that end, we intend to introduce additional initiatives to achieve future cost reductions.

        Selectively Pursuing Strategic Growth Initiatives.    We have historically pursued opportunistic acquisitions of niche businesses to leverage our existing infrastructure and network of sales representatives, expand our geographic reach and enhance our product portfolio. We believe the school-related affinity products and school photography industries have many small operators that cannot compete efficiently and competitively given their limited scale, and may represent attractive acquisition candidates.

Ownership Structure

        The chart below illustrates in summary form our capital and corporate structure as of September 27, 2003, after giving effect to the offering of the notes and application of the net proceeds therefrom:

(1)
Amount of gross proceeds from the offering of the notes; represents $247.2 million aggregate principal amount at maturity of notes.

(2)
Amount represents aggregate liquidation preference plus accrued dividends.

(3)
Guaranteed by JIHC and subsidiaries of Jostens.

(4)
Represents outstanding borrowings (excluding $12.0 million in letters of credit) as of September 27, 2003, under the Jostens' $150.0 million revolving credit facility.

DLJ Merchant Banking Partners

        DLJ Merchant Banking Partners III, L.P. is the cornerstone fund of CSFB Private Equity, the global private equity arm of Credit Suisse First Boston LLC ("CSFB"), and has $5.3 billion in committed capital and a focus on leveraged buyouts. DLJMB and certain of its co-investors beneficially own approximately 99% of the common stock of Jostens Holdings. See "Principal Stockholders."

Summary of Terms of the Notes

        The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Jostens Holding Corp.
Securities	$247.2 million in aggregate principal amount at maturity of 10 1/4% senior discount notes due 2013.
Maturity	December 1, 2013.
Accretion; Interest	The notes were initially issued at a discount to their aggregate principal amount at maturity. Prior to December 1, 2008, interest will accrue on the notes in the form of an increase in the accreted value of such notes. The notes had an initial accreted value of $606.82 per $1,000 stated principal amount at maturity. The accreted value of each note will increase from the date of issuance until December 1, 2008, at a rate of 10 1/4% per annum, reflecting the accrual of non- cash interest, such that the accreted value will equal the stated principal amount at maturity on December 1, 2008. Thereafter, cash interest on the notes will accrue and be payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2009, at a rate of 10 1/4% per annum.
Ranking	The notes will be unsecured senior obligations of Jostens Holdings. The notes will rank:
• senior in right of payment to all of Jostens Holdings' future subordinated indebtedness;
• equally in right of payment with all of Jostens Holdings' future unsecured senior indebtedness;
• junior to all of Jostens Holdings' future secured indebtedness to the extent of the value of the security for that indebtedness; and
• effectively junior to all of the existing and future indebtedness and other liabilities and preferred stock of Jostens Holdings' subsidiaries.
As of September 27, 2003, after giving pro forma effect to the offering of the notes and the application of the estimated net proceeds from the offering of the notes, Jostens Holdings' subsidiaries would have had approximately $769.8 million of indebtedness outstanding, including approximately $555.8 million of secured indebtedness under Jostens' senior secured credit facility, and approximately $95.7 million aggregate liquidation preference of preferred stock outstanding (including accrued dividends). See "Description of the Notes—Ranking."
Optional Redemption	We may redeem some or all of the notes at any time prior to December 1, 2008 at the make-whole premium described in this prospectus, plus accrued and unpaid interest to the date of redemption. We may redeem some or all of the notes at any time on or after December 1, 2008 at the redemption prices listed under "Description of the Notes—Optional Redemption."

In addition, on or before December 1, 2006, we may redeem up to 35% of the notes at a redemption price (expressed as a percentage of the accreted value thereof at the redemption date) of 110.25%, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of certain equity offerings. See "Description of the Notes—Optional Redemption."
Change of Control	If we experience a change of control (as defined in the indenture), we will be required to make an offer to repurchase the notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of repurchase.
Certain Covenants	The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:
	•	incur or guarantee additional indebtedness or issue preferred stock;
	•	pay dividends or make distributions to our stockholders;
	•	repurchase or redeem capital stock or subordinated indebtedness;
	•	make investments;
	•	create liens;
	•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;
	•	enter into transactions with our affiliates; and
	•	merge or consolidate with other companies or transfer all or substantially all of our assets.
These limitations are subject to a number of exceptions and qualifications. See "Description of the Notes—Certain Covenants."
Form of Notes	The notes are represented by a global note deposited with the trustee for the securities for the benefit of DTC. You will not receive notes in certificated form unless one of the events set forth below under the heading "Description of the Notes—Book-Entry, Delivery and Form" occurs. Instead, beneficial interests in the notes will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.
Risk Factors	You should refer to the section below entitled "Risk Factors" for an explanation of the material risks of investing in the notes.

Information About Us

        Jostens Holding Corp. was incorporated in Delaware on June 16, 2003. Our principal executive offices are located at 5501 American Boulevard West, Minneapolis, Minnesota 55437, and our telephone number is (952) 830-3300.

RISK FACTORS

        Investing in the notes involves a high degree of risk. You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating To Our Business

We may not be able to achieve some or all of the initiatives in our business plan, and any business strategy implemented may not improve our operating results.

        Our business plan envisions several long-term growth initiatives, including developing new products and services. We cannot assure you that we will be able to successfully develop new products and services or that we will achieve the benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to successfully implement some or all of the initiatives of our business plan, our operating results may not improve to the extent we expect, or at all.

        In addition, the business strategy that we intend to pursue is based on our operations and strategic planning process. We may decide to alter or discontinue parts of this strategy or may adopt alternative or additional strategies. We cannot assure you that the strategies implemented will be successful or will improve our operating results. Further, other conditions may occur, including increased competition, which may offset any improved operating results that are attributable to our business strategy.

        We will continue to pursue opportunistic acquisitions of niche businesses as one element of our strategy to leverage our existing infrastructure and network of sales representatives and to expand the geographic scope of our business and enhance our product portfolio. Competition for acquisition targets in the school-related affinity products industry is based on a number of factors, including price, terms, size and access to capital and ability to offer cash, stock or other forms of consideration. In order to make successful acquisitions, we need to identify appropriate acquisition targets, to consummate acquisitions and to integrate the operations, technologies, products and personnel of acquired businesses. Our ability to make successful acquisitions will be limited by our financial resources, including available cash and borrowing capacity, as well as potential regulatory restrictions. We may compete for acquisition targets with other companies with similar acquisition strategies, which may have greater financial and other resources than we have. We cannot assure you that we will be able to identify and acquire suitable companies on acceptable terms.

Changes in our relationship with our independent sales representatives may adversely affect our future operating results.

        Our success is highly dependent upon the efforts and abilities of our network of independent sales representatives. Many of our relationships with customers and schools are cultivated and maintained by our sales representatives. If we were to experience a significant loss of our independent sales representatives, it would have a material adverse effect upon our operating results.

We depend on one key supplier for a principal component of our class rings.

        We purchase substantially all of our synthetic and semiprecious stones from a single supplier located in Germany with manufacturing sites in Germany and Sri Lanka. We believe this supplier provides stones to almost all of the class ring manufacturers in the United States. If access to this supplier were lost or curtailed to any significant extent, particularly during periods of peak demand for rings, our business would suffer unless we secured alternative supply arrangements in a timely and cost-efficient fashion. We may not be able to do so on terms that would prevent a material adverse impact on our operating results.

Our failure to manage the seasonality of our school-related affinity products sales may adversely affect our financial results and our ability to service our debt.

        Our business experiences strong seasonal swings that correspond to the North American school year. For example, 63% of net sales and 82% of operating income for the year ended December 28, 2002 occurred during the first half of the year. This seasonality requires us to carefully manage our cash flows over the course of the year. If we fail to effectively manage our cash flows in response to seasonal fluctuations, we may be unable to offset the results from any such period with results from other periods, which could impair our ability to service our debt.

Our business is subject to fluctuating raw material prices.

        Our products require a number of raw materials to manufacture. The principal raw materials that we purchase are gold and precious, semiprecious and synthetic stones and paper products. The cost of these raw materials is affected by numerous factors beyond our control. These factors include: the level of consumer demand for these materials, the supply of these materials, foreign government regulation and taxes, market uncertainty, environmental conditions in the case of paper, political conditions in mining regions and worldwide economic conditions. Any material increase in the price of these raw materials could adversely impact our cost of sales. When these fluctuations result in significantly higher raw material costs, our operating results are adversely affected to the extent we are unable to pass on these increased costs to our customers. Therefore, significant fluctuations in gold, paper products or precious, semiprecious and synthetic stone prices and other materials could have a material adverse effect on our operating results.

If we lose our senior management, our business may be adversely affected.

        Our success is dependent upon the efforts of our senior management, as well as on our ability to attract and retain senior management. We may not be able to retain our existing senior management, fill new positions or vacancies created by expansion or turnover, or attract additional qualified senior management personnel. In general, we do not enter into employment agreements with members of senior management. The loss of one or more members of senior management could have a material adverse effect on us.

We are subject to environmental regulations that could impose substantial costs upon us and may adversely effect our financial results and our ability to service our debt.

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act or analogous state laws. Thus, we could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, and costs arising from third party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at our facilities. Contaminants have been detected at some of our present and former sites. While we are not currently aware of any contaminated sites as to which material outstanding claims or obligations exist, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in significant liability.

Our principal shareholder's interests may conflict with yours.

        DLJMB, an affiliate of CSFB, beneficially owns approximately 82.5% of Jostens Holdings' outstanding common stock. As a result, DLJMB is in a position to control all matters affecting us and may authorize actions or have interests that could conflict with your interests. Accordingly, DLJMB can directly and indirectly exercise significant influence over our affairs, including controlling decisions made by our board of directors, such as the approval of acquisitions and other extraordinary business transactions, appointing members of our management and controlling actions requiring the approval of our shareholders, including the adoption of amendments to our certificate of incorporation and the approval of mergers or sales of substantially all of our assets. There can be no assurance that the interests of DLJMB in exercising control over our business will not conflict with your interests as a holder of the notes.

We depend on numerous complex information systems, and any failure to successfully maintain those systems or implement new systems could materially harm our operations.

        We depend upon numerous information systems for operational and financial information and our billing operations. We currently have several major information technology initiatives underway, including the integration of information from our operations. We cannot assure you that we will be able to enhance existing or implement new information systems that can integrate successfully our disparate operational and financial information systems. In addition to their integral role in helping our operations realize efficiencies, these new systems are critical to developing and implementing a comprehensive enterprise-wide management information database. To develop an integrated network, we must continue to invest in and administer sophisticated management information systems. We may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. For example, in 1999 we experienced difficulties implementing an ERP system with respect to one of our business segments which was subsequently discontinued. These difficulties led to a significant loss of sales in that business. In addition, we recently implemented a new ERP system and experienced increased costs and delays in shipping during the implementation. Furthermore, our information systems may require modifications, improvements or replacements may require substantial expenditures and may require interruptions in operations during periods of implementation. Moreover, implementation of these systems is subject to the availability of information technology and skilled personnel to assist us in creating and implementing the systems. The failure to successfully implement and maintain operation, financial, test reports and billing information systems would have an adverse effect on our business, financial condition and results of operations.

Risks Related To The Notes

Because there is no public market for the notes, you may not be able to resell your notes.

        The notes are registered under the Securities Act, but constitute a new issue of securities with no established trading market, and there can be no assurance as to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their notes; or

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  the price at which the holders would be able to sell their notes.

        If a trading market were to develop, the notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

        We understand that Credit Suisse First Boston LLC presently intends to make a market in the notes. However, it is not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

Jostens Holdings may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the notes.

        Jostens Holdings is a holding company with no operations or assets of its own other than the capital stock of JIHC, which itself is a holding company with no operations or assets of its own other than the capital stock of Jostens. Operations are conducted through Jostens and its subsidiaries and Jostens Holdings' ability to make payments on the notes is dependent on the earnings and the distribution of funds from the subsidiaries through loans, dividends or otherwise. However, none of our subsidiaries is obligated to make funds available to Jostens Holdings for payment on the notes. The terms of the new senior secured credit facility significantly restrict Jostens from paying dividends and otherwise transferring assets to JIHC and Jostens Holdings, except for administrative, legal and accounting services. Further, the terms of the indenture governing the Jostens Notes and the certificate of designation governing the Jostens Preferred Stock significantly restrict Jostens and its other subsidiaries from paying dividends and otherwise transferring assets to JIHC and Jostens Holdings. As of September 27, 2003, Jostens would not have been permitted to make any distributions to JIHC and Jostens Holdings. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund cash interest payments on the notes when scheduled to begin on June 1, 2009.

        Given the restrictions in our existing debt and preferred stock instruments, we currently anticipate that, in order to pay the principal amount at maturity of the notes or to repurchase the notes upon a change of control as defined in the indenture governing the notes, we will be required to adopt one or more alternatives, such as refinancing all of our indebtedness, selling our equity securities or the equity securities or assets of Jostens or seeking capital contributions or loans from our affiliates. None of our affiliates is required to make any capital contributions, loans or other payments to us with respect to our obligations on the notes. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, if at all, or that any of the foregoing actions would enable us to refinance our indebtedness or pay the principal amount of the notes or that any of such actions would be permitted by the terms of the indenture governing the notes or any other debt or preferred stock instruments of us or our subsidiaries then in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness and Preferred Stock."

Because Jostens Holdings is the sole obligor of the notes, and its subsidiaries will not guarantee Jostens Holdings' obligations under the notes or have any obligation with respect to the notes, the notes will be structurally subordinated to the debt and liabilities of Jostens Holdings' subsidiaries.

        Jostens Holdings has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. Jostens Holdings' subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

        The notes are structurally subordinated to all debt and liabilities of Jostens Holdings' subsidiaries, including Jostens. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Jostens Holdings' subsidiaries, you will participate with all other holders of Jostens Holdings' indebtedness in the assets remaining after Jostens Holdings' subsidiaries have paid all of their debts and liabilities. In any of these cases, Jostens Holdings' subsidiaries may not have sufficient funds to make payments to Jostens Holdings, and you may receive less, ratably, than the holders of debt of Jostens Holdings' subsidiaries and other liabilities.

        We cannot assure you that if Jostens Holdings' subsidiaries have their debt accelerated, Jostens Holdings will be able to repay the indebtedness contemplated hereby. We also cannot assure you that Jostens Holdings' assets and its subsidiaries' assets will be sufficient to fully repay the notes and its other indebtedness. See "Description of Other Indebtedness and Preferred Stock."

Jostens Holdings' subsidiaries may not be able to generate sufficient cash to service all of their indebtedness and may be forced to take other actions to satisfy their obligations under such indebtedness, which may not be successful.

        We cannot assure you that our subsidiaries will maintain a level of cash flows from operating activities sufficient to permit them to pay the principal, premium, if any, and interest on their indebtedness. If our subsidiaries' cash flows and capital resources are insufficient to fund their debt service obligations, our subsidiaries may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance their indebtedness. These alternative measures may not be successful and may not permit our subsidiaries to meet their scheduled debt service obligations. In the absence of such operating results and resources, they could face substantial liquidity problems and might be required to dispose of material assets or operations to meet their debt service and other obligations. The new senior secured credit facility, the indenture governing the Jostens Notes and the certificate of designation governing the Jostens Preferred Stock restrict our subsidiaries' ability to dispose of assets and use the proceeds from the disposition. Our subsidiaries may not be able to consummate those dispositions or to obtain the proceeds which could be realized from them and these proceeds may not be adequate to meet any debt service obligations then due. Our subsidiaries' ability to make scheduled payments on or to refinance their debt obligations depends on our subsidiaries' financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond their or our control.

If Jostens Holdings' subsidiaries default on their obligations to pay their indebtedness, we may not be able to make payments on the notes.

        If Jostens Holdings' subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on their indebtedness, or if they otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing their indebtedness (including covenants in Jostens' new senior secured credit facility and the certificate of designation governing the Jostens Preferred Stock), we or they could be in default under the terms of the agreements governing such indebtedness. If Jostens' operating performance declines in the future, Jostens may need to obtain waivers from the lenders under its new senior secured credit facility to avoid being in default under that facility. If Jostens breaches its covenants under its new senior secured credit facility and seeks a waiver, it may not be able to obtain a waiver from the required lenders. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under Jostens' new senior secured credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against Jostens' assets, and Jostens could be forced into bankruptcy or liquidation. Any of the foregoing could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes.

Our high level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

        We are highly leveraged. At September 27, 2003, after giving pro forma effect to the offering of the notes and application of the net proceeds therefrom, our indebtedness would have been $919.8 million (including $77.1 million of borrowings outstanding under the revolving credit facility and excluding $12.0 million of letters of credit) and we would have had $95.7 million aggregate liquidation preference of preferred stock (including accrued dividends). In addition, for the year ended December 28, 2002 and the nine months ended September 27, 2003, after giving pro forma effect to the merger and the offering of the notes and application of the net proceeds therefrom, our earnings would have been insufficient to cover our fixed charges by $21.2 million and $6.3 million, respectively. For the nine months ended September 27, 2003, our earnings were insufficient to cover our fixed charges by $33.6 million. See "Capitalization" for additional information.

        Our substantial debt could have important consequences for you, including:

  •
  making it more difficult for us to make payments on the notes;

  •
  making it difficult for Jostens to make payments on its debt and, therefore, to make distributions to us;

  •
  increasing our vulnerability to general economic and industry conditions;

  •
  requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

  •
  exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under Jostens' new senior secured credit facility, will be at variable rates of interest;

  •
  limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

  •
  limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who have less debt.

        Our revolving senior credit facility provides for up to $150.0 million of additional borrowings. As of September 27, 2003, Jostens had outstanding borrowings of $77.1 million under the revolving senior credit facility. We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in Jostens' new senior secured credit facility, the indentures relating to the Jostens Notes and the certificates of designation relating to the Jostens Preferred Stock. If new debt, including the issuance of additional notes under the indentures, is added to our current debt levels, the related risks that we now face could intensify.

Restrictive covenants in our and our subsidiaries' debt instruments may adversely affect us.

        Jostens' new senior secured credit facility, the indenture governing the notes offered hereby, the indenture governing the Jostens Notes and the certificate of designation governing the Jostens Preferred Stock contain various covenants that limit our and our restricted subsidiaries' ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries' ability to, among other things:

  •
  incur indebtedness or issue preferred shares;

  •
  pay dividends or make distributions in respect of our capital stock or to make other restricted payments;

  •
  make investments;

  •
  sell assets;

  •
  create liens without securing the notes as well as our existing notes;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

  •
  enter into certain transactions with our affiliates; and

  •
  designate our subsidiaries as unrestricted subsidiaries.

        These restrictions limit the flexibility of our subsidiaries to operate our company's business and limit our access to the cash generated by our subsidiaries, which could impair our ability to make payments on the notes.

        In addition, Jostens' new senior secured credit facility contains covenants that require Jostens and its restricted subsidiaries to maintain specified financial ratios and satisfy other financial condition tests. Jostens and Jostens' subsidiaries' ability to meet those financial ratios and tests can be affected by events beyond its and its subsidiaries control, and Jostens cannot assure you that Jostens or they will meet those tests. A breach of any of these covenants could result in a default under Jostens' new senior secured credit facility. Upon the occurrence of an event of default under Jostens' new senior secured credit facility, the lenders could elect to declare all amounts outstanding under Jostens' new senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. If the lenders under Jostens' new senior secured credit facility accelerate the repayment of borrowings, we cannot assure you that Jostens will have sufficient assets to repay its new senior secured credit facility, the Jostens Notes or the Jostens Preferred Stock, or that we will have sufficient assets to repay these obligations. If Jostens were unable to repay those amounts, the lenders under Jostens' new senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. In addition, JIHC has guaranteed all amounts under Jostens' new senior secured credit facility, which guarantees are secured by pledges of all the stock of Jostens owned by JIHC. If the lenders under Jostens' new senior secured credit facility were to proceed against this collateral, we could lose some or all of our interest in JIHC, which would severely impair our ability to operate our business and make payments on the notes.

Jostens Holdings may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, Jostens Holdings will be required to offer to repurchase all notes that are outstanding at 101% of their principal amount. The source of funds for any such purchase of the notes will be Jostens Holdings' available cash or cash generated from the operations of Jostens Holdings' subsidiaries or other sources, including borrowings, sales of assets or sales of equity. Jostens Holdings may not be able to repurchase the notes upon a change of control because Jostens Holdings or its subsidiaries may not have sufficient funds. Jostens Holdings' failure to repurchase the notes upon a change of control would cause a default under the indenture. Jostens' new senior secured credit facility also provides that failure to fully repay the lenders thereunder upon a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Jostens Holdings may enter into a debt agreement containing similar provisions in the future.

Certain corporate events may not trigger a change of control event upon which occurrence Jostens Holdings will not be required to repurchase your notes.

        The indenture governing the notes and the indenture governing the Jostens Notes permit Jostens Holdings and its subsidiaries to engage in certain important corporate events, such as leveraged recapitalizations, that would increase indebtedness but would not constitute a "Change of Control." If either Jostens Holdings or its subsidiaries effected a leveraged recapitalization or other such

"non-change of control" transaction that resulted in an increase in indebtedness, Jostens Holdings' ability to make payments on the notes would be adversely affected. However, Jostens Holdings would not be required to make an offer to repurchase the notes, and you might be required to continue to hold your notes, despite Jostens Holdings' decreased ability to meet its obligations under the notes.

You will be required to pay U.S. federal income tax on accrual of original issue discount on the notes even if Jostens Holdings does not pay cash interest.

        The notes old were issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the notes prior to December 1, 2008, and there will be no periodic payments of cash interest on the notes prior to June 1, 2009, original issue discount (the excess of the stated redemption price at maturity over the issue price of the notes) will accrue from the issue date of the notes. Consequently, purchasers of the notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. See "Material United States Federal Income Tax Consequences."

Federal and state statutes could allow courts, under specific circumstances, to void the notes and require noteholders to return payments received from us.

        We used the net proceeds from the offering of the notes to purchase the outstanding 8% Senior Redeemable Preferred Stock of JIHC from DLJMB and certain co-investors and to pay a dividend on Jostens Holdings' common stock, which is owned by DLJMB and certain co-investors. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes could be voided, or claims in respect of the notes could be subordinated to all of our other debts if, among other things, we, at the time we incurred the indebtedness evidenced by the notes:

  •
  were insolvent or rendered insolvent by reason of such indebtedness; or

  •
  were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

        In addition, any payment by us pursuant to the notes could be voided and required to be returned to us, or to a fund for the benefit of our creditors.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

  •
  the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all of our assets; or

  •
  if the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  we could not pay our debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that we, after giving effect to the indebtedness incurred in the offering of the notes and the application of the proceeds therefrom, were not insolvent, did not have unreasonably small capital for the business in which we are engaged and had not incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

THE TRANSACTIONS

        On July 29, 2003, DLJMB acquired Jostens by way of a merger of a controlled indirect subsidiary of Jostens Holdings with and into Jostens, with Jostens surviving. A total of $471.0 million in cash consideration was paid to holders of common stock and warrants of Jostens in respect of the merger. In connection with the merger, Jostens refinanced its existing senior secured credit facility with borrowings of $475.0 million under a new senior secured credit facility. Following the merger, Jostens made change of control repurchase offers for the Jostens Preferred Stock and the Jostens Notes pursuant to which Jostens purchased $3.5 million principal amount of the Jostens Notes. After giving effect to the change of control repurchase offers, Jostens Notes with an aggregate principal amount of $214.0 million and Jostens Preferred Stock with an aggregate liquidation preference, including accrued dividends, of $95.7 million as of September 27, 2003, remained outstanding and term loan borrowings under our new senior secured credit facility were $478.7 million.

        In connection with the merger, DLJMB and members of our management invested $422.9 million in Jostens Holdings to acquire Jostens. DLJMB, together with certain co-investors, beneficially own approximately 99% of Jostens Holdings' common stock, while directors and management of Jostens hold the remaining 1% of Jostens Holdings' common stock. DLJMB and its co-investors also owned preferred stock of JIHC, a subsidiary of Jostens Holdings and direct parent of Jostens, having a liquidation preference, including accrued dividends, of $101.3 million as of September 27, 2003. Jostens Holdings used the proceeds of the offering of the notes to purchase all of the outstanding preferred stock of JIHC, which Jostens Holdings contributed to the capital of JIHC, and to pay a dividend on its common stock.

USE OF PROCEEDS

        We will not receive any cash proceeds from the sale of the notes by Credit Suisse First Boston LLC.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents, revolving credit facility borrowings and capitalization as of September 27, 2003, on an actual basis and as adjusted after giving effect to the offering of the notes and the application of the net proceeds therefrom. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Jostens' and our historical consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

	As of September 27, 2003
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$11,639	$11,639

Revolving credit facility(1)	$77,112	$77,112

Long-term obligations:
Jostens:
Term loan(2)	$478,705	$478,705
12 3/4% Senior Subordinated Notes due 2010(3)	214,000	214,000
14% Senior Redeemable PIK Preferred Stock due 2011(4)	95,700	95,700

Total	788,405	788,405

JIHC:
8% Senior Redeemable Preferred Stock	101,300	—

Jostens Holdings:
10 1/4% Senior Discount Notes Due 2013, net of discount	—	150,006

Total long-term obligations	889,705	938,411

Shareholders' equity	292,931	249,725

Total capitalization	$1,182,636	$1,188,136

(1)
The revolving credit facility provides for revolving loans of up to $150.0 million. As of October 25, 2003, we had approximately $52.0 million of loans and $12.0 million of letters of credit outstanding under the revolving credit facility.

(2)
The amount drawn under our term loan includes $12.0 million of current portion.

(3)
The amount for the Jostens Notes represents $214.0 million principal amount outstanding at September 27, 2003. This amount excludes a write-up of $23.5 million related to the adjustment for fair value of the Jostens Notes, which were revalued as a result of purchase accounting in connection with the merger pursuant to GAAP.

(4)
The amount for the Jostens Preferred Stock represents $95.7 million aggregate liquidation preference, including accrued dividends, at September 27, 2003. The book value of the Jostens Preferred Stock was $73.2 million as of September 27, 2003.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The table below sets forth our selected consolidated historical financial data. The selected historical financial data for each of the three fiscal years in the period ended December 28, 2002 was derived from Jostens' audited historical consolidated financial statements appearing elsewhere in the prospectus. The selected historical financial data for the fiscal years 1998 and 1999 was derived from Jostens' audited historical consolidated financial statements not included in this prospectus. The selected historical financial data for the nine months ended September 28, 2002 was derived from unaudited financial statements of Jostens appearing elsewhere in this prospectus. The selected historical financial data for period from December 29, 2002 to July 29, 2003 was derived from the unaudited financial statements of Jostens appearing elsewhere in this prospectus. The selected historical financial data for the period from July 30, 2003 to September 27, 2003 was derived from the unaudited financial statements of Jostens Holdings appearing elsewhere in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods.

        The following table should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the related notes thereto, appearing elsewhere in this prospectus.

	Jostens					Jostens		Jostens Holdings
	Year Ended					Nine months ended September 28, 2002		July 30, 2003- September 27, 2003
							December 29, 2002-July 29, 2003
	1998	1999	2000	2001	2002
	(In millions)
Statement of Operations(1):
Net sales	$683.2	$701.5	$724.6	$736.6	$756.0	$571.9	$504.1	$86.2
Cost of products sold	310.6	305.0	305.1	311.3	316.0	248.6	218.6	73.5

Gross profit	372.6	396.5	419.5	425.3	440.0	323.3	285.5	12.7
Selling and administrative expenses	280.5	293.6	301.7	300.9	306.4	226.8	196.4	46.8
Loss on redemption of debt(2)	—	—	—	—	1.8	1.8	13.9	0.1
Transaction costs(3)	—	—	46.4	—	—	—	31.0	—
Special charges	—	20.2	0.2	2.5	—	—	—	—

Operating income (loss)	92.1	82.7	71.2	121.9	131.8	94.7	44.2	(34.2)
Net interest expense	6.7	7.0	58.9	76.8	67.3	50.8	32.4	11.1
Equity losses and write-down of investment	12.0	—	6.7	—	—	—	—	—

Income (loss) from continuing operations before income taxes	73.4	75.7	5.5	45.1	64.5	43.9	11.8	(45.4)
Provision (benefit) for income taxes	37.5	31.7	16.0	18.6	36.2	18.2	8.7	(15.4)

Income (loss) from continuing operations	35.9	44.0	(10.5)	26.5	28.3	25.6	3.1	(29.9)
Gain (loss) on discontinued operations, net of tax	5.9	(0.8)	(2.3)	(22.4)	1.6	0.9	—	—
Cumulative effect of accounting change, net of tax	—	—	(5.9)	—	—	—	4.6	—

Net income (loss)	41.8	43.2	(18.7)	4.1	29.9	26.6	7.6	(29.9)
Dividends and accretion on redeemable preferred shares	—	—	(5.8)	(10.2)	(11.7)	(8.7)	(6.5)	—

Net income (loss) available to common shareholders	$41.8	$43.2	$(24.5)	$(6.1)	$18.2	$17.9	$1.1	$(29.9)

Balance Sheet Data (at end of period):
Current assets	$240.5	$286.3	$236.1	$232.6	$187.1	$187.1		$168.7
Working capital as defined(4)	44.1	8.3	(20.0)	(62.6)	(56.0)	19.9		18.7
Property and equipment, net	88.6	84.6	79.3	68.2	65.4	67.3		108.4
Total assets	366.2	408.2	388.3	374.6	327.5	329.2		1,660.3
Short-term borrowings	93.9	117.6	—	—	9.0	50.2		77.1
Long-term debt, including current maturities	3.6	3.6	684.8	647.0	580.4	625.7		716.2
Redeemable preferred stock	—	—	48.8	59.0	70.8	67.7		173.2
Shareholders' equity (deficit)	58.6	36.5	(586.3)	(599.1)	(582.5)	(582.4)		292.9

	Jostens					Jostens		Jostens Holdings
	Year Ended					Nine months ended September 28, 2002		July 30, 2003- September 27, 2003
							December 29, 2002-July 29, 2003
	1998	1999	2000	2001	2002
	(In millions)
Statement of Cash Flows:
Net cash provided (used) by operating activities	$101.6	$125.2	$35.5	$71.6	$55.5	$(35.0)	$(6.8)	$(49.0)
Net cash used for investing activities	(35.3)	(37.2)	(18.2)	(15.8)	(22.8)	(17.3)	(11.9)	(433.0)
Net cash provided (used) for financing activities	(69.8)	(52.1)	(29.3)	(39.3)	(64.8)	29.1	(12.9)	493.5
Other Financial Data:
Ratio of earnings to fixed charges and preferred stock dividends(5)	4.9x	5.7x	1.1x	1.6x	1.9x	1.8x	1.4x	—
Depreciation and amortization	$20.5	$22.7	$26.8	$28.6	$26.9	$19.0	$14.6	$13.1
Capital expenditures	$34.9	$26.8	$21.2	$22.2	$22.8	$16.8	$6.1	$9.5

(1)
Certain Statement of Operations and Other Financial Data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of the closure of our recognition business as described in Note 14 to the Jostens historical consolidated financial statements and the accompanying notes appearing elsewhere in the prospectus.

(2)
For the year ended December 28, 2002, loss on redemption of debt represents a loss of $1.8 million in connection with Jostens' repurchase of $7.5 million principal amount of Jostens Notes. For the period from December 29, 2002 to July 29, 2003, loss on redemption of debt represents a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with the refinancing of the old senior secured credit facility. For the period from July 30, 2003 to September 27, 2003, loss on redemption of debt represents an additional loss of $0.1 million in connection with Jostens' repurchase of $3.5 million principal amount of Jostens Notes.

(3)
For the year ended December 30, 2000, transaction costs represent $46.4 million of transaction expenses incurred in connection with the merger and recapitalization of Jostens during such period. For the period from December 29, 2002 to July 29, 2003, transaction costs represent $31.0 million of transaction expenses incurred in connection with the merger.

(4)
Working capital represents current assets (excluding cash and cash equivalents) less current liabilities (excluding short term borrowings, book overdrafts and current maturities of long term debt).

(5)
For the purposes of calculating the ratio of earnings to fixed charges (and for any period subsequent to the adoption of SFAS 150, preferred stock dividends), earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of SFAS 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expense. For the period from July 30, 2003 to September 27, 2003, our earnings were insufficient to cover fixed charges and preferred stock dividends by $45.4 million and $33.6 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion addresses the results of operations for Jostens for the periods prior to July 29, 2003, the date on which Jostens Holdings acquired Jostens in the merger, and the combined results of operations for Jostens and Jostens Holdings for the nine months ended September 27, 2003. Jostens Holdings is a holding company and has no business operations. Some of the statements in the following discussion are "forward looking statements."

Merger

        On June 17, 2003, Jostens Holdings entered into a merger agreement with Jostens and Ring Acquisition Corp., an entity organized by Jostens Holdings for the sole purpose of effecting its acquisition of Jostens. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens, with Jostens becoming the successor company and the indirect subsidiary of Jostens Holdings. DLJMB and certain co-investors beneficially own approximately 99% of Jostens' outstanding common stock and certain members of Jostens' senior management and directors own the remaining 1%.

        In connection with the merger, Jostens received $417.9 million of proceeds from a capital contribution by JIHC, a controlled subsidiary of Jostens Holdings and the direct parent of Jostens following the merger. Jostens used the proceeds from the capital contribution along with borrowings under its senior secured credit facilities to repurchase all previously outstanding common stock and warrants. Jostens paid $471.0 million to holders of common stock, warrants and options representing a cash payment of $48.25 per share. In addition, Jostens paid approximately $41.0 million of cash fees and expenses associated with the merger including $12.6 million of compensation expense representing the excess of the fair market value over the exercise price of outstanding stock options, $12.6 million of capitalized merger costs and $15.8 million of expensed costs consisting primarily of investment banking, legal and accounting fees. Jostens also recognized $2.6 million of non-cash transaction costs as a result of writing off certain prepaid management fees having no future value.

        Also in connection with the merger, Jostens refinanced its senior secured credit facility through the establishment of a new senior secured credit facility. Jostens received $475.0 million in term loan borrowings under the new facility and repaid $371.1 million of outstanding indebtedness under the old credit facility. In addition, Jostens incurred cash transaction fees and related costs of $20.2 million associated with the new senior secured credit facility, which have been capitalized and are being amortized as interest expense over the life of the facility. Jostens also wrote off the unamortized balance of $13.9 million relating to non-cash deferred financing costs associated with the old senior credit facility.

Merger Accounting

        Beginning on July 29, 2003, we accounted for the merger as a purchase in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) 141, "Business Combinations," which results in a new valuation for the assets and liabilities of JIHC and its subsidiaries based upon the fair values as of the date of the merger. JIHC's purchase price of $471.0 million was allocated to the assets and liabilities based on their relative fair values and $417.9 million was reflected in shareholders' equity of Jostens as the value of JIHC's ownership upon completion of the merger. Immediately prior to the merger, shareholders' equity of Jostens was a deficit of approximately $578.7 million.

        As of July 29, 2003, we have preliminarily allocated the excess purchase price over the book value of net assets acquired in the merger based on estimates of the fair value of assets and liabilities as follows:

In thousands
Inventories	$37,747
Property and equipment	43,049
Intangible assets	660,700
Goodwill	662,832
Long-term debt	(39,912)
Deferred income taxes	(261,406)
Pension and post-retirement healthcare benefits	(40,633)

Total	$1,062,377

        We estimated the fair value of our assets and liabilities, including intangible assets and property and equipment, as of the merger date, utilizing information available at the time that our unaudited consolidated financial statements were prepared. These estimates are subject to modification until all pertinent information has been obtained. We are in the process of completing outside third party appraisals of our intangible assets, property and equipment and the Jostens Preferred Stock. We also recognized the funding status of our pension and post-retirement healthcare benefit plans as of July 29, 2003 and updated the calculation of our post-merger expense.

        As a result of the merger, we reflected pre-merger periods from June 29, 2003 to July 29, 2003 and from December 29, 2002 to July 29, 2003 and a post-merger period from July 30, 2003 to September 27, 2003 in our condensed consolidated financial statements for fiscal 2003.

        During the post-merger period from July 30, 2003 to September 27, 2003, we recognized the following items in our Condensed Consolidated Statement of Operations: (a) $29.1 million of excess purchase price allocated to inventory as cost of products sold; (b) $8.8 million of additional amortization expense of intangible assets including $2.0 million in cost of products sold and $6.8 million in selling and administrative expenses; and (c) $0.9 million of lower interest expense from the amortization of a premium allocated to long-term debt, all as compared to our historical basis of accounting prior to the merger.

Results of Operations

        Jostens' consolidated financial statements for the pre-merger period ended July 29, 2003, were prepared using its historical basis of accounting. As a result of the merger, Jostens was required to make the purchase accounting adjustments discussed above under "Merger—Merger Accounting." Although a new basis of accounting began on July 29, 2003, we have presented results for the nine-month period ended September 27, 2003 on a combined basis as we believe this presentation facilitates the comparison of Jostens' results with the corresponding periods in 2002. In addition, we have adjusted our combined operating results for the periods ended September 27, 2003 for the impact of purchase accounting as we believe this further enhances comparability to the corresponding periods in 2002.

        The foregoing information may contain financial measures other than in accordance with generally accepted accounting principles, and should not be considered in isolation from or as a substitute for our historical consolidated financial statements. In addition, the adjusted combined operating results may not reflect the actual results we would have achieved absent the adjustments and may not be predictive of future results of operations. We present this information because we use it to monitor and evaluate our ongoing operating results and trends, and believe it provides investors with an understanding of our operating performance over comparative periods.

        In the text below, financial statement amounts have been rounded and the percentage changes are based on the financial statements.

Nine Months Ended September 27, 2003 Compared to the Nine Months Ended September 28, 2002

        The following table sets forth selected information derived from our Condensed Consolidated Statements of Operations and presents this information as a percentage of net sales:

	Jostens Holdings July 30, 2003-September 27, 2003	Jostens December 29, 2002-July 29, 2003	Combined Nine Months Ended September 27, 2003	Adjusted Combined Nine Months Ended September 27, 2003	Jostens Nine Months Ended September 28, 2002
		(In thousands)
Net sales	$86,163	$504,058	$590,221	$590,221	$571,912
% of net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of products sold	73,492	218,594	292,086	260,939 (1)	248,639
% of net sales	85.3%	43.4%	49.5%	44.2%	43.5%

Gross profit	12,671	285,464	298,135	329,282	323,273
% of net sales	14.7%	56.6%	50.5%	55.8%	56.5%
Selling and administrative expenses	46,797	196,430	243,227	236,432 (2)	226,825
% of net sales	54.3%	39.0%	41.2%	40.1%	39.7%
Loss on redemption of debt	99	13,878	13,977	13,977	1,765
% of net sales	0.1%	2.8%	2.4%	2.4%	0.3%
Transaction costs	—	30,960	30,960	30,960	—
% of net sales	—	6.1%	5.2%	5.2%	—

Operating (loss) income	(34,225)	44,196	9,971	47,913	94,683
% of net sales	(39.7)%	8.8%	1.7%	8.1%	16.6%
Net interest expense	11,135	32,446	43,581	44,480 (3)	50,830
% of net sales	12.9%	6.4%	7.4%	7.5%	8.9%

(Loss) income from continuing operations before income taxes	(45,360)	11,750	(33,610)	3,433	43,853
% of net sales	(52.6)%	2.3%	(5.7)%	0.6%	7.7%
(Benefit from) provision for income taxes	(15,421)	8,695	(6,726)	7,924 (4)	18,225
% of net sales	(17.9)%	1.7%	(1.1)%	1.3%	3.2%

(Loss) income from continuing operations	(29,939)	3,055	(26,884)	(4,491)	25,628
% of net sales	(34.7)%	0.6%	(4.6)%	(0.8)%	4.5%
Discontinued operations, net of tax	—	—	—	—	940
% of net sales	—	—	—	—	0.2%
Cumulative effect of accounting change, net of tax	—	4,585	4,585	4,585	—
% of net sales	—	0.9%	0.8%	0.8%	—

Net loss	$(29,939)	$7,640	$(22,299)	$94	$26,568
% of net sales	(34.7)%	1.5%	(3.8)%	—%	4.6%

(1)
Adjusted to reverse $29.1 million of excess purchase price allocated to inventory and $2.0 million of amortization expense for excess purchase price allocated to an intangible asset for order backlog, both items reflected as charges to cost of products sold in the post-merger period.

(2)
Adjusted to reverse $6.8 million of amortization expenses for excess purchase price allocated to various intangible assets reflected as a charge to selling and administrative expenses in the post-merger period.

(3)
Adjusted to reverse $0.9 million of excess purchase price allocated to a premium on the senior subordinated notes reflected as a reduction to interest expense in the post-merger period.

(4)
Reflects reversal of $14.7 million of income tax benefit on the adjusted items above.

Net Sales

        Net sales increased $18.3 million, or 3.2%, to $590.2 million for the nine months ended September 27, 2003 from $571.9 million for the same period last year. The increase in net sales resulted from price increases yielding an aggregate effect of approximately 2.0% and volume/mix increases averaging approximately 1.2%. The fluctuation attributable to price increases is net of the effect of a shift in jewelry product mix toward non-precious metals with lower price points. Specific factors contributing to the increase in volume/mix include:

  •
  net account growth across most of Jostens' product lines;

  •
  an increase in the number of individual orders for graduation products and higher average purchases per school;

  •
  higher average order size in printing due to an increase in the number of color pages per yearbook;

  •
  volume associated with Jostens' acquisition of a photography business; and

  •
  a favorable currency fluctuation for Jostens' Canadian operations.

        These increases were partially offset by lower commercial printing volume and slightly lower same school buy rates for high school class rings compared to last year.

Gross Profit

        During the post-merger period, Jostens reflected $29.1 million of excess purchase price allocated to inventory and $2.0 million of amortization expense for excess purchase price allocated to an intangible asset for order backlog as charges to cost of products sold. Excluding the impact of purchase accounting, gross profit increased $6.0 million, or 1.9%, to $329.3 million for the nine months ended September 27, 2003 from $323.3 million for the same prior year period. As a percentage of net sales, gross profit margin decreased 0.7 percentage points to 55.8% for the current nine-month period from 56.5% for the same period last year.

        This decrease in gross profit margin is primarily due to additional production costs and production inefficiencies incurred to address the difficulties encountered with the ERP system implementation, which we estimate ranges between $3.0 and $4.0 million. Furthermore, gross profit results were negatively impacted by increased gold prices compared to last year and a shift in jewelry product mix toward less profitable non-precious metals. Gross profit results were positively impacted by general price increases across all product lines and a favorable sales mix of Jostens' printing products resulting from increased higher margin yearbook volume relative to lower margin commercial printing volume.

Selling and Administrative Expenses

        During the post-merger period, Jostens reflected $6.8 million of amortization expense for excess purchase price allocated to intangible assets as a charge to selling and administrative expenses. Excluding the impact of purchase accounting, selling and administrative expenses increased $9.6 million, or 4.2%, to $236.4 million for the nine months ended September 27, 2003 from $226.8 million for the same prior year period. As a percentage of net sales, selling and administrative expenses increased 0.4 percentage points to 40.1% for the current nine-month period from 39.7% for the same period last year.

        The remaining $9.6 million increase is primarily due to the following:

  •
  higher commission expense as a result of increased sales;

  •
  additional investment in our customer service and support functions;

  •
  higher spending on information systems and customer service support to address the difficulties encountered with the ERP system implementation, which we estimate ranges between $3.0 and $4.0 million; and

  •
  a combination of severance costs, a legal settlement and acquisition related expenses, which we estimate ranges between $1.0 and $2.0 million.

        These increases were partially offset by lower general and administrative expense compared to last year.

Loss on Redemption of Debt

        As a result of refinancing Jostens' senior secured credit facility, Jostens recognized a loss of $13.9 million consisting of unamortized deferred financing costs. Also during the quarter ended September 27, 2003, Jostens purchased $3.5 million principal amount of the Jostens Notes pursuant to a change of control offer commenced on July 30, 2003 and recognized an additional loss of $0.1 million. In the comparable prior year period, Jostens voluntarily redeemed $7.5 million principal amount of the notes and recognized a loss of $1.8 million.

Transaction Costs

        Jostens incurred $31.0 million of transaction expenses in connection with the merger consisting primarily of investment banking fees, legal and accounting fees, compensation expense related to stock option payments and a charge to write off prepaid management fees.

Net Interest Expense

        Excluding the impact of purchase accounting, net interest expense decreased $6.4 million to $44.5 million for the nine months ended September 27, 2003 as compared to $50.8 million for the nine months ended September 28, 2002. The decrease was due to a lower average outstanding debt balance and lower average interest rates offset by the inclusion of $3.9 million of interest expense associated with the Jostens Preferred Stock and JIHC preferred stock in the current year.

Operating Income

        Excluding the impact of purchase accounting, the loss on redemption of debt and the transaction costs incurred in connection with the merger, operating income decreased $3.6 million to $92.9 million for the nine months ended September 27, 2003 from $96.5 million for the same prior year period. Higher spending on selling and administrative expenses more than offset the effects of improved net sales and lower interest expense.

(Benefit From) Provision for Income Taxes

        Excluding the impact of purchase accounting, our effective tax rate was 230.8% for the nine months ended September 27, 2003 compared to 41.6% for the same period last year. The increase reflects the impact of non-deductible transaction related costs of approximately $9.0 million and nondeductible interest of $3.9 million. Our effective rate of tax benefit for the post-merger period of fiscal 2003 is 35.0%. The rate of benefit is less than our historical effective income tax rate due primarily to the unfavorable impact of non-deductible interest expense attributable to the adoption of SFAS 150 combined with our anticipated loss position for the period.

Cumulative Effect of Accounting Change

        Jostens recognized a cumulative effect of an accounting change upon adoption of SFAS 150 on June 29, 2003. Jostens assessed the value of the Jostens Preferred Stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, resulting in an adjustment of $4.6 million. Jostens did not provide any tax provision in connection with the adoption of SFAS 150 because payment of the related preferred dividend and the discount amortization are not tax deductible.

Net Income/Loss

        Excluding the impact of purchase accounting, net income decreased $26.5 million, or 99.6%, to $0.1 million for the nine months ended September 27, 2003 from $26.6 million for the same prior year period. In summary, our results for the nine-month period were negatively impacted by higher spending on selling and administrative expenses, transaction fees and related costs incurred in connection with the merger and refinancing. Our results were favorably impacted by increased net sales, lower net interest expense and the cumulative effect of adopting SFAS 150.

Year Ended December 28, 2002 Compared to the Year Ended December 29, 2001

Net Sales

        Net sales increased $19.4 million, or 2.6%, to $756.0 million for 2002 from $736.6 million for 2001. The increase in net sales resulted from price increases across all product lines averaging approximately 2.2% and slight volume/mix increases. Specific factors contributing to the increase in net sales from 2001 to 2002 include:

  •
  increased volume as a result of net account growth across most of Jostens' product lines;

  •
  increased volume in printing due to an increase in the number of pages per yearbook including more color pages; and

  •
  territory additions and new product development in photography.

        These increases were partially offset by the following:

  •
  decreased volume in the jewelry and graduation product lines as a result of the loss of a large college customer;

  •
  decreased jewelry revenue attributed to a shift in product mix toward non-precious metals with lower price points;

  •
  volume decreases in jewelry due to a slight decline in the number of rings sold per high school;

  •
  volume decreases in graduation products due to lower dollars spent per student; and

  •
  decreased volume in printing due to less commercial volume.

Gross Profit

        Gross profit increased $14.7 million, or 3.5%, to $440.0 million for 2002 from $425.3 million for 2001. As a percentage of net sales, gross profit margin increased 0.50% to 58.2% in 2002 from 57.7% in 2001. The increase in gross profit margin is attributed to:

  •
  general price increases across all product lines;

  •
  continued improvement in plant efficiencies including the implementation of lean manufacturing principles; and

  •
  a favorable sales mix of our printing products resulting in increased higher margin yearbook volume and decreased lower margin commercial printing volume.

        These profit improvements were partially offset by an increase in the price of gold compared to 2001, higher employee benefit costs and a general shift in consumer spending toward lower-priced products with lower profit margins in some of our product lines.

Selling and Administrative Expenses

        Selling and administrative expenses increased $5.5 million, or 1.8%, to $306.4 million for 2002 from $300.9 million for 2001. As a percentage of net sales, selling and administrative expenses decreased 0.40% to 40.5% for 2002 compared to 40.9% for 2001. The $5.5 million increase is primarily due to:

  •
  higher spending on information systems related to the upgrade of Jostens' transaction processing system and application development in one of our product lines and

  •
  higher commissions and general and administrative expenses, both as a result of increased sales.

        These increases were partially offset by reduced spending for outside legal counsel in connection with the resolution of a specific legal matter pending in 2001.

Loss on Redemption of Senior Subordinated Notes Payable

        As a result of redeeming $7.5 million principal amount of the Jostens Notes, Jostens recognized a loss of $1.8 million in 2002 consisting of a $0.8 million write-off of unamortized original issuance discount and deferred financing costs and a $1.0 million premium paid on redemption of the notes.

Net Interest Expense

        Net interest expense decreased $9.4 million, or 12.3%, to $67.3 million for 2002 as compared to $76.8 million for 2001. The decrease was due to a lower average outstanding debt balance and a lower average interest rate as a result of refinancing a portion of Jostens' senior secured credit facility combined with the effects of general market conditions.

Provision for Income Taxes

        Jostens' effective tax rate for continuing operations was 56.2% for 2002 compared to 41.2% for 2001. The increase was due primarily to the effect of additional federal and state income taxes attributable to earnings repatriated from Jostens' Canadian subsidiary.

Income from Continuing Operations

        Income from continuing operations increased $1.7 million, or 6.5%, to $28.3 million for 2002 from $26.5 million for 2001 as a result of increased net sales, improved gross profit margin and lower net interest expense offset by an increase in Jostens' provision for income taxes.

Year Ended December 29, 2001 Compared to the Year Ended December 30, 2000

Net Sales

        Net sales increased $12.0 million, or 1.7%, to $736.6 million for 2001 from $724.6 million for 2000. The increase in net sales resulted from price increases in most of Jostens' product lines averaging approximately 3.0% offset partially by volume/mix decreases of 1.3%. Specific factors contributing to the increase in net sales from 2000 to 2001 include:

  •
  increased volume in printing due to an increase in delivered yearbook copies per school;

  •
  increased volume in printing due to an increase in the number of pages per yearbook including more color pages;

  •
  increased volume in printing due to higher commercial volume; and

  •
  territory additions and new product development in photography.

        These increases were partially offset by the following:

  •
  decreased volume in printing due to declines in yearbook add-on features and the number of school accounts;

  •
  decreased volume in jewelry due to a decline in the number of rings sold per high school;

  •
  volume decreases in graduation products due to decreased buy rates and dollars spent per student; and

  •
  unfavorable foreign exchange variance on Canadian sales.

Gross Profit

        Gross profit increased $5.8 million, or 1.4%, to $425.3 million for 2001 from $419.5 million for 2000. As a percentage of net sales, gross profit margin decreased slightly to 57.7% in 2001 from 57.9% in 2000. The slight decrease was primarily the result of unfavorable manufacturing variances associated with lower volumes for jewelry and graduation products in the high school market combined with unfavorable foreign exchange variances for Canadian manufacturing costs. This decrease was partially offset by Jostens' continued emphasis on manufacturing efficiencies including the implementation of lean manufacturing principles.

Selling and Administrative Expenses

        Selling and administrative expenses decreased $0.8 million, or 0.3%, to $300.9 million for 2001 from $301.7 million for 2000. As a percentage of net sales, selling and administrative expenses decreased 0.70% to 40.9% for 2001 compared to 41.6% for 2000. The decrease reflects lower spending on information systems and lower commission expenses primarily due to volume decreases in jewelry and graduation announcements in the high school market combined with changes in the commission program for Canadian sales. These decreases were offset by:

  •
  higher selling and marketing expenses related to programs and initiatives;

  •
  higher customer service expenses related to additional temporary labor in order processing; and

  •
  higher general and administrative expenses due to full year amortization of our prepaid management fee in 2001 compared to a partial year in 2000 and increased costs for outside legal counsel associated with a specific legal matter in 2001.

Special Charges

        During 2001, Jostens recorded special charges totaling $2.5 million. Jostens incurred costs of $2.1 million for severance and related separation benefits in connection with the departure of a senior executive and two other management personnel. In addition, Jostens elected to terminate its joint venture operations in Mexico City, Mexico and took a charge of $0.4 million, primarily to write off the net investment. Jostens utilized $2.3 million of the aggregate special charge in 2001 and less than $0.1 million in 2002. The remaining liability of $0.2 million is classified in "other current liabilities" in Jostens' Consolidated Balance Sheet as it primarily consists of separation benefits was paid out over the first six months of 2003 as specified under the separation agreement.

Net Interest Expense

        Net interest expense increased $17.9 million, or 30.3%, to $76.8 million for 2001 as compared to $58.9 million for 2000. The increase is due to the full year impact of Jostens' recapitalization financing, which occurred on May 10, 2000, offset by a declining outstanding debt balance and a lower average interest rate.

Provision for Income Taxes

        Jostens' effective tax rate for continuing operations was 41.2% for 2001 compared to 289.2% for 2000, which reflected the 2000 impact of non-deductible transaction costs of approximately $27.0 million.

Income (Loss) from Continuing Operations

        Income from continuing operations increased $37.0 million to $26.5 million for 2001 from a loss of $10.5 million for 2000 largely as a result of transaction costs of $46.4 million incurred in 2000 associated with the merger and recapitalization on May 10, 2000.

Discontinued Operations

        In December 2001, Jostens' board of directors approved a plan to exit its former Recognition business in order to focus the company's resources on its core School Products business. The results of the Recognition business are reflected as discontinued operations in Jostens' Consolidated Statement of Operations for all periods presented. The following table sets forth revenue and loss from discontinued operations.

	2002	2001	2000
	In thousands
Revenue from external customers	$—	$55,913	$80,450
Pre-tax loss from operations of discontinued operations before measurement date	—	(9,036)	(3,372)
Pre-tax gain (loss) on disposal	2,708	(27,449)	—
Income tax (expense) benefit	(1,071)	14,045	1,075

Gain (loss) on discontinued operations	$1,637	$(22,440)	$(2,297)

        As a result of problems encountered with a system implementation that took place in 1999, revenue from the discontinued business continued to decline in 2001. Furthermore, in 2001, the pre-tax loss from the results of discontinued operations included costs to hire, train and support a new sales force following the loss of seasoned sales representatives in 1999 and 2000.

        During 2001, the results of discontinued operations encompassed the period through the December 3, 2001 measurement date. The $27.4 million pre-tax loss on disposal of the discontinued business consisted of a non-cash charge of $11.1 million to write off certain net assets of the Recognition business plus a $16.3 million charge for accrued costs related to exiting the Recognition business.

        During 2002, Jostens reversed $2.3 million of the accrued charges based on our revised estimates for employee separation costs and phase-out costs. Of the total adjustment, $0.5 million resulted from modifying Jostens' anticipated workforce reduction from 150 to 130 full-time positions and $1.8 million resulted from lower information systems, customer service and internal support costs and lower receivable write-offs than originally anticipated. In addition, Jostens reversed $0.4 million in other liabilities for a total pre-tax gain on discontinued operations of $2.7 million ($1.6 million net of tax).

Components of the accrued disposal costs, which are included in "current liabilities of discontinued operations" in Jostens' Consolidated Balance Sheet are as follows:

	Initial charge	Prior accrual	Net adjustments in 2002	Utilization 2002	Balance 2002
	In thousands
Employee separation benefits and other related costs	$6,164	$—	$(523)	$(5,109)	$532
Phase-out costs of exiting the Recognition business	4,255	—	(1,365)	(2,591)	299
Salesperson transition benefits	2,855	1,236	(191)	(767)	3,133
Other costs related to exiting the Recognition business	3,018	1,434	(228)	(4,224)	—

	$16,292	$2,670	$(2,307)	$(12,691)	$3,964

        Separation benefits will continue to be paid out in 2003 over the benefit period as specified under Jostens' severance plan and transition benefits will continue to be paid through 2004.

Liquidity and Capital Resources

        Our primary cash needs are for debt service obligations, capital expenditures, working capital and general corporate purposes. As of September 27, 2003, we had cash and cash equivalents of $11.6 million.

Operating Activities

        Operating activities used cash of $55.8 million during the nine months ended September 27, 2003 compared to $35.0 million for the same prior year period. The decline in operating cash flow was largely due to $31.0 million of transaction related expenses.

        Operating activities generated cash of $55.5 million in 2002 compared with $71.6 million in 2001 and $35.5 million in 2000. The following items contributed to the decline in operating cash flow in 2002:

  •
  smaller improvements in inventory levels and customer deposits received than in 2001;

  •
  an approximate $17 million payment for federal and state income taxes including interest charges in connection with the completion of an IRS audit discussed below; and

  •
  the use of cash for severance and phase-out costs of discontinued operations, net of asset collections.

        Partially offsetting the above items, operating cash flow was favorably impacted in 2002 by an increase in net income mainly as a result of the $22.4 million loss on discontinued operations incurred in 2001, but also as a result of a $9.2 million increase in operating income, exclusive of special charges and the loss on redemption of the Jostens Notes payable, and a $9.4 million decrease in net interest expense compared to 2001. The increase in net income was offset, however, by a $17.6 million increase in Jostens' provision for income taxes from continuing operations due to higher taxable income plus additional federal and state income taxes attributable to earnings repatriated from its Canadian subsidiary.

        During 2002, Jostens agreed to certain adjustments proposed by the Internal Revenue Service (the "IRS") in connection with its audit of its federal income tax returns filed for years 1996 through 1998. As a result of the audit, Jostens agreed to pay additional federal taxes of $11.3 million. Combined with additional state taxes and interest charges, the liability related to these adjustments, which had previously been accrued, was approximately $17 million. In addition, Jostens has filed an appeal with the IRS concerning a further proposed adjustment of approximately $8 million. While the appeal process may take up to two years to complete, Jostens believes the outcome of this matter will not have a material impact on its results of operations.

        The $36.1 million increase in operating cash flow in 2001 over 2000 was primarily due to higher net income mainly as a result of transaction costs incurred in 2000 of $46.4 million related to the merger and recapitalization, but also as a result of a $6.6 million increase in operating income exclusive of special charges and the transaction costs. The increase in net income was partially offset by a $20.1 million increase in loss on discontinued operations and a $17.8 million increase in net interest expense compared to 2000. In addition, cash was favorably impacted by reduced inventories and the timing of customer deposits. Also in 2000, Jostens recorded a non-cash charge of $6.7 million for equity losses and a write-down to zero against its investment in two privately held Internet companies and a non-cash charge of $5.9 million for the net of tax cumulative effect of our change in method of accounting for certain sales transactions.

Investing Activities

        Investing activities used cash of $444.8 million during the nine months ended September 27, 2003 compared to $17.3 million for the same prior year period. In January 2003, Jostens acquired the assets of a photography business for $5.0 million in cash and in September 2003, Jostens acquired the assets of a printing business for $10.9 million in cash. In July 2003, Jostens Holdings acquired $417.9 million of equity in Jostens. Capital expenditures for the nine months ended September 27, 2003 were $15.7 million compared to $16.8 million for the same period last year. The decrease is due to the timing of spending on several items compared to last year including information systems, expansion of our color printing capacity and replacement projects.

        Capital expenditures in 2002, 2001 and 2000 were $22.8 million, $22.7 million and $22.2 million, respectively, reflecting comparable aggregate spending on technology, expansion of Jostens' color printing capacity and replacement projects in all three years.

        In 2001, investing activities included proceeds of $4.0 million from the sale of Jostens' distribution facility in Memphis, Tennessee and proceeds of $2.5 million from the sale of certain assets of its Recognition business. These items are included in discontinued operations in Jostens' Consolidated Statement of Operations. In 2000, Jostens sold its minority equity position in a privately held Internet company for $5.0 million, which resulted in no gain or loss.

Financing Activities

        Jostens Holdings' is a holding company with no operations or assets of its own other than the capital stock of its subsidiaries. Operations are conducted through our subsidiaries and our ability to make payments on the notes is dependent on the earnings and the distribution of funds from our subsidiaries through loans, dividends or otherwise. However, none of our subsidiaries is obligated to make funds available to us for payment on the notes. The terms of the new senior secured credit facility significantly restrict Jostens from paying dividends and otherwise transferring assets to JIHC and Jostens Holdings, except for administrative, legal and accounting services. Further, the terms of the indenture governing the Jostens Notes and the certificate of designation governing the Jostens Preferred Stock significantly restrict Jostens and its other subsidiaries from paying dividends and otherwise transferring assets to JIHC and Jostens Holdings. As a condition to making such payments Jostens must have a Consolidated Coverage Ratio of at least 2.25 to 1 after giving effect to any such payments, calculated in accordance with a formula based on 50% of consolidated net income less 100% of consolidated net losses.

        Financing activities provided cash of $506.4 million during the nine months ended September 27, 2003 compared to $29.1 million for the same prior year period. In connection with the merger, we received proceeds from the issuance of redeemable preferred shares of $100.0 million and proceeds from the issuance of shares of common stock of $322.9 million, of which $2.9 represents the rollover of certain equity interests held by management. As a result of the merger, Jostens received $417.9 million of proceeds from a capital contribution by JIHC. Jostens used the proceeds from the capital contribution along with borrowings under its senior secured credit facilities to repurchase all of its previously outstanding common stock, warrants and options. Jostens paid $471.0 million to holders of its common stock and warrants representing $48.25 per share. In addition, Jostens incurred $12.6 million of capitalized merger costs.

        Also in connection with the Merger, Jostens received $475.0 million of term loan borrowings under its new senior secured credit facility and repaid $371.1 million of outstanding indebtedness under the former credit facility. In addition, Jostens incurred transaction fees and related costs of $20.2 million associated with the new senior secured credit facility, which have been capitalized and are being amortized as interest expense over the lives of the facilities.

        Also during the quarter ended September 27, 2003, Jostens purchased $3.5 million principal amount of the Jostens Notes pursuant to a change of control offer commenced on July 30, 2003 for $3.7 million.

        As of September 27, 2003, there was $77.1 million outstanding in the form of short-term borrowings, including $13.9 million at Jostens' Canadian subsidiary, at a weighted average interest rate of 4.77% and an additional $12.0 million outstanding in the form of letters of credit, leaving $60.9 million available under Jostens' revolving credit facility.

        Net cash used for financing activities in 2002, 2001 and 2000 was $64.8 million, $39.3 million and $29.3 million, respectively. Substantially all of the net cash used for financing activities in 2002 and 2001 related to principal payments on Jostens' long-term debt. During 2002 and 2001, Jostens made scheduled principal payments of $20.9 million and $14.9 million, respectively, and voluntarily prepaid an additional $40.0 million and $24.0 million, respectively, of principal on its senior secured credit facility. Also during 2002, Jostens voluntarily redeemed $7.5 million principal amount of the Jostens Notes for $8.5 million.

        During 2002, Jostens reacquired 79,015 warrants to purchase 149,272 actual equivalent shares of common stock for total consideration paid of $2.7 million. The detachable warrants were issued with the Jostens Notes. Jostens may, from time to time, purchase outstanding debt and equity securities for cash in private transactions, in the market or otherwise, subject to compliance with its debt and preferred stock commitments.

        Net cash used for financing activities in 2000 consisted of proceeds from the senior secured credit facility, issuance of the Jostens Notes, issuance of the Jostens Preferred Stock and issuance of common stock tendered in the merger, the pay-off of credit facilities existing prior to the merger and a $16.0 million voluntary principal payment on Jostens' senior secured credit facility.

        The Jostens Notes are not collateralized and are subordinate in right of payment to the new senior secured credit facility, which is collateralized by substantially all the assets of Jostens' operations and all of Jostens' capital stock (limited to 65% in the case of foreign subsidiaries). The new senior secured credit facility requires that Jostens meet certain financial covenants, ratios and tests, including a maximum leverage ratio and a minimum interest coverage ratio. In addition, Jostens is required to pay certain fees in connection with the new senior secured credit facility, including letter of credit fees, agency fees and commitment fees. The senior secured credit facility and the notes contain certain cross-default provisions whereby a violation of a covenant under one debt obligation would, consequently, violate covenants under the other debt obligation. As of September 27, 2003, Jostens was in compliance with all covenants. The $214.0 million in Jostens Notes come due May 2010. In addition, mandatory interest obligations on the Jostens Notes are $13.6 million semi-annually through May 2010.

        The Jostens Preferred Stock had an initial liquidation preference of $60.0 million and holders are entitled to receive dividends at 14.0% per annum, compounded quarterly, which are payable either in cash or in additional shares of the Jostens Preferred Stock. Jostens plans to pay dividends in additional shares of Jostens Preferred Stock for the foreseeable future. Shares of Jostens Preferred Stock are subject to mandatory redemption by Jostens in May 2011.

        We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on these notes when due. See "Description of Other Indebtedness."

        Jostens' ability to make scheduled principal payments on existing indebtedness or to refinance its indebtedness, including the Jostens Notes, will depend on its future financial and operating performance, which to a certain extent is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based on the current anticipated level of operations, Jostens believes that cash flows from operations and available cash, together with available borrowings under the new senior secured credit facility will be adequate to meet its anticipated future requirements for working capital, budgeted capital expenditures and scheduled payments of principal and interest on its indebtedness for the next twelve months. Jostens may, however, need to refinance all or a portion of the principal of the notes on or prior to maturity. There can be no assurance that Jostens' business will generate sufficient cash flows from operations or that future borrowings will be available under the new senior secured credit facility in an amount sufficient to enable Jostens to service its indebtedness, including the notes. In addition, there can be no assurance that Jostens will be able to effect any refinancing on commercially reasonable terms, or at all.

Contractual Obligations

        The following table shows due dates and amounts of our contractual obligations, as of September 27, 2003, assuming completion of the offering of the notes and application of the net proceeds therefrom:

	Payments Due by Period
	Total	2003	2004	2005	2006	2007	Thereafter
	In thousands
Long-term debt excluding discount	$478,705	$—	$23,935	$29,919	$41,887	$47,870	$335,094
Revolving credit facility(1)	77,112	77,112	—	—	—	—	—
Operating leases	5,165	863	2,746	1,149	393	14	—
Gold forward contracts(2)	6,136	6,136	—	—	—	—	—
Jostens Preferred Stock(3)	272,630	—	—	—	—	—	272,630
Jostens Holdings notes(4)	247,200	—	—	—	—	—	247,200

Total contractual cash obligations	$1,086,948	$84,111	$26,681	$31,068	$42,280	$47,884	$854,924

(1)
Amounts may be repaid and then reborrowed under the revolving credit facility, which matures on July 29, 2008. Excludes $12.0 million of letters of credit.

(2)
Excludes $7.5 million under contracts entered into subsequent to September 27, 2003.

(3)
Includes payment-in-kind dividends compounded quarterly through maturity in May 2011.

(4)
Reflects amount due at maturity.

Critical Accounting Policies

        We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements, so we consider these to be our critical accounting policies. Because of the uncertainty inherent in these matters, actual results could differ from the estimates we used in applying the critical accounting policies. Within the context of these critical accounting policies, we are not currently aware of any reasonably likely event that would result in materially different amounts being reported.

Revenue Recognition

        We recognize revenue when the earnings process is complete, evidenced by an agreement between us and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed and determinable. Provisions for warranty costs, which are primarily related to our jewelry products, are recorded based on historical information and current trends.

Allowance for Sales Returns

        We make estimates of potential future product returns related to current period product revenue. We analyze historical returns, current economic trends and changes in customer demand and acceptance of our products when evaluating the adequacy of the allowance for sales returns. Significant management judgments and estimates must be made and used in connection with establishing the allowance for sales returns in any accounting period. Material differences could result in the amount and timing of our revenue for any period if we made different judgments or utilized different estimates. On a historical basis, the actual returns have not exceeded the estimates made by management.

Allowance for Doubtful Accounts and Allowance for Salespersons Overdrafts

        We make estimates of potentially uncollectible customer accounts receivable and receivables arising from sales representative draws paid in excess of earned commissions. Our reserves are based on an analysis of customer and salesperson accounts and historical write-off experience. Our analysis includes the age of the receivable, customer or salesperson creditworthiness and general economic conditions. We believe the results could be materially different if historical trends do not reflect actual results or if economic conditions worsened. On a historical basis, the actual uncollectible accounts have not exceeded the estimates made by management.

Goodwill and Indefinite-Lived Intangible Assets

        We adopted Statement of Financial Accounting Standards (SFAS) 142, "Goodwill and Intangible Assets" and as a result discontinued the amortization of goodwill. Goodwill and indefinite-lived intangible assets are tested for impairment annually or whenever an impairment indicator arises. If events or circumstances change, including reductions in anticipated cash flows generated by operations, goodwill and indefinite-lived intangible assets are could become impaired and result in a charge to earnings.

Pension and Postretirement Benefits

        Pension and other postretirement benefit costs and obligations are dependent on assumptions used to develop the actuarial valuation of such amounts. These assumptions include discount rates, expected return on plan assets, rate of compensation increases, health care cost trend rates, mortality rates and other factors. The actuarial assumptions used in our pension and postretirement reporting are reviewed annually and compared with external benchmarks to ensure that they accurately account for our future pension obligations. While we believe that the assumptions used are appropriate, differences in actual experience or changes in the assumptions could materially affect our financial position or results of operations.

Income Taxes

        As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items such as capital assets for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our Consolidated Balance Sheet. We must then assess the likelihood that our deferred tax assets will be recovered from taxable income of the appropriate character within the carryback or carryforward period and to the extent we believe that recovery is not likely, we must establish a valuation allowance. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our deferred tax assets. We have estimated a tax valuation allowance related to capital loss and foreign tax credit carryforwards because we believe the tax benefits are not likely to be fully realized.

New Accounting Standards

SFAS 149—Amendment of Statement 133 on Derivative Instruments and Hedging Activities

        In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS 149, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133. In general, SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Jostens does not expect that the adoption of SFAS 149 will have a material impact on its financial position or results of operations.

SFAS 150—Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

        In May 2003, the FASB issued SFAS 150, which establishes standards for how certain financial instruments with characteristics of both liabilities and equity are classified and requires that a financial instrument that is within its scope be classified as a liability (or as an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for existing issuances at the beginning of the first interim period beginning after June 15, 2003. Accordingly, Jostens reclassified the Jostens Preferred Stock ($73.2 million at September 27, 2003), to the liabilities section of its Condensed Consolidated Balance Sheet.

SFAS 143—Accounting for Asset Retirement Obligations

        In June 2001, the FASB issued SFAS 143, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Jostens implemented this statement on December 29, 2002, the beginning of its fiscal year.

SFAS 145—Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections

        In April 2002, the FASB issued SFAS 145, which rescinds SFAS 4, "Reporting Gains and Losses from Extinguishments of Debt," SFAS 44, "Accounting for Intangible Assets of Motor Carriers" and SFAS 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and amends SFAS 13, "Accounting for Leases." During 2002, Jostens adopted the provisions of SFAS 145. Accordingly, for 2002 the $1.8 million loss on redemption of the Jostens Notes has been classified as an operating expense as it does not meet the criteria to be classified as an extraordinary loss.

SFAS 146—Accounting for Costs Associated with Exit or Disposal Activities

        In June 2002, the FASB issued SFAS 146, which clarifies the accounting for costs associated with exit or disposal activities. Jostens implemented this statement for all activities occurring subsequent to December 28, 2002.

SFAS 148—Accounting for Stock-Based Compensation—Transition and Disclosure

        In December 2002, the FASB issued SFAS 148, which amends SFAS 123 "Accounting for Stock-Based Compensation." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS 123 and APB 28, "Interim Financial Reporting," to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Jostens will continue to account for stock-based compensation in accordance with APB 25. As such, Jostens does not expect SFAS 148 to have a material effect on its financial statements. Jostens has adopted the disclosure-only provisions of SFAS 148 as of December 28, 2002.

FIN 45—Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others

        In November 2002, the FASB issued Interpretation (FIN) 45, which requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 also expands the disclosures required by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Jostens does not expect FIN 45 to have a material effect on its financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

        Jostens is subject to market risk associated with changes in interest rates, foreign currency exchange rates and commodity prices. To reduce any one of these risks, Jostens may at times use financial instruments. All hedging transactions are authorized and executed under clearly defined policies and procedures, which prohibit the use of financial instruments for trading purposes.

Interest Rate Risk

        Jostens is subject to market risk associated with changes in the London Interbank Offered Rate (LIBOR) in connection with its new senior secured credit facility. Jostens periodically prepares a sensitivity analysis to estimate our exposure to market risk on our floating rate debt. If short-term interest rates or the LIBOR averaged 10% more or less in 2002 and 2001, our interest expense would have changed by $2.4 million and $3.2 million, respectively.

Foreign Currency Risk

        From time to time, Jostens may enter into foreign currency contracts to hedge purchases of inventory denominated in foreign currency. The purpose of these hedging activities is to protect Jostens from the risk that inventory purchases denominated in foreign currencies will be adversely affected by changes in foreign currency rates. Jostens' principal currency exposures relate to the Canadian dollar and the euro. Jostens considers its market risk in such activities to be immaterial. Jostens' foreign operations are primarily in Canada, and substantially all transactions are denominated in the local currency.

Commodity Price Risk

        Jostens is subject to market risk associated with changes in the price of gold. To mitigate its commodity price risk, Jostens enters into gold forward contracts based upon the estimated ounces needed to satisfy projected customer requirements. Jostens periodically prepares a sensitivity analysis to estimate its exposure to market risk on our open gold forward purchase contracts. The market risk associated with these contracts was $0.2 million and $0.7 million as of the end of 2002 and 2001, respectively, and was estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in fair value and giving effect to the increase in fair value over Jostens' aggregate forward contract commitment.

BUSINESS

        We are the nation's leading provider of school-related affinity products and services. Our school-related affinity products consist of three product lines: yearbooks, class rings and graduation products. We also have a growing photography business and are the leading provider of school photography services in Canada. We have a 106-year history of providing quality products, which has enabled us to develop long-standing relationships with school administrators throughout the country.

Industry Overview

School-Related Affinity Products Overview

        We define the school-related affinity products market, the primary market in which we operate, as consisting of sales of yearbooks, rings and graduation products to North American high schools, which consist of schools with grades ranging from at least seventh grade through twelfth grade, and colleges, which consist of two- and four-year colleges and universities. We estimate this market represents $1.5 billion in annual revenues. We believe our consistent revenue growth through economic cycles is characteristic of this market. Although we make our products available at all levels of schools, our primary focus is on approximately 16,500 U.S. high schools, with a secondary focus on the approximately 5,300 U.S. colleges and universities. We believe we are the market leader with an estimated 40-50% market share. Many products within our industry are available only through a school-endorsed supplier during a school-sponsored ordering event, while others are available from alternative product suppliers and through alternative channels, including retail and the Internet.

        Historically, growth in the school-related affinity products market has been correlated with both the number of total graduates and the total school population, primarily at the high school level. According to the U.S. Department of Education, the number of high school graduates increased from 2.5 million in 1992 to 2.9 million in 2002, representing a compound annual growth rate, or CAGR, of 1.5%. The U.S. Department of Education expects continued growth in the next decade.

School Photography Overview

        We participate in the estimated $2.7 billion North American school photography industry, which consists primarily of school day photography packages for elementary and junior high students and portraits for graduates at the high school and college levels. The industry is fragmented and consists of the industry leader, LifeTouch Inc., several smaller national competitors and many independent local dealers and professional photographers. We are the leading provider of student photography products and services in Canada with an estimated market share of more than 30%. In the United States, we have a small but growing presence in the school day segment of the industry. We also have minor positions in the sports and events segment of the market.

Competitive Strengths

        We believe that we are distinguished by the following competitive strengths:

        Market Leader in School-Related Affinity Products.    With over 100 years of experience in the school-related affinity products industry, we are the North American leader in the estimated $1.5 billion market for yearbooks, class rings and graduation products. We believe we have an estimated market share of 40-50% in our major product lines, and we execute over 11 million transactions annually, mostly with high school students and parents. Over time, our brand has become synonymous with high quality, personalized customer service and on-time delivery. We offer a broad product line and have a customer base of over 25,000 schools. Our sales representatives work closely with administrators, advisors and students over the course of each school year to provide a range of products, services and programs that are aligned with educational goals while simultaneously supporting our offering. Our high degree of customer satisfaction translates into annual retention rates of over 90% of our customers, which we believe are among the highest in the industry.

        Operations Tailored for Highly Customized and Seasonal Products.    We believe our success in the school-related affinity products marketplace depends on our ability to effectively address the high degree of seasonality in our industry and the highly specific needs of our customers, who require personalized, timely service. Our market leading technology, manufacturing and service capabilities have enabled us to provide high quality products to our customers in a timely fashion with high service levels.

        Extensive Network of Experienced Sales Representatives.    We believe we have the industry's largest network of independent sales representatives for yearbooks, class rings and graduation products. We have an aggregate of over 1,000 independent sales representatives and their associates and employee sales representatives. Our sales representatives are responsible for fostering and maintaining the long standing relationships that we enjoy with school administrators, advisors and students. Our network of highly experienced sales representatives form a comprehensive distribution system in the school-related affinity products industry and provide direct access to students in schools throughout the nation.

        Proven Senior Management.    Our senior management has extensive experience within the school-related affinity products industry. Our senior management has strengthened our market leading position through product improvements, operation rationalizations and the introduction of new technologies. Robert Buhrmaster has been our Chief Executive Officer since 1994 and has led us through a period of strong growth. Michael Bailey, our President, joined us in 1978 and was named to his current position in 2003. In addition, in connection with the transactions described below, we have established a stock option plan, which we expect will further align our management's interests with our performance.

Business Strategies

        Our objective is to maintain our position as the nation's leading provider of school-related affinity products and services. To achieve this objective, we are focusing on the following strategies.

        Enhance Core Products Offerings.    We have continually invested in our business to position ourselves as the market leader in product innovation. Through new product development and the addition of new features, add-ons and customization, we are able to further stimulate the demand for our products, improve account retention and relationships and generate additional revenue. We intend to continue to invest time and resources to position ourselves at the forefront of new product design and technology within the industry.

        Continue Operational Improvements.    We have fostered a corporate culture that continually works to reduce costs. We have closed or consolidated manufacturing facilities and implemented lean manufacturing in approximately 50% of all manufacturing facilities. We believe that significant additional cost saving opportunities still exist, and to that end we intend to introduce additional initiatives to achieve future cost reductions. These initiatives are aimed at streamlining processes, and include standardizing procedures, employing process improvement management techniques and improving coordination of decision making and reporting.

        Selectively Pursue Strategic Growth Initiatives.    We have historically pursued opportunistic acquisitions of niche businesses to leverage our existing infrastructure and network of sales representatives, expand our geographic reach and enhance our product portfolio. We believe the school-related affinity products and school photography industries have many small operators that cannot compete efficiently and competitively given their limited scale. We believe some of these companies, especially school photography businesses, may represent attractive acquisition candidates.

Products

        Yearbooks.    We are the leading manufacturer of yearbooks sold to schools in the United States, serving U.S. high schools, middle schools, colleges and universities. We earn the majority of our revenues from high school accounts, although a small commercial printing business is also included in this product line. Our independent sales representatives and technical support employees based in our five printing facilities assist students and faculty advisors with the planning, editing and layout of yearbooks. We also manage the production, printing and distribution of yearbooks. With a new class of students each year and periodic faculty advisor turnover, our independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. Yearbooks contributed 42% of our sales in 2002.

        Rings.    We are the leading provider of class rings, serving U.S. high schools, colleges, universities and other specialty markets. Most schools have only one school-designated supplier who sells the school's official class ring to students. Class rings are sold within the high schools, through college bookstores, other campus stores, retail jewelry stores and the Internet. We sell a significant portion of our class rings on campus where our independent sales representatives and customer service employees coordinate ring design, promotion and ordering with the students. Our extensive investment in proprietary ring dies and tooling, as well as our manufacturing expertise, enable us to offer highly customized class rings. We are also a leading source for championship rings for professional sports. Rings contributed 27% of our sales in 2002.

        Graduation Products.    We are the leading provider of graduation products, serving U.S. high schools, colleges and universities. We sell caps, gowns, diplomas and announcements, as well as graduation-related accessories, to students and administrators through the same sales representatives who sell class rings. We have a proven track record of providing high quality on-time delivery of our wide array of graduation products. In recent years, our line of graduation products has been expanded to include such products as diploma plaques and personalization options for our regalia line. We maintain product specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. Graduation products contributed 24% of our sales in 2002.

        Photography.    We are the leading provider of school photography products and services in Canada and have a small but growing presence in the United States. We have introduced a number of new digital photography products over the last several years that have proven to be both widely accepted and profitable. Through our network of sales representatives and independent dealers, we provide class and individual school pictures of high school, middle and elementary school students. We also provide high school senior portraits, photography for proms and other special events. In addition to our products designed for student purchasers, we provide photography products to school administrators, including office records photos, school composites, pictorial directories and identification cards. Photography contributed 7% of our sales in 2002.

Marketing and Sales

        We believe we have the largest sales force in the school-related affinity products and services industry. Independent school products sales representatives gain access to high schools through administrators or student representatives who are involved in the selection process. Once selected, the sales representative coordinates between the school and customer service and plant employees to ensure satisfactory quality and service. Yearbooks are sold directly to schools by our sales representatives and their associates. Class rings are sold within the school through temporary order taking booths, bookstores, other campus stores and retail jewelry stores. Our sales representatives make calls on schools and take sales orders for graduation products through temporary order-taking booths, telemarketing programs, college bookstores and the Internet. Our photography services are sold by its sales representatives who arrange the sittings at individual schools in their own studios.

        Our independent sales representatives typically operate under one to three year contracts for sale of Jostens products. These contracts contain non-compete provisions which extend for one year subsequent to termination or expiration. Independent sales representatives may employ one or more additional sales representatives in addition to part-time or full-time assistants. We compensate independent sales representatives on a commission basis, and most independent sales representatives receive an annual draw against commissions earned. In addition, all of an independent sales representative's expenses are the responsibility of the representative.

Manufacturing

        We possess significant capabilities in leveraging technology to strengthen our position in the industry. Technology, particularly desktop publishing and digital image management, has played a significant role in improving our interaction with customers, while reducing our manufacturing and customer service costs. Examples include the successful introduction of software products accessible to our customers. This software incorporates proprietary features that enhance and facilitate the design and development of yearbooks, and the deployment of customized Internet sites to sell to and service customers. While expert at deploying technology to add value for the customer, we have also pursued a strategy of enhancing our internal information systems to better manage and control our operations. We continually invest in areas critical to enhancing our market position. We have implemented continuous cost improvement programs in all our operations and lean manufacturing in many of our processes. Economies of scale combined with our best-in-class manufacturing capabilities enable us to consistently generate excellent margins.

        The school-related affinity products market is seasonal, with the majority of yearbooks and graduation products manufacturing occurring in the winter through spring and the majority of class rings and photography manufacturing occurring in the fall. By combining our leading market share and technology positions with the most extensive manufacturing capacity in the industry, we believe we are better able to manage periods of high and low capacity utilization, as well as the corresponding impact on operating working capital, by "flexing" up and down very efficiently. To facilitate "flexing," we maintain access to a pool of skilled seasonal employees, many of whom have been employed by us on a temporary basis for numerous years. Management believes that these factors provide us with a core competency in our ability to respond to the highly seasonal fluctuations in demand for customized products that characterize the school-related affinity products industry. The proportionately lower requirements for operating working capital and production capacity will enable us to achieve higher margins.

Competition

        The school-related affinity products and services industry consists primarily of national manufacturers and a number of small regional competitors. We are one of four national competitors in the sale of yearbooks, class rings and/or graduation products along with Herff Jones, Inc., American Achievement Corporation and Walsworth Publishing Company. We believe that we are the largest of the national competitors in yearbooks, class rings and graduation products based on number of schools served. Herff Jones, Inc. and American Achievement Corporation are the only national manufacturers, other than us, that sells each of these three product lines. We believe that due to the size of the market, the time required to develop relationships with schools, the cost of acquiring the equipment and the expertise required for the customization of products, there have been few new entrants since the 1970s.

        Yearbooks.    In the sale of yearbooks, we compete primarily with Herff Jones, Inc., American Achievement Corporation (which markets under the Taylor Publishing brand), Walsworth Publishing Company and Lifetouch, Inc. Each competes on the basis of print quality, price, product offerings and service. Customization and personalization combined with technical assistance and customer service capabilities are important factors in yearbook production.

        Class Rings.    Our competition in class rings consists primarily of two national firms, Herff Jones and American Achievement Corporation (which markets the Balfour and ArtCarved brands). Herff Jones, Inc. distributes its product in schools, in a manner similar to Jostens, while American Achievement Corporation distributes its product through multiple distribution channels including schools, independent and chain jewelers and mass merchandisers. Class rings sold through independent and chain jewelers and mass merchandisers are generally lower priced rings than class rings sold through schools. Customer service is particularly important in the sale of class rings because of the high degree of customization and the emphasis on timely delivery.

        Graduation Products.    In the sale of graduation products, we compete primarily with Herff Jones and American Achievement Corporation as well as numerous local and regional competitors who offer products similar to ours. Each competes on the basis of product offerings, product quality, price and service with particular importance given to establishing a proven track record of timely delivery of quality products.

        Photography.    Our sales of school photography services are divided between Canada and the United States. In Canada, we compete with a variety of regional and local photographers. In the United States our primary competitors are Lifetouch Inc. and Herff Jones, Inc. as well as regional and local photographers. With respect to photography services we compete on the basis of quality, price and on-time delivery.

Raw Materials and Suppliers

        The principal raw materials that we purchase are gold and other precious metals, paper products, and precious, semiprecious and synthetic stones. The cost of gold and precious, semiprecious and synthetic stones are affected by market volatility. Any increase in the price of gold could adversely affect our cost of sales. To manage the risk associated with gold price changes, on an annual basis we simultaneously set our pricing to customers and enter into gold forward or option contracts based upon the estimated ounces needed to satisfy customer requirements.

        We purchase substantially all synthetic and semiprecious stones from a single supplier located in Germany who is also a supplier to almost all of the class ring manufacturers in the United States. We believe that the loss of this supplier could adversely affect our business during the time period in which alternate sources would adapt their production capabilities to meet increased demand.

Backlog

        Because of the nature of our business, generally all orders are filled within a few months from the time of placement. However, we typically obtain contracts in the second quarter of one year for student yearbooks to be delivered in the second and third quarters of the subsequent year. Often the total revenue pertaining to a yearbook order is not established at the time of the order because the content of the book is not final. Subject to the foregoing qualifications, we estimate the backlog of orders, primarily related to student yearbooks, was approximately $340.6 million, $324.0 million and $308.0 million as of the end of 2003, 2002 and 2001, respectively.

Environmental

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act or analogous state laws. As part of our environmental management program, we are currently involved in various environmental remediation activities. As sites are identified and assessed in this program, we determine potential environmental liabilities. Factors considered in assessing liability include, but are not limited to: whether we have been designated as a potentially responsible party, the number of other potentially responsible parties designated at the site, the stage of the proceedings and available environmental technology.

        In 1996, we assessed the likelihood as probable that a loss had been incurred at one of our contaminated sites based on findings included in remediation reports and discussions with legal counsel. Although we no longer own the site, we continue to manage the remediation project, which began in 2000. As of September 27, 2003, we had made payments totaling $7.3 million for remediation at this site and our Consolidated Balance Sheet for the fiscal year ended December 28, 2002 included $1.1 million in "other accrued liabilities" related to this site. During 2001, we received reimbursement from our primary insurance carrier in the amount of $2.7 million, net of legal costs. While we may have an additional right of contribution or reimbursement under excess insurance policies, we do not consider amounts recoverable from other entities with respect to a particular site until recoveries are deemed probable. We have not established assets for potential recoveries as of the end of 2002. We believe the effect on our consolidated results of operations, cash flows and financial position, if any, for the completion of this remediation project will not be material.

Employees

        We utilize a high percentage of seasonal employees to maximize efficiency and reduce cost. The total number of employees varies between a high of approximately 6,800 in March to a low of approximately 5,400 in August.

        We have two union organizations within our workforce. The Topeka Printing operation located in Kansas (which is a "right to work" state) has the Graphic Communication International Union Local 49C affiliated with the AFL/CIO. Owatonna Jewelry Warranty and Refinery operation located in Minnesota (which is not a "right to work" state) has the International Association of Machinists and Aerospace Workers Union Local 1416 affiliated with the AFL/CIO.

Intellectual Property

        We have licenses, trademarks and copyrights that in aggregate are an important part of our business. However, we do not regard our business as being materially dependent upon any single license, trademark or copyright. We have trademark registration applications pending and will pursue other registrations as appropriate to establish and preserve our intellectual property rights.

Properties

        A summary of the physical properties that we use follows:

Location	Type of Property	Owned(1) or Leased	Approximate Square Footage
Anaheim, CA	Office	Leased	12,000
Attleboro, MA	Manufacturing	Owned	52,000
Burnsville, MN	Manufacturing	Leased	47,000
Clarksville, TN	Manufacturing	Owned	105,000
Clarksville, TN	Warehouse	Leased	13,000
Denton, TX	Manufacturing	Owned	56,000
Laurens, SC	Manufacturing	Owned	98,000
Laurens, SC	Warehouse	Leased	74,000
Owatonna, MN	Office	Owned	88,000
Owatonna, MN	Manufacturing	Owned	30,000
Owatonna, MN	Warehouse	Leased	29,000
Red Wing, MN	Manufacturing	Owned	132,000
Shelbyville, TN	Manufacturing	Owned	87,000
State College, PA	Manufacturing	Owned	66,000
State College, PA	Warehouse	Leased	6,000
Staten Island, NY	Office	Leased	4,000
Topeka, KS	Manufacturing	Owned	236,000
Topeka, KS	Warehouse	Leased	17,000
Visalia, CA	Manufacturing	Owned	96,000
Visalia, CA	Warehouse	Leased	13,000
Winnipeg, MAN	Manufacturing	Owned	69,000
Winnipeg, MAN	Office	Leased	13,000
Winnipeg, MAN	Warehouse	Leased	6,000
Etobicoke, ONT	Office	Leased	2,000
Winston-Salem, NC	Manufacturing	Owned	132,000
Winston-Salem, NC	Warehouse	Leased	3,000
Webster, NY(2)	Manufacturing	Owned	60,000
Saddle Brook, NJ(3)	Office	Leased	6,000
Bloomington, MN	Office	Owned	109,000
Bloomington, MN	Office	Leased	37,000
Indianapolis, IN	Office	Owned	8,600

(1)
All owned domestic properties represent collateral under the new senior secured credit facility.

(2)
Closed and currently held for sale.

(3)
Currently under sublease to another business.

        We also have office space, primarily for our photography product line that we lease in 26 locations totaling 45,000 square feet.

        We believe that our production facilities are suitable for their purpose and are adequate to support our businesses. The extent of utilization of individual facilities varies due to the seasonal nature of our business.

Legal Proceedings

        A federal antitrust action was served on us on October 23, 1998. The complainant, Epicenter, alleges that we have attempted to monopolize the market of high school graduation products in the state of California. Epicenter is a successor to a corporation formed by four of our former independent sales representatives. The plaintiff claimed damages of approximately $3 million to $10 million under various theories and differing sized relevant markets. Epicenter waived its right to a jury, so the case was tried before a judge in U.S. District Court in Orange County, California. On June 18, 2002, the Court found, among other things, that while our use of rebates, contributions and value-added programs are legitimate business practices widely practiced in the industry and do not violate antitrust laws, our use of multi-year Total Service Program contracts violated Section 2 of the Sherman Act because these agreements could "exclude competition by making it difficult for a new vendor to compete against Jostens."

        On July 12, 2002, the Court entered an initial order providing, among other things, that Epicenter be awarded damages of $1.00, trebled pursuant to Section 15 of the Clayton Act, and that in the state of California, we were enjoined for a period of ten years from utilizing any contract, including those for Total Service Programs, for a period which extends for more than one year (the "Initial Order"). The Initial Order also provided for payment to Epicenter of reasonable attorneys fees and costs. We made a motion to set aside the Initial Order. On August 23, 2002, the Court entered its ruling on the motion, and granted, in part, our motion for relief from judgment, changing the Initial Order and enjoining us for only five years, and allowing us to enter into multi-year agreements in the following specific circumstances: (1) when a school requests a multi-year agreement, in writing and on its own accord, or (2) in response to a competitor's offer to enter into a multi-year agreement. On August 23, 2002, the Court entered an additional order granting Epicenter's motion for attorneys' fees in the amount of $1.6 million plus $0.1 million in out-of-pocket expenses for a total award of $1.7 million. On September 12, 2002, we filed a Notice of Appeal to the Ninth Circuit of the United States Court of Appeals. Payment of attorney fees and costs are stayed pending appeal. In November 2002, we issued a letter of credit in the amount of $2.0 million to secure the judgment on attorney fees and costs. Our brief on appeal was filed with the Court on February 13, 2003. Briefs on appeal were timely filed by both parties. Oral argument was scheduled by the Court and heard by a three-judge panel on October 7, 2003. On November 20, 2003, the panel of the Court reversed the decision of the lower court. On December 4, 2003, a petition for re-hearing was filed, and this petition was denied on January 6, 2004.

        We are a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. We believe the effect on our consolidated results of operations, cash flows and financial position, if any, for the disposition of these matters, including the Epicenter matter discussed above, will not be material.

International Operations

        Our foreign sales are derived primarily from our subsidiary operations in Canada. Local taxation, import duties, fluctuation in currency exchange rates and restrictions on exportation of currencies are among the risks attendant to foreign operations, but we do not consider these risks to be material with respect to our business. The profit margin on foreign sales is approximately the same as our profit margin on domestic sales.

MANAGEMENT

Executive Officers and Directors

        Set forth below are the names, positions and business backgrounds of all of the executive officers and directors of Jostens Holdings as of December 1, 2003.

Name	Age	Title
Robert C. Buhrmaster	56	Chairman of the Board and Chief Executive Officer
Michael L. Bailey	47	President
John L. Larsen	46	Senior Vice President of Operations
David A. Tayeh	36	Senior Vice President and Chief Financial Officer
Andrew W. Black	41	Vice President and Chief Information Officer
Steven A. Tighe	52	Vice President—Human Resources
Paula R. Johnson	56	Vice President, General Counsel and Corporate Secretary
Marjorie J. Brown	47	Vice President and Treasurer
Timothy M. Wolfe	42	Vice President of Sales
Timothy M. Larson	29	Vice President of Marketing
Carl H. Blowers	63	Director
David F. Burgstahler	35	Director
John W. Castro	55	Director
Thomas R. Nides	42	Director
James A. Quella	53	Director
Marc L. Reisch	48	Director
Lawrence M. Schloss	49	Director
David M. Wittels	39	Director

        Robert C. Buhrmaster joined Jostens in December 1992 as Executive Vice President and Chief Staff Officer. He was named President and Chief Operating Officer in June 1993; was named Chief Executive Officer in March 1994; and was named Chairman in February 1998. Prior to joining Jostens, Mr. Buhrmaster worked for Corning, Inc. for 18 years, most recently as Senior Vice President. He is also a director of The Toro Company.

        Michael L. Bailey joined Jostens in 1978. He has held a variety of leadership positions, including director of marketing, planning manager for manpower and sales, national product sales director, division manager for Printing and Publishing, printing operations manager and Senior Vice President-Jostens School Solutions. He was appointed to his current position in February 2003.

        John L. Larsen joined Jostens in January 1998 as Director of Corporate Development. He was named to his current position in July 2003. From June 1994 to December 1997, Mr. Larsen was a director in the Corporate Finance group with Arthur Andersen LLP in Minneapolis.

        David A. Tayeh joined Jostens in November 2003 in his current position. Mr. Tayeh was an executive of Investcorp S.A. or one or more of its wholly owned subsidiaries from February 1999 to November 2003. Prior to joining Investcorp, Mr. Tayeh was a Vice President in investment banking at Donaldson, Lufkin & Jenrette, or DLJ.

        Andrew W. Black joined Jostens in September 2000 in his current position. Prior to joining Jostens, Mr. Black spent six years with Target Corporation where his most recent position was Information Systems Director.

        Steven A. Tighe joined Jostens in September 2000 in his current position. From January to September 2000, Mr. Tighe was Vice President of Human Resources at RealNetworks. From June 1997 to January 2000, Mr. Tighe was Senior Vice President of Human Resources, Communications & Corporate Services at Fortis Health.

        Paula R. Johnson joined Jostens in September 2001 in her current position. Prior to joining Jostens, Ms. Johnson spent 20 years with Honeywell Inc. in a variety of positions of increasing responsibility. Ms. Johnson was named a Vice President of Honeywell in 1994, and was Vice President and Associate General Counsel—Home Building Control.

        Marjorie J. Brown joined Jostens in January 1998. She served as Business Controller until December 2000 when she became Division Vice President/Controller. She was appointed to her current position in September 2003.

        Timothy M. Wolfe joined Jostens in October 1995. He served as Manager-Division Sales from October 1995 to March 2000. From March 2000 to September 2003 Mr. Wolfe served as Division Vice President—Sales. He was appointed to his current position in October 2003.

        Timothy M. Larson joined Jostens in July 1996. He has held a variety of marketing positions including Director of Marketing, Vice President of E-Commerce, and Division Vice President—Marketing. He was appointed to his current position in October 2003.

        Carl H. Blowers has been one of our directors since January 2003. Mr. Blowers joined Jostens in May 1996 as an independent consultant serving as Division Vice President—Manufacturing & Engineering and was hired as an employee in 1997. He was appointed to Senior Vice President—Manufacturing in February 1998, appointed as Vice Chairman for Operations and Technology in February 2003 and retired from Jostens in September 2003.

        David F. Burgstahler has been one of our directors since June 2003. Mr. Burgstahler is a Director of CSFB and Principal of DLJ Merchant Banking. Mr. Burgstahler joined CSFB in 2000 when it merged with DLJ, where he was a Vice President of DLJ Merchant Banking from 1999 to 2001 and an Associate from 1995 to 1999. Mr. Burgstahler also serves as a director of Focus Technologies, Inc., Haights Cross Communications Inc., Von Hoffmann Corporation and WRC Media, Inc.

        John W. Castro has been one of our directors since November 2003. Mr. Castro has been the President and Chief Executive Officer of Merrill Corporation since 1984 and a member of the board of directors since 1981. Mr. Castro also serves as a Director of Minnesota Life Insurance Company.

        Thomas R. Nides has been one of our directors since July 2003. Mr. Nides currently serves as Chief Administrative Officer of CSFB and he is a member of the Executive Board and Operating Committee. Mr. Nides joined CSFB in August 2001 from Fannie Mae, a large non-bank financial services company where he was a Senior Vice President. Mr. Nides took a leave of absence to become campaign manager for Vice Presidential nominee Senator Joseph Lieberman. Prior to Fannie Mae, Mr. Nides was employed as a Principal with Morgan Stanley.

        James A. Quella has been one of our directors since July 2003. Mr. Quella joined the Private Equity Group of CSFB in July 2000 as a Managing Director and Senior Operating Partner. Immediately prior to joining CSFB, he was a Managing Director at GH Venture Partners. From 1990 to 1999, Mr. Quella worked at Mercer Management Consulting, where he served as a senior consultant and became Vice Chairman in 1997. Mr. Quella was also a Director of Mercer Consulting Group. Mr. Quella currently serves as a director of Advanstar, Inc., Advanstar Communications, Inc., DeCrane Aircraft Holdings, Inc., DeCrane Holdings, Co., Merrill Corporation and Von Hoffman Press, Inc.

        Marc L. Reisch has been one of our directors since November 2003. Mr. Reisch is a Senior Advisor to Kohlberg Kravis Roberts & Co. and was appointed Chairman of the Board of Yellow Pages Group Co. in December 2002. Prior to his current position, Mr. Reisch was Chairman and Chief Executive Officer of Quebecor World North America between August 1999 and September 2002. Prior to holding that position, he held the position of President of World Color Press, Inc. since November 1998 and Group President since 1996.

        Lawrence M. Schloss has been one of our directors since July 2003. Mr. Schloss has been the Global Head of Private Equity for CSFB since CSFB's merger with DLJ in the Fall of 2000. Prior to that time and since 1985, upon the formation of DLJ's Merchant Banking Group, Mr. Schloss was Managing Director of DLJ. Mr. Schloss became the Head of the Merchant Banking Group in 1995 and the chairman in 1998, in which capacity he served until DLJ's merger with CSFB. Mr. Schloss also serves on the board of directors of Thermadyne Holding Corporation.

        David M. Wittels has been one of our directors since June 2003. Mr. Wittels, a Managing Director at CSFB, joined DLJ in 1986, where he served in various capacities with DLJ Merchant Banking, and joined CSFB following the merger between CSFB and DLJ in 2000. Mr. Wittels serves on the board of directors of Advanstar, Inc., Advanstar Communications Inc., AKI Holding Corp., AKI Inc., Mueller Holdings (N.A.) Inc., and Ziff Davis Holdings Inc.

Executive Compensation

        The following table sets forth the cash and non-cash compensation for 2003, 2002 and 2001 awarded to or earned by the Chief Executive Officer, and the four other most highly compensated executive officers of Jostens.

Summary Compensation Table

Long-term Compensation
	Annual Compensation			Awards		Payouts
Name and principal position	Year	Salary	Bonus(1)	Securities underlying options		LTIP payouts(2)		All other compensation(3)
Robert C. Buhrmaster, Chairman of the Board and Chief Executive Officer	2003 2002 2001	$650,942 611,711 593,654	$283,556 381,542 264,040		— — —		— — —		$6,671,480 — —
Michael L. Bailey, President	2003 2002 2001	$327,859 283,346 277,633	$113,000 159,787 100,828		— — —		— — —		$1,831,640 64,628 —
David A. Tayeh, Senior Vice President and Chief Financial Officer(4)	2003 2002 2001	$31,848 — —	$443,341 — —		— — —		— — —	$	— — —
Steven A. Tighe Vice President—Human Resources	2003 2002 2001	$219,122 209,002 204,039	$60,341 86,192 53,559	$	— 5,000 6,000	$	— 60,000 —		$346,112 60,942 31,994
Andrew W. Black Vice President and Chief Information Officer	2003 2002 2001	$219,109 209,002 204,039	$60,513 86,044 53,559	$	— 5,000 6,000	$	— 120,000 —		$350,026 45,292 —
Carl H. Blowers, Vice Chairman—Operations and Technology(5)	2003 2002 2001	$258,558 345,998 332,448	$86,067 191,636 126,031		— — —		— — —		$1,111,925 — —

(1)
Amounts in 2003 include estimated payments under the Mangement Incentive bonus incentive program as follows: Mr. Buhrmaster: $283,556; Mr. Bailey: $104,386; Mr. Tayeh: $142,500; Mr. Tighe: $54,584;

Mr. Black: $54,742; and Mr. Blowers: $78,290. Amounts in 2003 for Mr. Tayeh also includes a signing bonus of $300,000. Amounts in 2002 include payments under the Management Incentive bonus program as follows: Mr. Buhrmaster $381,542; Mr. Bailey $145,223; Mr. Tighe $75,449; Mr. Black $75,301 and Mr. Blowers $173,852. Amounts in 2001 include payments under the Management Incentive bonus program as follows: Mr. Buhrmaster $264,040; Mr. Bailey, $92,777; Mr. Tighe $47,642; Mr. Black $47,642 and Mr. Blowers, $116,390.

(2)
Amounts in 2002 include payments upon termination of a long-term incentive plan.

(3)
Amounts in 2003 include cancellation of stock options in connection with the merger for consideration of $48.25 per share as follows: Mr. Buhrmaster: $6,671,480; Mr. Bailey: $1,779,066; Mr. Tighe: $298,808; Mr. Black: $298,808; and Mr. Blowers: $1,111,925. Amounts in 2003 also include miscellaneous perquisites including use of the corporate jet as follows: Mr. Bailey: $28,780; Mr. Tighe: $21,752 and Mr. Black: $28,006, and automobile reimbursement as follows: Mr. Tighe: $13,073; and Mr. Black: $13,075. Amounts in 2002 include miscellaneous perquisites including use of the corporate jet as follows: Mr. Bailey $41,737; Mr. Tighe $37,274; and Mr. Black $24,070. In 2002 Mr. Black also received $13,075 for automobile reimbursement. In 2001 Mr. Tighe received miscellaneous perquisites, including $12,608 for automobile reimbursement.

(4)
Mr. Tayeh joined Jostens in his current position in November 2003.

(5)
Mr. Blowers resigned as an officer of Jostens in September 2003.

Option Grants in the Last Fiscal Year

        We did not grant any stock options in 2003. In connection with the merger, all options to purchase Jostens' common stock that were outstanding immediately prior to the merger were cancelled and extinguished in consideration for an amount equal to the difference between the per share merger consideration and the exercise price therefor.

Compensation Committee Interlocks and Insider Participation

        Messrs. Wittels, Castro and Buhrmaster were members of Jostens' Compensation Committee in 2003. Mr. Buhrmaster served as an officer of Jostens during 2003.

Employment Agreements and Change in Control Arrangements

Management Bonus Arrangements

        Jostens maintains a Management Shareholder Bonus Plan providing for an annual bonus to be paid to the named executive officers based upon achievements of specific EBITDA targets. Mr. Buhrmaster is entitled to a standard bonus as determined by the Compensation Committee. No bonus shall be paid to Mr. Buhrmaster if Jostens fails to achieve specified performance levels. Messrs. Bailey, Tayeh, Tighe and Black are entitled to a standard bonus as determined by the Chief Executive Officer and approved by the Board of Directors. Similarly, no bonus shall be paid to them if Jostens fails to achieve specified minimum performance levels.

Jostens' Retirement Plans

        Jostens maintains a non-contributory pension plan, Pension Plan D (Plan D), which provides benefits for substantially all salaried employees. Retirement income benefits are based upon a participant's highest average annual cash compensation (base salary plus annual bonus, if any) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security-covered compensation table in effect at termination.

        Jostens also maintains an unfunded supplemental retirement plan that gives additional credit under Plan D for years of service as a Jostens' sales representative to those salespersons who were hired as employees of Jostens prior to October 1, 1991. In addition, benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code of 1986, as amended. The benefits up to IRS limits are paid from Plan D and benefits in excess, to the extent they could have been earned in Plan D, are paid from the unfunded supplemental plan.

        The executive officers participate in pension plans maintained by us for certain employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans. The table does not take into account transition rule provisions of the plan for employees who were participants on June 30, 1988.

	Years of service at retirement(1)
Average final compensation
	15	20	25	30	35
$ 200,000	$37,900	$50,500	$63,100	$75,700	$88,300
250,000	49,100	65,500	81,900	98,200	114,600
300,000	60,400	80,500	100,600	120,700	140,800
400,000	82,900	110,500	138,100	165,700	193,300
500,000	105,400	140,500	175,600	210,700	245,800
600,000	127,900	170,500	213,100	255,700	298,300
700,000	150,400	200,500	250,600	300,700	350,800
800,000	172,900	230,500	288,100	345,700	403,300
900,000	195,400	260,500	325,600	390,700	455,800
1,000,000	217,900	290,500	363,100	435,700	508,300
1,100,000	240,400	320,500	400,600	480,700	560,800
1,200,000	262,900	350,500	438,100	525,700	613,300
1,250,000	274,100	365,500	456,900	548,200	639,600

(1)
The following individuals named in the Summary Compensation Table have the respective number of years of service under Plan D: Mr. Buhrmaster, 11.1 years; Mr. Bailey, 25.5 years including sales service of 6.5 years; Mr. Tayeh, 0.2 years; Mr. Tighe, 3.3 years and Mr. Black, 3.3 years.

        We also maintain a non-contributory supplemental pension plan for corporate vice presidents. Under the plan, vice presidents who retire after age 55 with at least seven full calendar years of service as a corporate vice president are eligible for a benefit equal to 1% of final base salary for each full calendar year of service, up to a maximum of 30%. Only service after age 30 is recognized in the plan. The calculation of benefits is frozen at the levels reached at age 60. If they continue in their current positions at their current levels of compensation and retire at age 60, the estimated total annual pension amounts from this plan for Messrs. Buhrmaster, Bailey, Tayeh, Tighe and Black would be $95,875, $59,272, $69,113, $24,117 and $48,312, respectively.

Directors' Fees

        Jostens Holdings does not pay any remuneration to its directors for serving as directors.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of each series of our common stock as of January 9, 2004, by (i) each person we believe owns beneficially more than five percent of our outstanding common stock; (ii) each of our directors and named executive officers; and (iii) our directors and executive officers as a group.

	Class A Voting Common Stock		Class B Non-Voting Common Stock
Holder
	Shares	Percentage	Shares	Percentage
DLJ Merchant Banking Partners III, L.P.(1)	416,305	82.5%	2,248,052	82.5%
Robert C. Buhrmaster	3,125	*	16,875	*
Carl H. Blowers	781	*	4,219	*
Michael L. Bailey	678	*	3,665	*
All directors and executive officers as a group	4,584	*	24,759	*

*
Indicates less than one percent

(1)
The stock is held by DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders' Agreement

        On July 29, 2003, Jostens Holdings, DLJMB and members of management who own stock of Jostens Holdings entered into a stockholders' agreement that sets forth certain rights and restrictions relating to the ownership of Jostens Holdings' common stock, and agreements among those parties as to the governance of Jostens Holdings.

        The agreement contains provisions which, among other things and subject to certain exceptions: (i) restrict the ability of the management stockholders to transfer their respective ownership interests; (ii) grant pro rata tag-along rights to management stockholders for DLJMB sales above 10% of DLJMB's initial ownership; (iii) grant certain drag-along rights to DLJMB to require the management stockholders to sell their shares, pro rata, alongside DLJMB, if DLJMB sells more than 50% of the number of shares of Jostens Holdings' common stock held by DLJMB as of the date of the agreement; and (iv) grant to management stockholders certain preemptive rights and piggyback registration rights.

        Jostens Holdings or its designee has the right to repurchase all shares owned by any management stockholder upon the termination of such management stockholder's employment with Jostens Holdings. Additionally, the DLJMB Funds were granted demand registration rights. This agreement was negotiated on an arm's length basis.

Stock Purchase and Stockholders' Agreement

        On September 3, 2003, Jostens Holdings, JIHC, DLJMB and certain of its co-investors entered into a stock purchase and stockholders' agreement pursuant to which DLJMB sold to such co-investors shares of: (i) Jostens Holdings' Class A Voting Common Stock, (ii) Jostens Holdings' Class B Non-Voting Common Stock and (iii) JIHC's 8% Senior Redeemable Preferred Stock.

        The stock purchase and stockholders' agreement contains provisions which, among other things and subject to certain exceptions: (i) restrict the ability of the co-investors to transfer their respective ownership interests; (ii) grant pro rata tag-along rights to co-investors for DLJMB sales above 10% of DLJMB's initial ownership; (iii) grant certain drag-along rights to DLJMB to require the co-investors to sell their shares, pro rata, alongside DLJMB, if DLJMB sells more than 50% of the number of shares of Jostens Holdings' or JIHC's stock held by DLJMB as of the date of the agreement, and (iv) grant the co-investors certain preemptive rights and piggyback registration rights.

Advisory Agreements

        On July 28, 2003, Ring Acquisition Corp. ("Mergerco"), which merged with and into Jostens on July 29, 2003, entered into a letter agreement with DLJ Merchant Banking III, Inc. ("DLJ") in which Mergerco agreed to pay DLJ a fee of $9.0 million, subject to the consummation of the merger, for services provided by DLJ to Mergerco, including assisting Mergerco in its financial and structural analyses, due diligence investigations and negotiation of the merger and related debt financing.

        On July 28, 2003, Mergerco entered into a letter agreement with CSFB in which Mergerco agreed to pay CSFB a fee of $1.0 million, payable upon consummation of the merger, for financial advisory services provided by CSFB to Mergerco, including evaluating Mergerco's capital structure, analyzing financing strategies and developing an overall financing package, including a potential restructuring of its long-term debt and possible strategic alternatives.

Financial Monitoring Agreements

        As of July 29, 2003, we entered into a financial advisory agreement with CSFB. Pursuant to this agreement, CSFB has been retained to act as financial advisor for a five-year period, unless terminated earlier. Under this agreement, CSFB, among other things, shall assist Jostens in (i) analyzing the company's operations and historical performance; (ii) analyzing future prospects; and (iii) preparing a strategic plan for the company. For its services, CSFB is entitled to receive an annual financial advisory retainer of $500,000, payable in installments at the beginning of each calendar quarter. As contemplated by the agreement, Jostens has agreed to indemnify CSFB against specified losses or liability arising out of, or in connection with, advice and services rendered under the agreement.

        As of July 29, 2003, we entered into a financial advisory agreement with DLJ. Pursuant to this agreement, DLJ has been retained to act as financial advisor for a five-year period, unless terminated earlier. Under this agreement, DLJ, among other things, shall provide Jostens with certain monitoring services. For its services, DLJ is entitled to receive an annual financial advisory retainer of $500,000, payable in installments at the beginning of each calendar quarter. As contemplated by the agreement, Jostens has agreed to indemnify DLJ against specified losses or liability arising out of, or in connection with, advice and services rendered under the agreement.

Other

        An affiliate of CSFB is the administrative agent under the new senior secured credit facility for which it has received and will receive in the future certain customary fees and expenses. CSFB acted as an initial purchaser in connection with the offering of the notes. See "Plan of Distribution."

DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK

New Senior Secured Credit Facility

Overview

        In connection with the merger, Jostens and its wholly-owned subsidiary, Jostens Canada Ltd. ("Jostens Canada"), entered into the new senior secured credit facility. The new senior secured credit facility consists of:

  •
  a term loan facility (the "Term Facility") in total principal amount of $478.7 million; and

  •
  a revolving facility (the "Revolving Credit Facility") in total principal amount of $150.0 million, up to $20.0 million of which is available in the form of Canadian-dollar-denominated loans made to Jostens Canada ("Canadian Loans").

        Loans under the new senior secured credit facility are secured by a first priority security interest in substantially all of Jostens', JIHC's and its domestic subsidiaries' assets and in all of the capital stock held by Jostens, JIHC and its domestic subsidiaries (but limited to 65% of the voting stock in the case of foreign subsidiaries). In addition to the foregoing, the Canadian Loans are secured by a first priority security interest in substantially all of the assets of Jostens Canada. The loans are guaranteed by JIHC and will be guaranteed by its future domestic subsidiaries. The Canadian Loans are guaranteed by JIHC and Jostens and will be guaranteed by future Canadian subsidiaries of Jostens Canada.

        The Revolving Credit Facility has a total commitment of $150.0 million. Jostens and Jostens Canada are entitled to draw amounts under it for working capital and other general corporate purposes. The Revolving Credit Facility will mature on July 29, 2008.

Availability

  •
  $475.0 million of the Term Facility was drawn in a single drawing on the Closing Date, and $3.7 million of the Term Facility was drawn to fund the change of control repurchase payments in respect of the Jostens Notes. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

  •
  Loans under the Revolving Credit Facility are available at any time prior to the final maturity of the Revolving Credit Facility, in minimum principal amounts specified in the senior credit agreement. Approximately $11.5 million was drawn on the Closing Date to refinance Jostens' and Jostens Canada's then existing senior secured credit facility. Amounts repaid under the Revolving Credit Facility may be reborrowed.

Interest Rates

        Borrowings under the new senior secured credit facility bear interest, at Jostens' option, at the following rates per annum:

  •
  Revolving Credit Facility.    Adjusted LIBOR plus 2.75% or ABR plus 1.75% (or, in the case of Canadian Loans under the Revolving Credit Facility bearing interest at the Canadian Prime Rate, the Canadian Prime Rate plus 1.75%). Jostens Canada may elect to issue bankers' acceptances with terms of 30, 60, 90 or 180 days.

        The Credit Agreement contains provisions under which, from and after the date of delivery of Jostens' financial statements for the period ended January 2, 2004, and, so long as no default shall have occurred and be continuing, interest rates under the Revolving Credit Facility will be subject to change in increments based upon a leverage-based pricing grid.

  •
  Term Facility.    Adjusted LIBOR plus 2.50% or ABR plus 1.50%.

  •
  All Facilities.    Jostens may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 9 or 12 months) for Adjusted LIBOR borrowings. Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of either Canadian Prime Rate loans or ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

        ABR is the Alternate Base Rate, which is the higher of CSFB's Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1% per annum.

        Adjusted LIBOR will at all times include statutory reserves.

        Canadian Prime Rate is the higher of (i) the Canadian Administrative Agent's reference rate from time to time in effect for determining interest rates on commercial loans in Canadian dollars made in Canada and (ii) the CDOR Rate plus 1% per annum.

Mandatory and Voluntary Prepayments

        Jostens will be required to make mandatory prepayments with respect to certain proceeds of equity offerings, asset sales and the incurrence of additional debt, as well as with a certain percentage of "excess cash flow" from the previous fiscal year.

        The foregoing mandatory prepayments shall be applied: (i) first, to the scheduled installments of principal of the Term Facility due within 12 months of the prepayment, and (ii) then pro rata to the remaining amortization payments under the Term Facility.

        The new senior secured credit facility provides that Jostens may from time to time make voluntary prepayments of loans in whole or in part without penalty, subject to minimum prepayment amounts and reimbursement of the breakage costs in the case of prepayment of loans bearing interest at Adjusted LIBOR prior to the end of the then-current interest period.

Covenants

        The senior credit agreement contains affirmative and negative covenants and requirements affecting JIHC, Jostens and its subsidiaries. In general, the affirmative covenants provide for, among other requirements, delivery of financial statements and other financial information to the lenders and notice to the lenders upon the occurrence of certain events. The affirmative covenants also include standard covenants relating to the operation of Jostens' and its subsidiaries' business.

        The senior credit agreement also contains negative covenants and restrictions on actions by Jostens, JIHC and its subsidiaries including, without limitation, incurrence of additional indebtedness, restrictions on dividends and other restricted payments, prepayments of debt, liens, sale-leaseback transactions, loans and investments, hedging arrangements, mergers, transactions with affiliates, changes in business, asset sales, amendments of material debt and other agreements and capital expenditures. The new senior secured credit facility requires that Jostens meet certain financial covenants, ratios and tests, including maximum leverage ratios and a minimum interest coverage ratio.

Events of Default

        The new senior secured credit facility specifies certain customary events of default including, without limitation, non-payment of principal or interest, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default or cross acceleration of certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, certain ERISA events, invalidity of guarantees and certain other documents under the new senior secured credit facility and change of control.

Fees and Expenses

        Jostens is required to pay certain on-going fees in connection with the new senior secured credit facility, including:

  •
  letter of credit fees,

  •
  agency fees, and

  •
  commitment fees.

        Commitment fees are payable quarterly in arrears, initially at a rate per annum of 0.75% on the average daily unused portion of the new senior secured credit facility. After the date of delivery of Jostens' financial statements for the period ended January 2, 2004, and, so long as no default shall have occurred and be continuing, commitment fees under the new senior secured credit facility will be subject to change in increments based upon a leveraged-based pricing grid and utilization rates.

12 3/4% Senior Subordinated Notes

General

        Jostens issued the Jostens Notes in May 2000, in an aggregate principal amount of $225.0 million, with a maturity date of May 1, 2010. Capitalized terms used but not defined in this section are defined in the indenture governing the Jostens Notes.

Ranking

        The Jostens Notes are unsecured, are or will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Debt of Jostens, rank or will rank pari passu in right of payment with all existing and future Pari Passu Debt of Jostens and are or will be senior in right of payment to all existing and future Subordinated Debt of Jostens. The Jostens Notes are also effectively subordinated to any Secured Debt of Jostens and its subsidiaries to the extent of the value of the assets securing such Debt.

Optional Redemption

        Except as described in the following paragraphs, the Jostens Notes are not redeemable at Jostens' option prior to May 1, 2005. Thereafter, the notes will be subject to redemption at any time at the option of Jostens, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2005	106.375%
2006	104.250%
2007	102.125%
2008 and thereafter	100.000%

        At any time on or prior to May 1, 2005, the notes may be redeemed as a whole but not in part at the option of Jostens upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 120 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest and Liquidated Damages, if any, to, the redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date.

Mandatory Redemption

        Except as set forth below under "—Repurchase at the Option of Holders," Jostens is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Change of Control

        If a Change of Control of Jostens occurs, Jostens must give holders of the Jostens Notes an opportunity to sell the Jostens Notes at a purchase price of 101% of the principal amount of the Jostens Notes plus accrued unpaid interest, if any. Jostens purchased $3.5 million principal amount of the Jostens Notes pursuant to a Change of Control Offer commenced on July 30, 2003.

Certain Covenants

        The indenture governing the Jostens Notes contains covenants that limit Jostens' ability and certain of its restricted subsidiaries' ability to:

  •
  incur additional indebtedness;

  •
  make distributions and certain other restricted payments;

  •
  repurchase or retire its capital stock or subordinated indebtedness;

  •
  make certain investments;

  •
  create restrictions on the payment of dividends or other amounts to it from its subsidiaries;

  •
  engage in certain transactions with affiliates;

  •
  sell assets, including capital stock of its subsidiaries;

  •
  consolidate, merge or transfer all or substantially all of its assets;

  •
  create liens without securing the Jostens Notes; and

  •
  designate subsidiaries as unrestricted subsidiaries.

Events of Default

        The Jostens Notes specify certain events of default including failure to pay principal and interest on the Jostens Notes, a failure to comply with covenants, subject to 30 and 60 day grace periods in certain instances, a failure by Jostens or its significant subsidiaries to pay judgments or other indebtedness and certain bankruptcy and insolvency events with respect to us and our significant subsidiaries.

14% Senior Redeemable PIK Preferred Stock

General

        In connection with the recapitalization in 2000, Jostens issued the Jostens Preferred Stock, having an initial liquidation preference of $60.0 million, holders of which are entitled to receive dividends at a rate of 14% per annum compounded quarterly, payable either in cash or in additional shares of the Jostens Preferred Stock. The holders of these shares are, under specified circumstances involving a default by Jostens, entitled to additional dividends at a rate of 1% of the liquidation preference per share of redeemable preferred stock and also are entitled to designate up to two members of the Jostens' board of directors.

        Capitalized terms used but not defined in this section are defined in the certificate of designation with respect to the Jostens Preferred Stock.

Ranking

        Senior to common stock and all other classes or series of preferred stock.

Optional Redemption

        Except as described in the following paragraphs, the Jostens Preferred Stock is generally not redeemable at Jostens' option prior to May 1, 2005. Thereafter, the Preferred Stock will be subject to redemption at any time at the option of Jostens, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the liquidation preference)

set forth below plus accrued and unpaid dividends, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2005	107.000%
2006	104.667%
2007	102.333%
2008 and thereafter	100.000%

        At any time on or prior to May 1, 2005, the Jostens Preferred Stock may be redeemed as a whole but not in part at the option of Jostens upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 120 days after occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the liquidation preference thereof plus the Applicable Premium and accrued but unpaid dividends, if any, to the redemption date. The redeemable preferred stock will also be redeemable in part with the proceeds of a public equity offering by Jostens.

Mandatory Redemption

        Shares of the Jostens Preferred Stock are subject to mandatory redemption on May 1, 2011.

Change of Control

        In the event of a Change of Control of Jostens, Jostens will be required to make an offer to purchase the outstanding Jostens Preferred Stock at a price equal to 101% of the applicable liquidation preference including accrued but unpaid dividends.

Certain Covenants

        The terms of the Jostens Preferred Stock contain covenants placing restrictions and obligations on Jostens with respect to:

  •
  incurrence of additional indebtedness;

  •
  make distributions and certain other restricted payments;

  •
  repurchase or retire junior equity interests;

  •
  make certain investments;

  •
  create restrictions on the payment of dividends or other amounts to it from its subsidiaries;

  •
  consolidate, merge or transfer all or substantially all of its assets;

  •
  engage in certain transactions with affiliates; and

  •
  designate subsidiaries and unrestricted subsidiaries.

Transfer Restrictions

        Shares of Jostens Preferred Stock are not subject to any restrictions on transferability, other than restrictions imposed by applicable federal and state securities laws.

DESCRIPTION OF THE NOTES

        The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes. We have filed copies of the Indenture and the Registration Rights Agreement as exhibits to the registration statement. You may also request copies of these agreements at our address set forth under the heading "Where You Can Find More Information."

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the Indenture. In this description, the terms "Company," "we," "our" and "us" refer only to Jostens Holding Corp. and not to any of its subsidiaries.

        The Notes were issued under an Indenture, dated as of December 2, 2003 (as supplemented, the "Indenture"), between the Company and BNY Midwest Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

Brief Description of the Notes

        The Notes:

  •
  are unsecured senior obligations of the Company;

  •
  are senior in right of payment to all of the existing and future Subordinated Debt of the Company; and

  •
  are effectively junior to all of the existing and future liabilities and preferred stock of the Company's subsidiaries.

Principal, Maturity and Interest

        We issued the Notes in denominations of $1,000 principal amount at maturity and any integral multiple of $1,000 principal aggregate amount at maturity. The Notes will mature on December 1, 2013. Subject to our compliance with the covenant described under the subheading "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock," we are permitted to issue an unlimited amount of additional Notes under the Indenture (the "Additional Notes"). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the Notes include any Additional Notes actually issued.

        No cash interest will accrue on the Notes prior to December 1, 2008, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. The Accreted Value of each Note will increase from the date of issuance until December 1, 2008 at a rate of 10 1/4% per annum, reflecting the accrual of non-cash interest, such that the Accreted Value will equal the stated principal amount at maturity on December 1, 2008. Cash interest on the Notes will accrue at the rate of 10 1/4% per annum from December 1, 2008, or from the most recent date to which interest has been paid or provided for, and will be payable semiannually in arrears on June 1 and December 1 of each year, commencing on June 1, 2009. We will make each interest payment to the holders of record of the Notes on the immediately preceding May 15 and November 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

        On and after December 1, 2008, we will be permitted at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of Accreted Value of the Notes on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 1 of the years set forth below:

Period	Redemption Price
2008	105.125%
2009	103.417
2010	101.708
2011 and thereafter	100.000

        Prior to December 1, 2006, we may at our option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount at maturity not to exceed 35% of the aggregate principal amount at maturity of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of Accreted Value thereof at the redemption date) of 110.25%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

  (1)
  at least 65% of such aggregate principal amount at maturity of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

  (2)
  each such redemption occurs within 90 days after the date of the related Equity Offering.

        Prior to December 1, 2008, we may at our option redeem all or a portion of the Notes at a redemption price equal to 100% of the Accreted Value of the Notes at the redemption date plus the Applicable Premium as of the redemption date. Notice of such redemption must be mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

        "Applicable Premium" means with respect to a Note at any redemption date, the excess of (1) the present value at such redemption date of the redemption price of such Note on December 1, 2008 (such redemption price being described in the second paragraph in this "—Optional Redemption" section), computed using a discount rate equal to the Adjusted Treasury Rate, over (2) the Accreted Value of such Note on such redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after December 1, 2008, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to December 1, 2008, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to December 1, 2008.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and one other nationally recognized investment banking firm selected by the Company that are primary U.S. Government securities dealer.

        "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at [    ], New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

        If we elect to redeem less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

        We will redeem Notes with a principal amount at maturity of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount at maturity thereof to be redeemed. We will issue a new Note in a principal amount at maturity equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, Accreted Value ceases to accrete and interest ceases to accrue, in each case to the extent applicable, on Notes or portions thereof called for redemption unless we default in making the redemption payment.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions "—Change of Control" and "—Asset Sales." We may at any time and from time to time purchase Notes in tender offers, open market purchases, negotiated transactions or otherwise.

Ranking

Senior Company Debt versus Notes

        The indebtedness evidenced by the Notes will be unsecured and will rank pari passu in right of payment to the Company's senior Debt. As of September 27, 2003, after giving pro forma effect to the offering of the Notes, the Company would have had no Debt outstanding other than the Notes. The Notes are unsecured obligations of the Company.

Liabilities of Subsidiaries versus Notes

        We are a holding company with no revenue-generating operations of our own. Our only asset is our equity interest in JIHC, another holding company whose only asset is its common equity interest in Jostens, which is pledged to secure Jostens' obligations under the Credit Agreement. In addition, JIHC has guaranteed Jostens' obligations under the Credit Agreement.

        All of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders of our subsidiaries. See "Risk Factors—Risks Related to the Notes—Because Jostens Holdings is the sole obligor of the notes, and its subsidiaries will not guarantee Jostens Holdings' obligations under the notes or have any obligation with respect to the notes, the notes will be structurally subordinated to the debt and liabilities of Jostens Holdings' subsidiaries."

        At September 27, 2003, after giving pro forma effect to the offering of the Notes and the application of the estimated net proceeds therefrom, the total indebtedness of our subsidiaries would have been approximately $769.8 million, and our subsidiaries would have had $95.7 million aggregate liquidation preference of preferred stock (including accrued dividends). Although the Indenture limits the Incurrence of Debt and Preferred Stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such subsidiaries of liabilities that are not considered Debt or Preferred Stock under the Indenture. See "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock."

Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), unless all Notes have been called for redemption pursuant to the provision described above under "—Optional Redemption," each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  (1)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

  (2)
  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Members;

  (3)
  to the extent any Jostens Existing Notes are outstanding, a "Change of Control," as defined in the Jostens Existing Indenture, shall have occurred;

  (4)
  to the extent any shares of Jostens Senior Preferred Stock are issued and outstanding, a "Change of Control," as defined in the Jostens Certificate of Designation shall have occurred; or

  (5)
  the failure at any time by the Company to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, (A) 100% of the Voting Stock of JIHC (except to the extent JIHC is merged with and into the Company or Jostens in accordance with the terms of the Indenture) or (B) 100% of the Voting Stock of Jostens (except to the extent Jostens is merged with and into the Company or JIHC in accordance with the terms of the Indenture).

        Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  (1)
  that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

  (3)
  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Debt are contained in the covenants described under "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock" and "—Limitation on Liens." Such restrictions can only be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

        The Credit Agreement prohibits Jostens and its subsidiaries from paying dividends or otherwise transferring assets to us prior to July 29, 2010, other than for certain administrative, legal and accounting services. The Jostens Existing Notes and Jostens Certificate of Designation also significantly restrict Jostens and its subsidiaries from paying dividends or otherwise transferring assets to us. Jostens is currently prohibited from paying any dividend or otherwise transferring assets to us. The Credit Agreement also provides that the occurrence of certain change of control events with respect to JIHC or Jostens would constitute a default thereunder. In the event a Change of Control occurs at a time when we do not have access to cash flow from Jostens and its subsidiaries, we may seek the consent of Jostens' lenders and debt and preferred stock holders to permit the dividend or other transfer of assets necessary to permit us to purchase Notes. We may also attempt to refinance the borrowings or preferred stock that contain such prohibitions. If we do not obtain such a consent or repay such borrowings, we will not have the money necessary to purchase the Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture. See "—Risk Factors—Risks Related to the Notes—Jostens Holdings may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the notes."

        Future indebtedness that we may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the Notes.

Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or property or assets that will be used or useful in a Permitted Business of the Company or any of its Restricted Subsidiaries; provided that this clause (2) shall not apply to any sale of Equity Interests of or other Investments in Unrestricted Subsidiaries. For purposes of this provision, each of the following will be deemed to be cash:

    (A)
    any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets, or from which the Company and its Restricted Subsidiaries are released; and

    (B)
    any Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 150 days after receipt.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

  (1)
  to repay Pari Passu Debt or to repay Debt of any Restricted Subsidiary;

  (2)
  to make capital expenditures or to acquire properties and assets that will be used or useful in the business of the Company or any of its Subsidiaries; or

  (3)
  to the acquisition of a controlling interest in another entity engaged in a Permitted Business;

provided that if during such 360-day period the Company or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) or if the application of such Net Proceeds is part of a project authorized by the Board of Directors in good faith that will take longer than 360 days to complete and such project has begun, such 360-day period will be extended with respect to the amount of Net Proceeds so committed until required to be paid in accordance with such agreement (or, if earlier, until termination of such agreement) or, until completion of such project, as the case may be. Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under a Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will:

  (1)
  make an offer to all holders of Notes; and

  (2)
  prepay, purchase or redeem (or make an offer to do so) any Pari Passu Debt or Debt of a Restricted Subsidiary in accordance with provisions governing such Debt requiring the Company to prepay, purchase or redeem such Debt with the proceeds from any Asset Sales (or offer to do so), pro rata in proportion to the respective principal amounts of the Notes and such other Debt required to be prepaid, purchased or redeemed or tendered for, in the case of the Notes pursuant to such offer (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of such pro rata portion of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of their Accreted Value plus accrued and unpaid interest to the date of purchase subject to the right of holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth in the Indenture.

        To the extent that the aggregate principal amount at maturity of Notes and Pari Passu Debt or Debt of a Restricted Subsidiary tendered pursuant to an Asset Sale Offer or other offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the Accreted Value of Notes surrendered by holders thereof exceeds the pro rata portion of such Excess Proceeds to be used to purchase Notes, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Notwithstanding anything to the contrary in the foregoing, the Company may commence an Asset Sale Offer prior to the expiration of 360 days after the occurrence of an Asset Sale.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with an Asset Sale Offer and the purchase of Notes pursuant thereto. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

Certain Covenants

        The Indenture contains covenants including, among others, the following:

Limitation on Incurrence of Debt and Issuance of Preferred Stock

  (a)
  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "Incur") any Debt (including Acquired Debt) or issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the Incurrence or issuance of any such Debt, (1) the Company and its Restricted Subsidiaries may Incur Debt (including Acquired Debt) or may issue shares of Disqualified Stock and its Restricted Subsidiaries may issue Preferred Stock, if, in any such case, the Consolidated Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, and (2) Jostens and any Restricted Subsidiary of Jostens may Incur Debt (including Acquired Debt) or issue shares of Disqualified Stock, and Restricted Subsidiaries of Jostens may issue Preferred Stock, if, in any such case, the Consolidated Coverage Ratio for Jostens' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is Incurred or such Disqualified Stock or other Preferred Stock is issued would have been at least 2.00 to 1.00, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period,

  (b)
  The provisions of paragraph (a) of this covenant will not apply to any of the following items (collectively, "Permitted Debt"):

  (1)
  the Incurrence by the Company or any of its Restricted Subsidiaries of term and revolving Debt and letters of credit (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof) under Credit Facilities (including Guarantees of such Debt by the Company or any of its Restricted Subsidiaries); provided that the aggregate principal amount of such Debt outstanding pursuant to this clause (1) without duplication, does not exceed an amount equal to the sum of (a) $500.0 million and

      (b) the greater of $170.0 million and the Borrowing Base at the time such Debt is Incurred;

    (2)
    the Incurrence by the Company of Debt represented by the Notes and the Exchange Notes (other than any Additional Notes);

    (3)
    the Incurrence by the Company and its Restricted Subsidiaries of the Existing Debt (other than Debt described in clauses (1) and (2));

    (4)
    the issuance by the Company and its Restricted Subsidiaries of Preferred Stock outstanding on the Issue Date;

    (5)
    the Incurrence by the Company or any of its Restricted Subsidiaries of (A) Acquired Debt or (B) Debt (including Capital Lease Obligations) for the purpose of financing or Refinancing all or any part of the lease, purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of the Co mpany or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Debt is owed to the seller or Person carrying out such construction or improvement or to any third party), in an aggregate principal amount at the date of such Incurrence (including all Permitted Refinancing Debt Incurred to Refinance any other Debt Incurred pursuant to this clause (5)) not to exceed an amount equal to $35.0 million; provided that such Debt exists at the date of such purchase or transaction, or is created within 180 days thereafter;

    (6)
    the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to Refinance, Debt or Preferred Stock (other than intercompany Debt, Preferred Stock of the Company or Preferred Stock held by any Affiliate of the Company) Incurred or issued pursuant to the paragraph (a) of this covenant, or pursuant to clause (2), (3), (4), (5) or (6) of this paragraph;

    (7)
    the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Debt or Preferred Stock owed or issued to and held by the Company and any of its Restricted Subsidiaries including any Debt arising in connection with a Qualified Receivables Transaction; provided, however, that (A) such Debt of the Company shall be subordinated and junior in right of payment to the Notes and (B) (x) any subsequent issuance or transfer of Equity Interests or other action that results in any such Debt or Preferred Stock being held by a Person other than the Company or any of its Restricted Subsidiaries and (y) any sale or other transfer of any such Debt or Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Debt or issuance of such Preferred Stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

    (8)
    the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred (A) for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of the Indenture to be outstanding in a notional amount not exceeding the amount of such Debt or (B) for the purpose of fixing or hedging currency exchange rate risk or commodity price risk Incurred in the ordinary course of business, and in each case, not for speculative purposes;

    (9)
    the Guarantee by the Company or any Restricted Subsidiary of the Company of Debt of the Company or any other Restricted Subsidiary of the Company, in each case, that was permitted to be Incurred by another provision of this covenant;

    (10)
    the Incurrence by Foreign Subsidiaries of the Company of Debt for working capital purposes (including acquisitions), and by any Restricted Subsidiary of the Company of Guarantees of Debt of Foreign Subsidiaries of the Company or foreign joint ventures; provided that the aggregate principal amount of such Debt and of the Debt so Guaranteed at any time outstanding does not exceed $30.0 million; and

    (11)
    the Incurrence by the Company or any of its Restricted Subsidiaries of additional Debt (which may comprise Debt under the Credit Facilities) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, pursuant to this clause (11) not to exceed an amount equal to $50.0 million;

provided, however, that, notwithstanding the foregoing, the Company shall not Guarantee any Debt of any of its Restricted Subsidiaries unless and until JIHC has been merged with and into the Company or Jostens and the Company holds directly 100% of the Voting Stock of Jostens.

  (c)
  For purposes of determining compliance with this covenant:

  (1)
  the outstanding principal amount of any particular Debt shall be counted only once and any obligation arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Debt shall be disregarded;

  (2)
  in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to paragraph (a) of this covenant, the Company shall, in its sole discretion, classify such item of Debt (or any portion thereof) on the date of its Incurrence, in any manner that complies with this covenant and such item of Debt (or portion thereof) will be treated as having been Incurred pursuant to only one of the clauses of Permitted Debt or pursuant to paragraph (a) of this covenant;

  (3)
  the Company may at any time change the classification of an item of Debt (or any portion thereof) to any other clause of Permitted Debt or to paragraph (a) of this covenant; provided that the Company would be permitted to incur such item of Debt (or that portion thereof) pursuant to that other clause of Permitted Debt or paragraph (a) of this covenant, as the case may be, at the time of reclassification;

  (4)
  any Debt outstanding under the Credit Facilities after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above; and

  (5)
  accrual of interest and the accretion of accreted value or the issuance of preferred stock as paid-in-kind dividends will not be deemed to be an Incurrence of Debt or an issuance of Preferred Stock for purposes of this covenant.

  (d)
  Notwithstanding any other provision in this covenant, the maximum amount of Debt that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Debt where the Debt Incurred is denominated in a different currency, the amount of such Debt will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Debt; provided, however, that if any such Debt denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being Refinanced will be the U.S. Dollar Equivalent of the Debt Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Permitted Refinancing Debt will be determined in accordance with the preceding sentence, and (2) the principal amount of the Permitted Refinancing Debt exceeds the principal amount of the Debt being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Permitted Refinancing Debt is Incurred.

Limitation on Restricted Payments

        (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other distribution (including any payment by the Company or any Restricted Subsidiary of the Company in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) and dividends payable to the Company or any Restricted Subsidiary of the Company);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including any acquisition or retirement by the Company or any Restricted Subsidiary of the Company in connection with any merger or consolidation) any Equity Interests of the Company;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Debt of the Company, except (a) a payment of interest, principal or other related Obligations at Stated Maturity and (b) the purchase, repurchase or other acquisition or retirement of Subordinated Debt of the Company in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition or retirement; or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (A)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (B)
  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock"; and

    (C)
    such Restricted Payment, together with (without duplication) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date, is less than the sum (without duplication) (the "Restricted Payments Basket") of:

    (i)
    50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is negative, 100% of such negative amount); plus

    (ii)
    100% of the aggregate net cash proceeds, and the fair market value of any property other than cash, received by the Company from the issue or sale (other than to a Subsidiary of the Company) of, or from capital contributions with respect to, Equity Interests of the Company (other than Disqualified Stock and all warrants, options or other rights to acquire Disqualified Stock (but excluding any debt security that is convertible into, or exchangeable for, Disqualified Stock)), in either case after the Issue Date; plus

    (iii)
    the amount by which the aggregate principal amount (or accreted value, if less) of Debt or Disqualified Stock of the Company or any Restricted Subsidiary of the Company is reduced on the Company's consolidated balance sheet upon the conversion or exchange after the Issue Date of any Debt convertible into or exchangeable for Equity Interests (other than Disqualified Stock) of the Company, together with the net cash proceeds received by the Company at the time of such conversion; plus

    (iv)
    100% of the aggregate net cash proceeds received by the Company or a Restricted Subsidiary of the Company since the Issue Date (to the extent not included in Consolidated Net Income of the Company) from (x) Restricted Investments, whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) thereof made by the Company and its Restricted Subsidiaries (less the cost of such sale or disposition, if any) and (y) a cash dividend from, or the sale (other than to the Company or a Restricted Subsidiary of the Company) of the stock of, an Unrestricted Subsidiary of the Company; plus

    (v)
    upon the redesignation as a Restricted Subsidiary of any Subsidiary that was designated an Unrestricted Subsidiary of the Company after the Issue Date, the fair market value of the Restricted Investments of the Company and its Restricted Subsidiaries (other than such Subsidiary) in such Subsidiary.

  (b)
  The foregoing provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests or Subordinated Debt of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests (other than any Disqualified Stock) of, or a capital contribution to, the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall not increase the Restricted Payments Basket;

    (3)
    the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Debt of the Company (A) made by an exchange for, or with the net cash proceeds from a substantially concurrent Incurrence of, Permitted Refinancing Debt or (B) upon a Change of Control or Asset Sale to the extent required by the agreement governing such Subordinated Debt but only if the Company shall have complied with the covenants described under the heading "Change of Control" or "Asset Sales," as the case may be, and purchased all Notes validly tendered pursuant to the relevant offer prior to purchasing or repaying such Subordinated Debt;

    (4)
    the payment of any dividend by a Restricted Subsidiary to the holders of its common Equity Interests on a pro rata basis;

    (5)
    the payment of any dividend on Disqualified Stock or Preferred Stock issued pursuant to the covenant described under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock"; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom);

    (6)
    repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

    (7)
    cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company);

    (8)
    to the extent constituting Restricted Payments, the Specified Affiliate Payments;

    (9)
    Restricted Payments in an aggregate amount not to exceed $25.0 million;

    (10)
    without limitation of the parenthetical at the end of clause (1) of paragraph (a) of this covenant, the payment of any dividends in respect of the Jostens Senior Preferred Stock in the form of additional shares of Jostens Senior Preferred Stock having the terms and conditions set forth in the Jostens Certificate of Designation; or

    (11)
    the declaration and payment of dividends with the net proceeds received by the Company from the sale of the Notes on the Issue Date.

        (c)   In determining the aggregate amount of Restricted Payments made after the Issue Date in accordance with clause (4)(C) of paragraph (a) of this covenant, amounts expended pursuant to clauses (1) (without duplication) and (4) (but not amounts under any other clauses of the immediately preceding paragraph) shall be included in such calculation; provided that any amounts expended pursuant to such clause (4) relating to dividends paid to the Company or one of its Restricted Subsidiaries shall not be included in such calculation.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary of the Company, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment or any property other than cash that increases the Restricted Payments Basket shall be determined in good faith by the Board of Directors of the Company.

        (d)   In making the computations required by this covenant:

    (1)
    the Company or the relevant Restricted Subsidiary of the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period; and

    (2)
    the Company or the relevant Restricted Subsidiary of the Company will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company and the Restricted Subsidiary of the Company that are available on the date of determination.

        (e)   If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company or any Restricted Subsidiary of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's or any such Restricted Subsidiary's financial statements, affecting Consolidated Net Income of the Company for any period. For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by clauses (1), (4), (6), (7), (8), and (12) of paragraph (b) of the covenant described under "—Transactions with Affiliates," shall be considered a Restricted Payment for purposes of, or otherwise restricted by, the Indenture.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

  (1)
  (A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Debt owed to the Company or any of its Restricted Subsidiaries;

  (2)
  make any loans or advances to the Company or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its property or assets to the Company or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (A)
  contracts or instruments in effect on the Issue Date as in effect at the Issue Date, including the Credit Agreement, other Existing Debt and the Jostens Senior Preferred Stock and the related documentation;

  (B)
  the Indenture, the Notes, the Exchange Notes, the Jostens Existing Notes (and the indenture related thereto), the Guarantees of the Jostens Existing Notes and any agreement entered into after the Issue Date, provided that the encumbrances or restrictions in such agreements are not materially more restrictive than those contained in the foregoing agreements;

  (C)
  any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (but not created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

  (D)
  purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

  (E)
  Debt or other contractual requirements in connection with a Qualified Receivables Transaction that, in the good faith determination of the Board of Directors or senior management of the Company, are necessary or advisable to effect such Qualified Receivables Transaction;

  (F)
  in the case of clause (3) above, any encumbrance or restriction (x) that restricts in a customary manner the subletting, assignment, or transfer of any property or asset that is subject to a lease, license or similar contract or (y) contained in security agreements or mortgages securing Debt to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

  (G)
  in the case of clause (3) above, any Lien on property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

  (H)
  any restriction under an agreement (including an option or right) to sell property or assets of, or Equity Interests in, the Company or any Restricted Subsidiary pending the closing of such sale, which sale is permitted under the Indenture;

  (I)
  restrictions on cash or other deposits or net worth imposed by leases or other agreements entered into in the ordinary course of business;

  (J)
  customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the Equity Interests therein) entered into in the ordinary course of business;

  (K)
  any encumbrances or restrictions created with respect to (x) Debt or Preferred Stock of Jostens or Jostens Guarantors permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" and (y) Debt or Preferred Stock of Restricted Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption "—Limitation on Incurrence of Debt and Issuance of Preferred Stock," provided that in the case of this clause (y) the Board of Directors of the Company determines (as evidenced by a resolution of the Board of Directors of the Company) in good faith at the time such encumbrances or restrictions are created that such encumbrances or restrictions would not reasonably be expected to impair the ability of the Company to make payments of interest and scheduled payments of principal on the Notes in each case as and when due;

  (L)
  any encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Company or any of its Restricted Subsidiaries or any of their businesses in connection with any development grant made or other assistance provided to the Company or any of its Restricted Subsidiaries by such governmental authority; or

  (M)
  any amendments, modifications, restatements, increases, supplements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (L) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrances or restrictions than those contained in the contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Affiliate Transactions

        (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance, Guarantee or other transaction with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction"), unless:

    (1)
    such Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary of the Company than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

    (2)
    the Company delivers to the Trustee:

    (A)
    with respect to any Affiliate Transaction entered into after the Issue Date involving aggregate consideration in excess of $4.0 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Company; and

    (B)
    with respect to any Affiliate Transaction involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Qualified Party.

  (b)
  Notwithstanding the foregoing, the following will not be deemed to be Affiliate Transactions:

  (1)
  any employment agreements, non-competition agreements, stock purchase or option agreements, collective bargaining agreements, employee benefit plans or arrangements (including vacation plans, health and life insurance plans, deferred compensation plans, stock loan programs, long-term incentive plans, directors' and officers' indemnification agreements and retirement, savings or similar plans), related trust agreements or any similar arrangements, in each case in respect of employees, officers or directors and entered into in the ordinary course of business, any payments or other transactions contemplated by any of the foregoing and any other payments of compensation to employees, officers, directors or consultants in the ordinary course of business or in connection with the Company's transition to new ownership;

  (2)
  transactions between or among (A) the Company and/or its Restricted Subsidiaries or (B) the Company and/or one or more of its Restricted Subsidiaries and any joint venture; provided no Affiliate of the Company (other than a Restricted Subsidiary of the Company) owns Capital Stock of any such joint venture;

  (3)
  Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described under "—Limitation on Restricted Payments";

  (4)
  loans or advances to employees (or Guarantees of third party loans to employees) in the ordinary course of business or pursuant to a stock loan program;

  (5)
  transactions among the Company and/or one or more of its Subsidiaries effected as part of a Qualified Receivables Transaction;

  (6)
  the payment to DLJMB or its Affiliates of (A) fees with respect to the offering of the Notes, to be paid on the Issue Date, in an amount not to exceed $6.0 million, (B) management, consulting and advisory fees and expenses in an aggregate amount not to exceed $2.5 million in any calendar year, (C) fees in respect of any acquisitions or dispositions in which DLJMB or its Affiliates acted as an adviser to the Company or any of its Restricted Subsidiaries in an amount not to exceed 1% of the value of such transaction, and (D) customary fees for any financing, underwriting or placement services or in respect of other commercial banking or investment banking activities;

    (7)
    any agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction pursuant thereto;

    (8)
    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case in the reasonable determination of the Board of Directors of the Company or the senior management thereof;

    (9)
    Debt permitted by clause (11) of paragraph (b) of the covenant described under the caption "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary of the Company than those that would have been obtained in a comparable transaction with an unrelated Person, or, if there is no comparable transaction, have been negotiated in good faith by the parties thereto and, if any member of management is then a member of the Board of Directors of the Company or the relevant Restricted Subsidiary, also approved by such member;

    (10)
    any transaction on arm's length terms with non-affiliates that become Affiliates as a result of such transaction;

    (11)
    the issuance of Equity Interests of the Company; and

    (12)
    the entering into of a Tax Sharing Agreement or any transaction pursuant thereto.

Limitation on Line of Business

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than any Permitted Business, except to such extent as is not material to the Company and its Restricted Subsidiaries taken as a whole.

Limitation on Liens

        The Company will not create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) (the "Initial Lien") that secures obligations under any Debt of the Company on any asset or property of the Company, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

  (1)
  in the case of Liens securing Debt that constitutes Subordinated Debt or is otherwise subordinate or junior in right of payment to the Obligations under the Indenture or the Notes, as the case may be, the Notes are secured by a Lien on such asset, property or proceeds that is senior in priority to such Liens; or

  (2)
  in all other cases, the Notes are equally and ratably secured.

        Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Guarantees of Company Debt

        The Company will not permit any Restricted Subsidiary to Guarantee any Debt of the Company or to secure any Debt of the Company with a Lien on the assets of such Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to Guarantee or secure the Notes, as the case may be, on an equal and ratable basis with such Guarantee or Lien for so long as such Guarantee or Lien remains effective; provided, however, that any Guarantee by a Restricted Subsidiary of Subordinated Debt of the Company shall be subordinated and junior in right of payment to the contemporaneous Guarantee of the Notes by such Restricted Subsidiary; provided further, however, that the Company shall not permit a Restricted Subsidiary to secure any Subordinated Debt of the Company or to Guarantee any Equity Interests of the Company.

Limitations on Designations of Unrestricted Subsidiaries

        (a)   The Board of Directors of the Company may designate (a "Designation") any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary, so long as such Designation would not cause a Default; provided that:

  (1)
  any then existing Guarantee by the Company or any Restricted Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an "Incurrence" of such Debt at the time of such Designation; and

  (2)
  either (A) the Subsidiary to be so designated has total assets of $1.0 million or less or (B) if such Subsidiary has assets greater than $1.0 million, the "Incurrence" of Debt referred to in clause (1) of this provision would be permitted under paragraph (a) of the "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" covenant described above.

        For purposes of making the determination of whether such Designation would cause a Default, the portion of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries (excluding Permitted Investments) in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be a Restricted Payment. Such Designation will only be permitted if such Restricted Payment would be permitted at such time.

        The Board of Directors may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"); provided that:

  (1)
  no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Revocation; and

  (2)
  all Liens and Debt of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.

        Any such Designation or Revocation by the Board of Directors of the Company after the Issue Date shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation and an Officers' Certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Merger, Consolidation and Sale of All or Substantially All Assets

        The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

  (1)
  the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

  (3)
  immediately before and immediately after giving effect to such transaction (including giving effect to any Debt being Incurred in connection in with the transaction) no Default or Event of Default exists; and

  (4)
  except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant described under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" or (B) have a Consolidated Coverage Ratio at least equal to the Consolidated Coverage Ratio of the Company for such four-quarter reference period.

        Notwithstanding the foregoing clauses (3) and (4):

  (A)
  any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company; and

  (B)
  the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the assets and properties of the Company (determined on a consolidated basis for the Company and its Subsidiaries), shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

SEC Reports

        Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC subject to the next sentence and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, the

Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

Defaults

        Each of the following constitutes an Event of Default with respect to the Notes:

  (1)
  default for 30 days in the payment when due of interest on the Notes;

  (2)
  default in payment when due of the principal of the Notes (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or an Asset Sale Offer);

  (3)
  failure by the Company for 30 days after receipt of notice from the Trustee or the holders of at least 25% in principal amount at maturity of the then outstanding Notes to comply with the provisions described above under captions "—Change of Control," "—Asset Sales", or under "—Certain Covenants" under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock," "—Limitation on Restricted Payments," "—Limitation on Liens," "—Limitation on Guarantees of Company Debt" or "—Merger, Consolidation and Sale of All or Substantially All Assets";

  (4)
  failure by the Company for 60 days after receipt of notice from the Trustee or the holders of at least 25% in principal amount at maturity of the then outstanding Notes specifying such failure to comply with any of its other agreements in the Indenture or the Notes;

  (5)
  failure by the Company or any Restricted Subsidiary that is a Significant Subsidiary to pay any Debt within any applicable grace period after final maturity or acceleration by the holders thereof because of a default if the total amount of all such Debt unpaid or accelerated at the time exceeds $25.0 million;

  (6)
  any judgment or decree for the payment of money in excess of $25.0 million (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) is entered against the Company or any Significant Subsidiary that is a Restricted Subsidiary of the Company and is not discharged, waived or stayed and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed; or

  (7)
  certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary.

        If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount at maturity of the then outstanding Notes may declare the Accreted Value of and accrued but unpaid interest on all the Notes (the "Default Amount") to be due and payable. Upon such a declaration, the Default Amount shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, the Default Amount on all the Notes will become due and payable without further action or notice.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in aggregate principal amount at maturity of the Notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

  (4)
  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount at maturity of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of or premium on, the Notes.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee shall mail to each holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of holders of Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof actually know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, forthwith upon any Senior Officer obtaining actual knowledge of any such Default, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

        Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

  (1)
  reduce the principal amount at maturity of Notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal amount at maturity or Accreted Value of, change the calculation of Accreted Value so as to reduce the Accreted Value at any time, reduce any premium payable upon optional redemption of the Notes or otherwise alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption"—Change of Control" or "—Asset Sales");

  (3)
  reduce the rate of or extend the time for payment of interest on any Note;

  (4)
  waive a Default or Event of Default in the payment of principal of interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount at maturity of the Notes and a waiver of the payment default that resulted from such acceleration as provided in the Indenture);

  (5)
  make any Note payable in money other than that stated in the Notes;

  (6)
  impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (7)
  make any change in the foregoing amendment and waiver provisions; or

  (8)
  make any change in the ranking or priority of any Note that would adversely affect the Noteholders.

        Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger, consolidation or sale of assets, to provide for Guarantors, to make any change that would provide any additional rights or benefits to the holders of Notes or that, as determined by the Board of Directors of the Company in good faith, does not adversely affect the legal rights of any such holder under the Indenture or the Notes, or to qualification of the Indenture under the Trust Indenture Act.

Transfer

        The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

        Upon the request of the Company, the Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture, the Registration Rights Agreement relating thereto and the Notes when:

  (1)
  either:

  (A)
  all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance as described under the caption "—Defeasance") have been delivered to the Trustee for cancellation; or

  (B)
  all Notes not theretofore delivered to the Trustee for cancellation:

  (i)
  have become due and payable;

  (ii)
  will become due and payable at maturity within one year; or

  (iii)
  are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust for such purpose in an amount sufficient to pay and discharge the entire Debt on such Notes not theretofore delivered to the Trustee for cancellation, for principal of and interest on the Notes to the date of such deposit (in case of Notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

  (2)
  the Company has paid or caused to be paid all sums payable under the Indenture by the Company; and

  (3)
  the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture and the Notes have been complied with.

Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") and cure all then existing Events of Default, except for:

  (1)
  the rights of holders of outstanding Notes to receive payments in respect of the principal of and interest and on such Notes when such payments are due from the trust referred to below;

  (2)
  the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, and, solely with respect to the Company, bankruptcy and insolvency events) described under "—Defaults" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company shall irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable Government Notes, or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

  (A)
  the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (B)
  since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

  (5)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

  (6)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (7)
  the Company shall have delivered to the Trustee an opinion of counsel, subject to customary assumptions and exclusions, to the effect that after the 91st day following the deposit, the trust funds will not be part of any "estate" formed by the bankruptcy or reorganization of the Company or subject to the "automatic stay" under the Bankruptcy Law or, in the case of Covenant Defeasance, will be subject to a first priority Lien in favor of the Trustee for the benefit of the holders;

  (8)
  the Company shall deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

  (9)
  the Company shall deliver to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Concerning the Trustee

        BNY Midwest Trust Company is the Trustee under the Indenture and Registrar and Paying Agent with regard to the Notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount at maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Company will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.

Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Book-Entry, Delivery and Form

        The Notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC, including the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream").

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The issuer takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

        DTC has advised the issuer that DTC is a limited-purpose trust issuer created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the issuer that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the issuer, the Trustee nor any agent of the issuer or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the issuer. Neither the issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the issuer fails to appoint a successor depositary;

  (2)
  the issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Notes:

  (1)
  if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
Issue Date	$606.82
June 1, 2004	$637.75
December 1, 2004	$670.43
June 1, 2005	$704.79
December 1, 2005	$740.91
June 1, 2006	$778.88
December 1, 2006	$818.80
June 1, 2007	$860.76
December 1, 2007	$904.88
June 1, 2008	$951.25
December 1, 2008	$1,000.00
  (2)
  if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

  (3)
  if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal to the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of 12 30-day months, and the denominator of which is 180 (or, if the Semi-Annual Accrual Date immediately preceding the Specified Date is the Issue Date, the denominator of which is the number of days from and including the Issue Date to and excluding the next Semi-Annual Accrual Date); or

  (4)
  if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Debt Incurred in connection with, or in contemplation of, such other Person's merging with or into or becoming a Restricted Subsidiary of such specified Person; and

  (2)
  Debt secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" means the acquisition of Jostens by the Company on July 29, 2003.

        "Affiliate" of any specified Person means:

  (1)
  any other Person, which directly or indirectly, is in control of, controlled by or is under common control with such specified Person;

  (2)
  any other Person that owns, directly or indirectly, 15% or more of such specified Person's Voting Stock; or

  (3)
  any Person who is a director or officer of such Person.

        For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Certain Covenants—Merger, Consolidation, or Sale of all or Substantially all Assets" and not by the provisions of the Asset Sale covenant), and

  (2)
  the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (other than director's qualifying shares), in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

  (A)
  that have a fair market value in excess of 1.0% of Total Assets; or

  (B)
  for Net Proceeds in excess of 1.0% of Total Assets.

        Notwithstanding the foregoing, the following will not be Asset Sales:

  (1)
  a transfer of assets or an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or a transfer of assets by the Company to a Restricted Subsidiary;

  (2)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Limitation on Restricted Payments" (including any formation of or contribution of assets to a Subsidiary of the Company or joint venture);

  (3)
  leases or subleases to third parties, of real property owned in fee or leased by the Company or its Subsidiaries or a disposition of a lease of real property, in each case, in the ordinary course of business;

  (4)
  any disposition of property or assets (including inventory, accounts receivable and licensing agreements) of the Company or any of its Subsidiaries in the ordinary course of business, or that in the reasonable judgment of the Company, have become uneconomic, obsolete or worn out;

  (5)
  the disposition of Cash Equivalents or cash; and

  (6)
  sales of accounts or other receivables and related assets (or a fractional undivided interest therein) for the fair market value thereof, in a Qualified Receivables Transaction.

        "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

        "Board of Directors" means, with respect to any Person, the Board of Directors of such Person, or (except if used in the definition of "Change of Control") any authorized committee of the Board of Directors of such Person.

        "Borrowing Base" means, as of any date, an amount equal to the sum of: (1) 85% of the aggregate book value of all accounts receivable of the Company and its Restricted Subsidiaries; and (2) 60% of the aggregate book value of all inventory owned by the Company and its Restricted Subsidiaries, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company shall use the most recent available information for purposes of calculating the Borrowing Base.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP. For purposes of the covenant described under "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (3)   in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of stock.

        "Cash Equivalents" means:

          (1)   securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof;

          (2)   certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank or trust company having capital and surplus in excess of $300 million;

          (3)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

          (4)   commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("S&P") and in each case maturing within one year after the date of acquisition;

          (5)   readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P;

          (6)   Debt with a rating of "A" or higher from S&P or "A2" or higher from Moody's; and

          (7)   investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (4) above.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Hedging Agreements" means any futures contract or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in commodities prices.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

  (1)
  plus, to the extent deducted in computing such Consolidated Net Income (without duplication):

  (A)
  Consolidated Interest Expense and the amortization of debt issuance costs, commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period;

  (B)
  provision for taxes based on income or profits (including franchise taxes) of such Person and its Restricted Subsidiaries for such period;

  (C)
  depreciation and amortization expense, including amortization of inventory write-up under APB 16, amortization of intangibles (including goodwill and the non-cash costs of Interest Rate Agreements, Commodity Hedging Agreements or Currency Agreements, license agreements and non-competition agreements), amortization of management fees, non-cash amortization of Capital Lease Obligations, and organization costs; and

  (D)
  expenses and charges related to any equity offering or Incurrence of Debt permitted to be Incurred by the Indenture;

  (E)
  the amount of any restructuring or other type of special charge or reserve;

  (F)
  unrealized gains and losses from hedging, foreign currency or commodities translations and transactions;

  (G)
  expenses consisting of internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP;

  (H)
  any write-downs, write-offs, and other non-cash charges, items and expenses;

  (I)
  the amount of any expense relating to any minority interest of Restricted Subsidiaries; and

  (J)
  costs of surety bonds in connection with financing activities, and

  (2)
  minus any cash payment for which a reserve or charge of the kind described in subclause (E), (H) or (I) of clause (1) above was taken previously during such period.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion, including by reason of minority interests) that the Net Income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Consolidated Coverage Ratio" means with respect to any Person, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the four full fiscal quarters ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio (the "Calculation Date") for which financial statements are available to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, assumes, Guarantees or redeems any Debt (other than working capital borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to Calculation Date, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee or redemption of Debt, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and discontinued operations determined in accordance with GAAP on or prior to the Calculation Date, shall be given effect on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers and consolidations or discontinued operations (and the reduction or increase of any associated Consolidated Interest Expense, and the change in Consolidated Cash Flow, resulting therefrom, including because of Pro Forma Cost Savings) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation or determined a discontinued operation, that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation or discontinued operations had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a financial or accounting officer of the Company. If any Debt to which pro forma effect is given bears interest at a floating rate, the interest expense on such Debt shall be calculated as if the rate in effect on the Calculation Date had been the applicable interest rate for the entire period (taking into account any Interest Rate Agreement in effect on the Calculation Date). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers' acceptance financings or any Qualified Receivables Transaction, and net payments (if any) pursuant to Hedging Obligations relating to Interest Rate Agreements or Currency Agreements with respect to Debt, excluding, however (a) amortization of debt issuance costs, commissions, fees and expenses and (b) customary commitment, administrative and transaction fees and charges);

  (2)
  dividends in respect of any Disqualified Stock of the Company or any Restricted Subsidiary, or cash dividends paid in respect of any Preferred Stock of a Restricted Subsidiary held by Persons other than the Company or a Subsidiary; and

  (3)
  commissions, discounts and other fees and charges Incurred in connection with a Qualified Receivables Transaction of the Company or any Restricted Subsidiary,

in each case, on a consolidated basis and in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary of such Person and the net losses of any such Person shall only be included to the extent funded with cash or property from the Company or any Restricted Subsidiary;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends has been permanently waived (except the amount of Net Income excluded from Consolidated Net Income as a result of this clause (2) shall be included in Consolidated Net Income to the extent such restrictions are permitted under the covenant described under "—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries" with respect to such Person);

  (3)
  except for purposes of calculating the Consolidated Coverage Ratio, the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (4)
  the cumulative effect of a change in accounting principles shall be excluded (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) since May 10, 2000;

  (5)
  the gain and loss on discontinued operations shall be excluded; and

  (6)
  non-cash items associated with purchase accounting in connection with the Acquisition shall be excluded.

        "Continuing Members" means, as of any date of determination, any member of the Board of Directors of the Company who:

  (1)
  was a member of Board of Directors of the Company immediately after the Issue Date; or

  (2)
  was nominated for election or elected to the Company's Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Members who were members of the Company's Board of Directors at the time of that nomination or election.

        "Credit Agreement" means the Credit Agreement dated as of July 29, 2003, by and among, JIHC, Jostens, certain of its Subsidiaries, the lenders referred to therein, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Deutsche Bank Securities Inc., as Syndication Agent, and The Bank of New York, Fleet National Bank and Wells Fargo Bank, N.A., as co-Documentation Agents, together with the related documents thereto (including the term loans and revolving loans thereunder, any Guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

        "Credit Facilities" means, with respect to the Company and its Restricted Subsidiaries, one or more debt facilities (including the facilities available under the Credit Agreement), commercial paper facilities or indentures with banks, insurance companies, other institutional lenders or trustees providing for revolving credit loans, term loans, notes, factoring or other receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from or issue securities to such lenders against such receivables) or letters of credit or other credit facilities, in each case, as amended, restated, modified or Refinanced in whole or in part from time to time.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which the Company or any Restricted Subsidiary is a party or of which it is a beneficiary.

        "Debt" means, with respect to any Person (without duplication):

  (1)
  any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, which purchase price is due more than six months after the date of placing such property in final service or taking final delivery thereof, or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

  (2)
  all indebtedness under clause (1) of other Persons secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) provided that the amount of indebtedness of such Person shall be the lesser of:

  (A)
  the fair market value of such asset at such date of determination;

  (B)
  the amount of such indebtedness of such other Persons; and

  (C)
  to the extent not otherwise included, the Guarantee by such Person of any Debt under clause (1) of any other Person;

provided, however, that Debt shall not include:

    (a)
    obligations and liabilities in respect of synthetic lease facilities that are accounted for as operating leases in accordance with GAAP (including Guarantees of loans then outstanding by the lenders under any such facility to the lessor thereunder);

    (b)
    obligations of the Company or any of its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

    (1)
    such obligations are not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (1)); and

      (2)
      the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

    (c)
    (1) obligations under (or constituting reimbursement obligations with respect to) letters of credit, performance bonds, surety bonds, appeal bonds, completion guarantees or similar instruments issued in connection with the ordinary course of a Permitted Business, including letters of credit in respect of workers' compensation claims, security or lease deposits and self-insurance; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing, and (2) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of day-light overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such obligations are extinguished within three business days of Incurrence;

    (d)
    purchase price holdbacks in connection with purchasing in the ordinary course of business of the Company and its Restricted Subsidiaries;

    (e)
    leases of precious metals used in the ordinary course of business of the Company and its Restricted Subsidiaries, whether or not accounted for as operating leases under GAAP; or

    (f)
    customer deposits in the ordinary course of business.

Except as otherwise expressly provided in this definition, the amount of any Debt outstanding as of any date shall be:

    (1)
    the accreted value thereof, in the case of any Debt issued at a discount to par value; and

    (2)
    the principal amount thereof in the case of any other Debt.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

  (1)
  required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the Notes; or

  (2)
  convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Debt having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the Notes.

        Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of employees or by any such plan to such employees, in each case in the ordinary course of business of the Company or its Subsidiaries, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations, (B) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's purchase of such Notes as are required to be repurchased pursuant to the provisions of the Indenture as described under

"—Change of Control" and (C) the Jostens Senior Preferred Stock having the terms and conditions set forth in the Certificate of Designation for the Jostens Senior Preferred Stock as in effect on the Issue Date shall not constitute Disqualified Stock under the Indenture.

        For purposes hereof, the amount of any Disqualified Stock shall be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date as of which the Consolidated Coverage Ratio shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Stock.

        "DLJMB" means DLJ Merchant Banking III, Inc., a Delaware corporation.

        "Domestic Subsidiary" means any Restricted Subsidiary other than a Foreign Subsidiary.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means an offering for cash by the Company of any Capital Stock of the Company other than Capital Stock that by its terms or otherwise is:

  (1)
  required to be redeemed or is redeemable at the option of the holder of such Capital Stock at any time; or

  (2)
  convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Debt.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the Notes, in compliance with the terms of a Registration Rights Agreement.

        "Existing Debt" means Debt of the Company and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

        "Foreign Subsidiary" of a Person means any Restricted Subsidiary of such Person that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board; and

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession.

        All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect as of May 10, 2000.

        "Government Notes" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any Interest Rate Agreements, Currency Agreements or Commodity Hedging Agreements.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

        "Incur" has the meaning set forth in paragraph (a) of the covenant described under the caption "—Limitation on the Incurrence of Debt and Issuance of Preferred Stock." "Incurred" and "Incurrence" shall have correlative meanings.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Initial Purchasers" means Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

        "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (but excluding Guarantees of Debt not otherwise prohibited to be Incurred under the Indenture (to the extent that such Guarantees of Debt do not then require cash payments by the Company and in the event that cash payments are then required, such payments shall constitute an Investment under the Indenture only 90 days subsequent to such payment)), advances or capital contributions (excluding commission, travel, payroll, entertainment, relocation and similar advances to officers and employees and profit sharing plan contributions made in the ordinary course of business), and purchases or other acquisitions for consideration of Debt, Equity Interests or other securities. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the second paragraph of paragraph (c) of the covenant described above under the caption "—Certain Covenants—Limitation on Restricted Payments."

        The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

        "Issue Date" means December 2, 2003.

        "JIHC" means Jostens IH Corp., a Delaware corporation.

        "Jostens" means Jostens, Inc., a Minnesota corporation, and its successors.

        "Jostens Certificate of Designation" means the Certificate of Designation of the Powers, Preferences and Rights of the 14% Senior Redeemable Payment-In-Kind Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Jostens as in effect on May 10, 2000.

        "Jostens Existing Indenture" means the Indenture dated as of May 10, 2000, among Jostens, the Jostens Guarantors and The Bank of New York, as trustee.

        "Jostens Existing Notes" means the Jostens 12 3/4% Senior Subordinated Notes due 2010 issued pursuant to the Jostens Existing Indenture.

        "Jostens Guarantors" means the Subsidiaries of Jostens that have Guaranteed the Jostens Existing Notes.

        "Jostens Senior Preferred Stock" means the 14% Senior Redeemable Payment-In-Kind Preferred Stock issued pursuant to the Jostens Certificate of Designations.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or lease in the nature thereof), provided that any property that is the subject of a Sale/Leaseback Transaction shall be deemed to be covered by a Lien.

        "Net Income" means, with respect to any Person and any period, the net income (or loss) of such Person (but not any Subsidiaries) for such period, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person (but not any Subsidiaries), excluding, however:

  (1)
  any extraordinary or non-recurring gains or losses or fees, expenses or charges (including those arising in connection with the Acquisition, the financing thereof and the offering of the Notes) or charges from the sale of assets outside the ordinary course of business, together with any related provision for taxes on such gain or loss or fees, expenses or charges; and

  (2)
  gain or loss upon the early extinguishment of Debt and deferred financing costs written off in connection with the early extinguishment of Debt;

        provided, however, that Net Income shall be deemed to include any increases during such period to shareholder's equity of such Person attributable to tax benefits from net operating losses and the exercise of stock options that are not otherwise included in Net Income for such period.

        "Net Proceeds" means the aggregate cash proceeds or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and brokerage and sales commissions) and any relocation, redundancy and closing costs Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts applied to the repayment of principal, premium, if any, and interest on Debt required (other than required by the third paragraph under the caption "—Asset Sales") to be paid as a result of such transaction, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including pension and other post- employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under documentation governing any Debt, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or Incurred, whether or not arising on or after the commencement of a proceeding under Bankruptcy Law (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

        "Officers" means any of the following: Chairman, President, Chief Executive Officer, Treasurer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer reasonably acceptable to the Trustee.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Pari Passu Debt" means Debt of the Company that ranks pari passu in right of payment to the Notes, whether or not it is secured.

        "Permitted Business" means the businesses conducted by Jostens and its Subsidiaries as of May 10, 2000 and any other business reasonably related, complementary or incidental to any of those businesses including the provision of goods or services related to educational institutions.

        "Permitted Holders" means (a) DLJMB or any of its Affiliates or Subsidiaries and (b) any Person who holds common stock of the Company on the Issue Date. Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity will be treated as "beneficially owned" by such Permitted Holder.

        "Permitted Investment" means:

  (1)
  any Investment in the Company or in a Restricted Subsidiary (including in any Equity Interests of a Restricted Subsidiary);

  (2)
  any Investment in (A) cash or Cash Equivalents or (B) to the extent determined by the Company in good faith to be necessary for local currency working capital requirements of a Foreign Subsidiary, other cash equivalents, provided in the case of clause (B), the Investment is made by the Foreign Subsidiary having such operations;

  (3)
  any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of substantially concurrent related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

  (4)
  any securities received or other Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Assets Sales" or in connection with any other disposition of assets not constituting an Asset Sale;

  (5)
  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

  (6)
  any Investments relating to a Receivables Subsidiary;

  (7)
  loans or advances to employees (or Guarantees of third-party loans to employees) in the ordinary course of business or pursuant to a stock loan program;

  (8)
  stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts (whether pursuant to a plan of reorganization or similar arrangement);

  (9)
  receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including such concessionary terms as the Company or such Restricted Subsidiary deems reasonable);

  (10)
  any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date which Investment is disclosed in this prospectus;

  (11)
  Investments in Interest Rate Agreements, Currency Agreements and Commodity Hedging Agreements not otherwise prohibited under the Indenture;

  (12)
  any Investment in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not to exceed 10.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

  (13)
  additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

        "Permitted Liens" means, with respect to any Person:

  (1)
  Liens on property (A) existing at the time of acquisition thereof or (B) of a Person existing at the time such Person is merged into or consolidated with or acquired by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those acquired or to those of the Person merged into or consolidated with the Company or a Restricted Subsidiary of the Company, as the case may be;

  (2)
  banker's Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (3)
  Liens to secure Debt (including Capital Lease Obligations) permitted by clause (5) of paragraph (b) of the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock" covering only the assets acquired, leased, constructed or improved with such Debt;

  (4)
  Liens existing on the Issue Date;

  (5)
  customary Liens incurred in connection with a Qualified Receivables Transaction;

  (6)
  (A) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and (B) Liens for taxes, assessments or governmental charges or claims, in each case, that are not yet due or delinquent or that are bonded or that are being contested in good faith and by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

  (7)
  Liens, pledges or deposits in connection with (A) workmen's compensation, obligations and general liability exposure of the Company and its Restricted Subsidiaries and (B) unemployment insurance and other social security legislation;

  (8)
  Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Debt in respect of commercial letters of credit;

  (9)
  (A) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any real property leased by the Company or any Restricted Subsidiary of the Company on the Issue Date and subordination or similar agreements relating thereto and (B) any condemnation or eminent domain proceedings affecting any real property;

  (10)
  Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

  (11)
  Liens securing Hedging Obligations entered into in the ordinary course of business;

  (12)
  Liens securing Permitted Refinancing Debt permitted to be Incurred under the Indenture or amendments or renewals of Liens that were permitted to be incurred; provided, in each case, that such Liens do not extend to any additional property or asset of the Company or a Restricted Subsidiary of the Company;

  (13)
  any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by the Company or any Restricted Subsidiary of the Company in a transaction entered into in the ordinary course of business of the Company or such Restricted Subsidiary;

  (14)
  Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; and

  (15)
  Liens securing Debt (including related Obligations) permitted to be Incurred under Credit Facilities pursuant to the provisions described of the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock."

        "Permitted Refinancing Debt" means any Debt of the Company or any Debt or Preferred Stock of any of its Restricted Subsidiaries issued to Refinance other Debt or Preferred Stock of the Company or any of its Restricted Subsidiaries Incurred or issued in compliance with the Indenture; provided, that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value or liquidation value, if applicable), plus accrued interest or dividends on, the Debt or Preferred Stock so Refinanced (plus the amount of reasonable premium and fees and expenses (including tender premiums and defeasance costs) Incurred in connection therewith);

  (2)
  in the case of term Debt being Refinanced, principal payments required under such Permitted Refinancing Debt have a Stated Maturity no earlier than the earlier of (A) the Stated Maturity of those under the Debt being Refinanced and (B) the maturity date of the Notes and such Permitted Refinancing Debt has a Weighted Average Life to Maturity equal to or greater than the lesser of the Weighted Average Life to Maturity of the Debt being Refinanced and the Weighted Average Life to Maturity of the Notes;

  (3)
  if the Debt or Preferred Stock being Refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Debt or Preferred Stock being Refinanced; and

  (4)
  such Debt is Incurred either by the Restricted Subsidiary who is the obligor on the Debt being Refinanced or by the Company;

provided, however, that clauses (2) and (4) shall not apply to the Refinancing of the Jostens Existing Notes, the Jostens Senior Preferred Stock or any Debt under the Credit Agreement.

        The Company may Incur Permitted Refinancing Debt not more than six months prior to the application of the proceeds thereof to repay the Debt or Preferred Stock to be Refinanced; provided that upon the Incurrence of such Permitted Refinancing Debt, the Company shall provide written notice thereof to the Trustee, specifically identifying the Debt or Preferred Stock to be Refinanced with Permitted Refinancing Debt.

        "Person" or "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Pro Forma Cost Savings" means, with respect to any period ended on any Calculation Date, the reductions in costs with respect to the applicable four-quarter reference period that (1) are directly attributable to any Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the date of the Indenture or (2) have begun to be implemented prior to the Calculation Date by, or have been identified and approved in good faith by the Board of Directors of, the Company, any Restricted Subsidiary or the business that was the subject of any such Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations pursuant to a formalized plan, in the case of each of clause (1) and (2), based on a supportable, good faith estimate of the Chief Financial Officer or other senior financial officer of the Company and determined on a pro forma basis as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses (other than capitalized expenses) Incurred or to be Incurred during the four-quarter reference period in order to achieve such reduction in costs.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company, any Restricted Subsidiary or any Receivables Subsidiary pursuant to which the Company, any Restricted Subsidiary or any Receivables Subsidiary may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (a) a Receivables Subsidiary (in the case of a transfer or encumbrancing by the Company or a Restricted Subsidiary) and (b) any other Person, accounts and other receivables (whether now existing or arising in the future) of the Company or a Restricted Subsidiary which arose in the ordinary course of business of the Company or a

Restricted Subsidiary, and any assets related thereto, including all collateral securing such receivables, all contracts and all Guarantees or other obligations in respect of such receivables, proceeds of such receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization or factoring transactions involving receivables.

        "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of receivables and related assets which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of any Debt or any other obligations (contingent or otherwise) of which, directly or indirectly, contingently or otherwise, (1) is Guaranteed by the Company or a Restricted Subsidiary (excluding Standard Securities Undertakings), (2) is recourse to or obligates the Company or a Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (3) subjects any asset of the Company or a Restricted Subsidiary to the satisfaction thereof, other than Standard Securitization Undertakings, (b) with which neither the Company nor a Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than those customarily entered into in connection with Qualified Receivables Transactions, and (c) with which neither the Company nor a Restricted Subsidiary has any obligation, directly or indirectly, contingently or otherwise, to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by the filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Registration Rights Agreement" means the Registration Rights Agreement dated November 25, 2003, among the Company, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc., or any similar agreement relating to Additional Notes.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary of the Company on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary of the Company whereby the Company or a Restricted Subsidiary of the Company transfers such property to a Person and the Company or a Restricted Subsidiary of the Company leases it from such Person.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Senior Officer" means the Chief Executive Officer or the Chief Financial Officer of the Company.

        "Significant Subsidiary" means (1) any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date or (2) any one or more Restricted Subsidiaries of the Company that (A) are not otherwise Significant Subsidiaries, (B) as to which any event described in clause (6) or (7) under "—Defaults" has occurred and is continuing and (C) would together constitute a Significant Subsidiary under clause (1) of this definition.

        "Specified Affiliate Payments" means:

  (1)
  the direct or indirect repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary, held by any future, present or former employee, director, officer or consultant of the Company (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement or plan, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum amount of repurchases, redemptions or other acquisitions or retirements pursuant to this clause (1) (without giving effect to the immediately following proviso) of $10.0 million in any calendar year) and no payment default on Senior Debt or the Notes shall have occurred and be continuing; provided further that such amount in any calendar year may be increased by an amount not to exceed:

  (A)
  the cash proceeds received by the Company (including by way of capital contribution) since the Issue Date from the sale of Equity Interests of the Company to employees, directors, officers or consultants of, the Company or its Subsidiaries that occurs in such calendar year (it being understood that such cash proceeds shall be excluded from clause (4)(C)(ii) of paragraph (a) under the covenant described under the caption "—Certain Covenants—Limitation on Restricted Payments")

plus

    (B)
    the cash proceeds from key man life insurance policies received by the Company and its Restricted Subsidiaries in such calendar year (including proceeds from the sale of such policies to the person insured thereby); and provided further that cancellation of Debt owing to the Company from employees, directors, officers or consultants of the Company or any of its Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of the Indenture;

  (2)
  repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants with Equity Interests; and

  (3)
  payments by the Company to shareholders or members of management of the Company and its Subsidiaries in connection with the Acquisition that are reflected as adjustments to the pro forma financial statements included in this prospectus.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or a Restricted Subsidiary which are reasonably customary in a receivables securitization transaction.

        "Stated Maturity" means, with respect to any installment of interest on or principal of, or any other amount payable in respect of, any series of Debt, the date on which such interest, principal or other amount was scheduled to be paid in the documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, principal or other amount prior to the date scheduled for the payment thereof.

        "Subordinated Debt" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person,

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to Vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person; or

  (2)
  any partnership (A) the sole general partner of the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Tax Sharing Agreement" means any tax allocation agreement between the Company or any of its Subsidiaries with any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries and containing customary terms for such an agreement but only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries (provided that any such agreement may provide that, if the Company or any such Subsidiary ceases to be a member of the affiliated group of corporations of which the direct or indirect shareholder is the common parent for purposes of filing a consolidated Federal income tax return (such cessation, a "Deconsolidation Event"), then the Company or such Subsidiary shall indemnify such direct or indirect shareholder with respect to any Federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Company, such Subsidiary or any predecessor business thereof (computed as if the Company, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability has not been previously indemnified by the Company or such Subsidiary pursuant to the tax allocation agreement and has not been, or will not be, paid by the Company or such Subsidiary directly to the relevant taxing authority).

        "Total Assets" means, at any time, the total consolidated assets of the Company and its Restricted Subsidiaries at such time, determined in accordance with GAAP. For the purposes of clause (5) of paragraph (b) of the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock," Total Assets shall be determined giving pro forma effect to the lease, acquisition, construction or improvement of the assets being leased, acquired, constructed or improved with the proceeds of the relevant Debt.

        "Trustee" means BNY Midwest Trust Company until a successor replaces it and, thereafter, means the successor.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on the Issue Date.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that is designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided under "—Certain Covenants—Limitations on Designations of Unrestricted Subsidiaries"; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary;

        but only to the extent permissible under the Indenture, as described above under "—Certain Covenants—Limitations on Designations of Unrestricted Subsidiaries."

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

        Except as described under "Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock," whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person then outstanding and normally entitled of such Person then outstanding and normally (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

  (2)
  the then outstanding principal amount of such Debt.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and, with respect to the Company, for so long as the Company owns, directly or indirectly, 100% of the outstanding common stock of Jostens and the only class of Capital Stock of Jostens not owned, directly or indirectly, by the Company is the Jostens Senior Preferred Stock, Jostens.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary discusses the material U.S. federal income and, to the limited extent set forth under the caption "Consequences to Non-U.S. Holders," estate tax considerations relating to the purchase, ownership and disposition of the notes. Except where noted, this summary deals only with notes held as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Additionally, this summary does not deal with special situations.

        For example, this summary does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, brokers, financial institutions or "financial service entities," tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, insurance companies, retirement plans, U.S. expatriates or former long-term residents of the United States, partnerships or other pass-through entities or investors in partnerships or pass-through entities;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  •
  tax consequences to U.S. holders (as defined below) of notes whose "functional currency" is not the U.S. dollar;

  •
  alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

        If a partnership or other pass-through entity holds our notes, the tax treatment of a partner in or owner of the partnership or pass-through entity will generally depend upon the status of the partner or owner and the activities of the entity. If you are a partner or owner of a partnership or other pass-through entity that is considering holding notes, you should consult your tax advisor.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Certain Consequences to Jostens Holdings

        Because the notes were issued with "significant" original issue discount ("OID") and the yield to maturity of the notes equals or exceeds the sum of (x) the "applicable federal rate" (as determined under Section 1274(d) of the Code) in effect for the calendar month in which the notes are issued (the "AFR") and (y) 5 percentage points, the notes are considered "applicable high yield discount obligations." As a result, we will not be allowed a deduction for interest (including OID) accrued on the notes for U.S. federal income tax purposes until such time as we actually pay such interest (including OID) in cash or in other property (other than our stock or debt issued by us or by a person deemed to be related to us under Section 453(f)(1) of the Code).

        The deferral of deductions for payments of interest or OID on the notes described above may reduce the amount of cash available to us to meet our obligations under the notes.

Consequences to U.S. Holders

        For purposes of the discussion below, a "U.S. holder" is a beneficial owner of a note that is for U.S. federal income tax purposes:

  •
  an individual that is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Original Issue Discount

        The notes were issued with OID in an amount equal to the excess of the "stated redemption price at maturity" of the notes over their "issue price." For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of "qualified stated interest." None of the payments on the notes will constitute qualified stated interest. The "issue price" of the notes is the first price at which a substantial amount of the notes were sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler). You should be aware that a U.S. holder generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, a U.S. holder generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest.

        The amount of OID includible in income for a taxable year by a U.S. holder will generally equal the sum of the "daily portions" of the total OID on the note for each day during the taxable year (or portion of the taxable year) on which such holder held the note. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period will generally be the product of the "adjusted issue price" of a note at the beginning of such accrual period and its "yield to maturity." The "adjusted issue price" of a note at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the gross income of any U.S. holder, less any payments made on such note on or before the first day of the accrual period. The "yield to maturity" of a note will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period. An accrual period may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

        In certain circumstances (see "Description of the Notes—Optional Redemption" and "Description of the Notes—Change of Control"), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount or timing of OID a U.S. holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as part of the yield to maturity of the notes. Our determination that these contingencies are remote is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the Internal Revenue Service (the "IRS"), and if the IRS were to challenge this determination, a U.S. holder might be required to include in its gross income an amount of OID in excess of that described above, and might be required to treat income realized on the taxable disposition of a note before the resolution of the contingencies as ordinary income rather than capital gain. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. holder. If any such amounts are in fact paid, U.S. holders will be required to recognize such amounts as income.

        A U.S. holder who acquires a note at a "bond premium" (discussed below) will not be subject to the OID rules described herein.

        Market Discount.    If a note is acquired at a "market discount," some or all of any gain realized upon a subsequent sale, other disposition, or full or partial principal payment, of such note may be treated as ordinary income, and not capital gain, as described below. For this purpose, "market discount" is the excess (if any) of the "revised issue price" of a note over the basis of such note immediately after its acquisition by the taxpayer, subject to a statutory de minimis exception. The "revised issue price" of the notes is their issue price plus the aggregate amount of OID includible in the gross income of all holders for all periods before the acquisition of the note by the taxpayer (determined without offset for "acquisition premium" (discussed below), if any). Unless a U.S. holder has elected to include the market discount in income as it accrues, gain, if any, realized on any subsequent disposition (other than in connection with certain nonrecognition transactions) or full or partial principal payment of such note will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such U.S. holder held such note.

        The amount of market discount treated as having accrued will be determined either (i) on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the note was held by the U.S. holder and the denominator of which is the total number of days after the date such U.S. holder acquired the note up to and including the date of its maturity or (ii) if the U.S. holder so elects, on a constant interest rate method. A U.S. holder may make that election with respect to any note but, once made, such election is irrevocable.

        A U.S. holder of a note acquired at a market discount may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest method in lieu of recharacterizing gain upon disposition or principal repayment as ordinary income to the extent of accrued market discount at the time of such disposition or repayment. Once made, this election will apply to all notes and other obligations acquired by the electing U.S. holder at a market discount during the taxable year for which the election is made, and all subsequent taxable years, unless the IRS consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the note in the hands of the U.S. holder will be increased by the market discount thereon as it is included in income.

        Unless a U.S. holder who acquires a note at a market discount elects to include market discount in income currently, such U.S. holder may be required to defer deductions for any interest paid on indebtedness allocable to such note in an amount not exceeding the deferred income, until such income is realized.

        Bond Premium.    If a U.S. holder purchases a note and immediately after the purchase the adjusted basis of the note exceeds the sum of all amounts payable on the instrument after the purchase date, the note will be treated as having been acquired with "bond premium." A U.S. holder may elect to amortize such bond premium over the remaining term of such note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date).

        If bond premium is amortized, the amount of interest that must be included in the U.S. holder's income for each period ending on an interest payment date or at the stated maturity, as the case may be, except as Treasury Regulations may otherwise provide, will be reduced by the portion of premium allocable to such period based on the note's yield to maturity. If such an election to amortize bond premium is not made, a U.S. holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such U.S. holder's gain or loss upon the sale or other disposition or full or partial principal payment of the note.

        An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds, the interest on which is includible in the U.S. holder's gross income, held at the beginning of the U.S. holder's first taxable year to which the election applies or that are thereafter acquired, and may be revoked only with the consent of the IRS. A U.S. holder who elects to amortize bond premium must reduce its adjusted basis in the notes by the amount of such allowable amortization.

        Acquisition Premium. A complementary concept to bond premium is acquisition premium. A note is acquired at an "acquisition premium" if the U.S. holder's adjusted tax basis in the note exceeds the adjusted issue price of the note but is less than or equal to all amounts payable on the note after the purchase date. If a U.S. holder acquires a note at an acquisition premium, the amount of OID includible in the U.S. holder's gross income generally is reduced in each period in proportion to the percentage of the unamortized OID at the date of acquisition represented by the acquisition premium. Alternatively, a U.S. holder may elect to treat its purchase as a purchase at original issuance and accrue the discount on such purchase on a constant yield basis.

Sale or Other Taxable Disposition of the Notes

        Unless a non-recognition provision applies, a U.S. holder generally will recognize gain or loss upon the sale, exchange, retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (other than amounts attributable to accrued market discount, if any, or accrued OID not yet taken into income) and such holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will be equal to the amount paid by such holder for the note, increased by the amount of OID and market discount, if any, previously included in income and decreased by the amount of any cash payments on the note and the amount of bond premium, if any, amortized with respect to such note. Generally, such gain or loss will be capital gain or loss. If the U.S. holder is an individual and has held the notes for more than one year, such capital gain generally will be eligible for reduced rates of taxation. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Discharge

        If we were to obtain a discharge of the Indenture with respect to all of the notes then outstanding, as described above under "Description of the Notes—Satisfaction and Discharge," such discharge generally would be deemed to constitute a taxable exchange of the outstanding notes for other property. In such case, a U.S. holder would be required to recognize capital gain or loss in connection with such deemed exchange. In addition, after such deemed exchange, a U.S. holder also might be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred. U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Consequences to Non-U.S. Holders

        For purposes of this discussion, a "Non-U.S. holder" is a beneficial owner of a note that is an individual, corporation (or other entity taxable as a corporation), estate or trust that is not a U.S. holder and interest (including OID) and any gain on the sale, exchange or retirement (including a redemption) of a note will be considered to be "U.S. trade or business income" if such income or gain is (1) effectively connected with the Non-U.S. holder's conduct of a U.S. trade or business or (2) in the case of a treaty resident, described in clause (1) above and attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder in the United States.

Payment of Interest and OID

        Subject to the discussion below concerning backup withholding, generally, interest (including OID) paid on a note will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest (including OID) on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption if the Non-U.S. holder (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (2) is not a "controlled foreign corporation" with respect to which we are a "related person," as such terms are defined in the Code and (3) provides the required certifications, under penalties of perjury, that the beneficial owner of the notes is not a U.S. person on a properly completed and executed IRS Form W-8BEN prior to the payment.

        The gross amounts of interest (including OID) that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. holder must provide a properly completed and executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest (including OID). These forms must be periodically updated. If the notes are traded on an established financial market, a Non-U.S. holder who is claiming the benefits of a treaty will not be required to obtain and to provide a U.S. taxpayer identification number on the IRS FORM W-8BEN. In certain circumstances, in lieu of providing an IRS Form W-8BEN, the Non-U.S. holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in a foreign country in order to claim treaty benefits.

        Special procedures relating to U.S. withholding taxes are provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

Sale, Exchange or Retirement of Notes

        Except as described below and subject to the discussion below on backup withholding, gain realized by a Non-U.S. holder on the sale, exchange or retirement (including a redemption) of a note generally will not be subject to U.S. federal income or withholding tax unless (1) such gain constitutes U.S. trade or business income, which will be taxed as discussed above (including, if applicable, at tax rates for capital gain); or (2) the Non-U.S. holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Discharge

        As described above under "—Consequences to U.S. Holders—Discharge," a Non-U.S. holder also may be required to recognize income with respect to the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred, and such income may be subject to U.S. income and/or withholding taxes. Non-U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Federal Estate Tax

        Any notes held (or treated as held) by an individual who is a Non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all of our classes of stock entitled to vote and income on the notes was not U.S. trade or business income.

Information Reporting and Backup Withholding

U.S. Holders

        In general, information reporting requirements will apply to certain payments of principal and interest (including OID) paid on notes, the proceeds of sale of a note and any payments with respect to any property deemed to have been received as described above under "—Consequences to U.S. Holders—Discharge," made to you, unless you are an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S Holders

        We must report annually to the IRS and to each Non-U.S. holder any interest (including OID) that is paid to the Non-U.S. holder. Copies of these information returns also may be made available to the tax authorities of the country in which the Non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information.

        Non-U.S. holders other than corporations may be subject to backup withholding and additional information reporting. Backup withholding will not apply to payments of interest (including OID) on the notes to a Non-U.S. holder if the Non-U.S. holder properly certifies that it is not a U.S. person or otherwise establishes an exemption. However, such certification or exemption is not effective if we or our paying agent has actual knowledge, or reason to know, that such holder is a U.S. person or that the conditions of another exemption relied upon by the Non-U.S. holder are not, in fact, satisfied.

        The payment of the gross proceeds from the sale, exchange or retirement (including a redemption) of the notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange or retirement (including a redemption) of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the gross proceeds from the sale, exchange or retirement (including a redemption) of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge, or reason to know, to the contrary.

        In addition, in general, any payments with respect to the property deemed to have been received as described above under "—Consequences to U.S. Holders—Discharge," may be subject to information reporting and possible backup withholding, unless the Non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption and the payor does not have actual knowledge, or reason to know, that the Non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be allowed as a refund or credit against such Non-U.S. holder's federal income tax liability, provided that the required information is provided to the IRS.

        THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

        This prospectus is to be used by Credit Suisse First Boston LLC in connection with the offers and sales of the registered securities in market-making transactions effected from time to time. Credit Suisse First Boston LLC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

        Credit Suisse First Boston LLC has informed us that it does not intend to confirm sales of the securities to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

        We have been advised by Credit Suisse First Boston LLC that, subject to applicable laws and regulations, Credit Suisse First Boston LLC intends to make a market in the securities. However, Credit Suisse First Boston LLC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will be sustained. See "Risk Factors—Risks Related to the Notes—Because there is no public market for the notes, you may not be able to resell your notes."

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the notes on our behalf.

EXPERTS

        The financial statements of Jostens, Inc. and its subsidiaries as of and for the year ended December 30, 2000, December 29, 2001 and December 28, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN CERTIFYING ACCOUNTANT

        In October 2003, Jostens engaged Ernst & Young LLP ("E&Y") as its new independent accountants, and dismissed PricewaterhouseCoopers LLP ("PwC"), which had previously served as Jostens' independent accountants. The Board of Directors participated in and approved the decision to change independent accountants.

        The reports of PwC, included in this prospectus, on the financial statements as of and for the year ended December 30, 2000, December 29, 2001 and December 28, 2002 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits as of and for the aforementioned periods, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC would have caused them to make reference to the subject matter in connection with their reports on the financial statements for such years, other than those described in the next paragraph.

        On March 1, 2001, PwC communicated to the Audit Committee disagreements with management concerning the application of accounting principles to the Company's consolidated financial statements. These disagreements related to (i) the methods of accounting for, and recording of, losses related to an investment in another entity and (ii) the application of Staff Accounting Bulletin (SAB) 101 to certain product sales. These disagreements are satisfactorily resolved.

        During the fiscal years ended December 28, 2002 and December 29, 2001, and through October 13, 2003, the date that Jostens engaged E&Y, there were no "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K other than those described in the next paragraph.

        On March 1, 2001, PwC communicated to the Audit Committee and to management a significant deficiency in the Company's internal control systems, attributable primarily to its process for establishing the initial accounting methodology used for its investments in other entities as well as its process for its ongoing analysis of the accounting for such investments, including accounting for the Company's share of any losses generated by these entities. This deficiency was corrected.

        The Audit Committee has discussed the exceptions indicated above with PwC and the Company has authorized PwC to respond fully to any inquiries from E&Y concerning these matters.

        The Company provided PwC with a copy of the disclosures in the preceding paragraphs. A letter from PwC to the Securities and Exchange Commission dated October 15, 2003 stating its agreement with these statements is available at the Commission's Public Reading Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the Commission at 1-800-SEC-0330.

        During the fiscal years ended December 28, 2002 and December 29, 2001 and through October 13, 2003, the Company did not consult E&Y with respect to the application of accounting principles to specified transactions, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

        The following unaudited pro forma consolidated financial statements are based on our historical financial statements appearing elsewhere in this prospectus adjusted to give pro forma effect to:

  •
  the merger of a controlled indirect subsidiary of Jostens Holdings with and into Jostens, with Jostens as the surviving corporation;

  •
  the borrowings under the new senior secured credit facility and the application of the net proceeds therefrom;

  •
  the cash equity contribution to Jostens Holdings from DLJMB, the co-investors and management;

  •
  the repurchase of $3.5 million of the Jostens Notes pursuant to a change of control offer;

  •
  the offering of the notes and the application of the net proceeds therefrom; and

  •
  the payment of fees and expenses related to the foregoing.

        The unaudited pro forma consolidated balance sheet as of September 27, 2003 gives effect to the offering of the notes and the application of the net proceeds therefrom as if it occurred on such date. The consolidated historical financial data for the nine months ended September 27, 2003 consists of combining the consolidated financial data of Jostens for the period from December 29, 2002 to July 29, 2003 with the financial data of Jostens Holdings for the period from July 30, 2003 to September 27, 2003. The unaudited pro forma consolidated statement of operations for the year ended December 28, 2002 and the nine months ended September 27, 2003 and September 28, 2002 give effect to the merger, the related transactions and the offering of the notes and the application of the proceeds therefrom as if they had occurred on December 30, 2001.

        The pro forma adjustments, which give effect to the merger, the related transactions and the offering of the notes and the application of net proceeds therefrom, are based upon currently available information and upon assumptions and estimates that management believes are reasonable. The merger has been accounted for using the purchase method of accounting and the resulting assets acquired and liabilities assumed have been accounted for at their estimated fair market values at the date of consummation.

        Jostens Holdings has insignificant assets and conducts no operations. As a result of the merger and related transactions, Jostens is indirectly owned by Jostens Holdings with assets, liabilities and an equity structure that is not comparable to historical periods.

        The unaudited pro forma consolidated financial statements should be read in conjunction with "Summary—Summary Historical, Pro Forma and As Adjusted Financial Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related Transactions" and our historical consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

        The unaudited pro forma consolidated financial statements are intended for informational purposes only and do not purport to represent the results of operations that actually would have occurred or that may be obtained in the future if the transactions described had occurred as presented in such information. In addition, future results may vary significantly from the results reflected in such statements due to certain factors beyond our control. See "Risk Factors."

JOSTENS HOLDINGS

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	As of September 27, 2003
	Historical	Adjustments		Pro Forma
	(in thousands)
ASSETS
Cash and cash equivalents	$11,639			$11,639
Accounts receivables	48,863			48,863
Inventories	70,320			70,320
Salesperson overdrafts	33,640			33,640
Prepaid expenses and other current assets	4,256			4,256

Total current assets	168,718			168,718
Goodwill	690,197			690,197
Intangibles, net	655,269			655,269
Other	37,648	5,500	(a)	43,148

Total other assets	1,383,114	5,500		1,388,614
Property and equipment	112,751			112,751
Less accumulated depreciation	(4,310)			(4,310)

Property and equipment, net	108,441			108,441

Total Assets	$1,660,273	5,500		$1,665,773

LIABILITIES AND SHAREHOLDERS' EQUITY
Book overdrafts	$5,252			$5,252
Short-term borrowings	77,112			77,112
Accrued employee compensation	23,235			23,235
Commissions payable	6,459			6,459
Customer deposits	44,424			44,424
Income taxes payable	11,802			11,802
Interest payable	15,059	(1,300)	(a)	13,759
Current portion of long term debt	11,968			11,968
Deferred income taxes	8,841			8,841
Other accrued liabilities	25,556			25,556
Current liabilities of discontinued operations	3,053			3,053

Total current liabilities	232,761	(1,300)		231,461
Long-term debt, less current maturities	704,184			704,184
Jostens Holdings notes	—	150,006	(a)	150,006
Jostens Preferred Stock	73,152			73,152
JIHC senior redeemable preferred stock	100,000	(100,000)	(a)	—
Deferred income taxes	233,316			233,316
Net pension liabilities	18,557			18,557
Other noncurrent liabilities	5,372			5,372

Total long term liabilities	1,134,581	50,006		1,184,587
Shareholders' equity	292,931	(43,206)	(a)	249,725

Total Liabilities and Shareholders' Equity	$1,660,273	5,500		$1,665,773

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(in thousands)

  (a)
  Reflects the following sources and uses of funds related to the offering of the notes:

Source:
Jostens Holdings notes offered hereby	$150,006

Uses:
Purchase of JIHC 8% senior redeemable preferred stock	$100,000
Payment of accrued dividends on JIHC 8% senior redeemable preferred stock	1,300
Dividend to Jostens Holdings common shareholders	43,206
Payment of fees and expenses related to the offering of the notes	5,500

$150,006

JOSTENS HOLDINGS UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 28, 2002
	Historical(1)	Adjustments		Pro Forma
	(in thousands)
Net sales	$755,984	—		$755,984
Cost of products sold	315,961	44,580	(a)	360,541

Gross profit	440,023	(44,580)		395,443
Selling and administrative expenses	306,449	42,461	(b)	348,910
Loss on redemption of debt	1,765	—		1,765

Operating income	131,809	(87,041)		44,768
Net interest expense	67,326	(1,334	)(e)	65,992

Income (loss) from continuing operations, before taxes	64,483	(85,707)		(21,224)
Provision for income taxes	36,214	(30,709	)(f)	5,505

Income (loss) from continuing operations	$28,269	$(54,998)		$(26,729)

(1)
Historical information of Jostens.

	For the Nine Months Ended September 27, 2003
	Historical	Adjustments		Pro Forma
	(in thousands)
Net sales	$590,221	—		$590,221
Cost of products sold	292,086	(15,179)	(a)	276,907

Gross profit	298,135	15,179		313,314
Selling and administrative expenses	243,227	24,407	(b)	267,634
Loss on redemption of debt	13,977	(13,977)	(c)	—
Transaction costs	30,960	(30,960)	(d)	—

Operating income	9,971	35,709		45,680
Net interest expense	43,581	8,407	(e)	51,988

Loss from continuing operations, before taxes	(33,610)	27,302		(6,308)
Provision (benefit) for income taxes	(6,726)	7,346	(f)	620

Loss from continuing operations	$(26,884)	$19,956		$(6,928)

JOSTENS HOLDINGS UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Nine Months Ended September 28, 2002
	Historical(1)	Adjustments		Pro Forma
	(in thousands)
Net sales	$571,912	—		$571,912
Cost of products sold	248,639	10,850	(a)	259,489

Gross profit	323,273	(10,850)		312,423
Selling and administrative expenses	226,825	32,019	(b)	258,844
Loss on redemption of debt	1,765	—		1,765

Operating income	94,683	(42,869)		51,814
Net interest expense	50,830	(1,350)	(e)	49,480

Income from continuing operations, before taxes	43,853	(41,519)		2,334
Provision for income taxes	18,225	(13,033)	(f)	5,192

Income (loss) from continuing operations	$25,628	$(28,486)		$(2,858)

(1)
Historical information of Jostens.

JOSTENS HOLDINGS
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
STATEMENT OF OPERATIONS
(in thousands)

  (a)
  Represents adjustments to cost of products sold as a result of purchase accounting consisting of (i) the elimination of historical purchase accounting adjustments recorded in the period from July 30, 2003 to September 27, 2003 related to amortization of the order backlog and write-up of inventory, (ii) incremental depreciation as a result of the write-up of property, plant and equipment depreciated over the remaining useful life of property, plant and equipment ranging from 2 to 25 years, and (iii) amortization of value allocated to order backlog intangible as product in backlog is delivered to customers over a 17 month period.

	For the Year Ended	For The Nine Months Ended
	December 28, 2002	September 28, 2002	September 27, 2003
Historical purchase accounting adjustments	—	—	$(31,149)
Depreciation expense	$4,600	$3,450	3,450
Order backlog intangible	39,980	7,400	12,520

	$44,580	$10,850	$(15,179)

  (b)
  Represents adjustments to selling and administrative expenses as a result of purchase accounting consisting of (i) elimination of historical purchase accounting adjustment recorded in the period from July 30, 2003 to September 27, 2003 related to amortization of intangibles, (ii) amortization of value allocated to school relationship intangible over ten years, (iii) amortization of value allocated to internally developed software intangible over remaining useful lives of two to five years, (iv) amortization of value allocated to patented/unpatented technology intangible over a remaining useful life of three years, and (v) incremental depreciation as a result of the write-up of property, plant and equipment depreciated over the remaining useful life of property, plant and equipment ranging from 2 to 25 years.

	For the Year Ended	For The Nine Months Ended
	December 28, 2002	September 28, 2002	September 27, 2003
Historical purchase accounting adjustments	—	—	$(6,917)
Pro forma amortization expense:
School relationship intangible	$33,638	$25,387	24,753
Internally developed software intangible	3,471	2,597	2,620
Patented/unpatented technology intangible	3,739	2,822	2,751
Depreciation expense	1,613	1,213	1,200

	$42,461	$32,019	$24,407

  (c)
  Adjusted for loss on redemption of debt associated with the unamortized debt issuance costs related to the refinancing of $371.1 million of debt under Jostens' old senior secured credit facility in connection with the merger.

  (d)
  Adjusted for transaction expenses incurred related to the acquisition by DLJMB.

  (e)
  Reflects (i) the elimination of historical interest expense, including historical amortization of debt issuance costs on $33,100 of retired debt and historical amortization of debt premium on debt revalued for purchase accounting, (ii) interest expense on debt issued in connection with the merger and related transactions, (iii) interest expense and fees on revolving credit facility, (iv) interest expense on Jostens Notes taking into consideration change of control redemption, (v) the offering of the old notes at an interest rate of 10.25%, (vi) amortization of debt issuance costs and premiums in connection with the foregoing and (vii) fees associated with gold contracts, as follows:

	For the Year Ended	For The Nine Months Ended
	December 28, 2002	September 28, 2002	September 27, 2003
Interest expense related to financial instruments	$(63,873)	$(48,139)	$(39,551)
Jostens term loan	17,388	13,069	12,560
Short term borrowings	2,004	1,535	1,535
Jostens Notes	27,284	20,463	20,463
Jostens Holdings notes offered hereby	15,769	11,728	12,961
Amortization of debt issuance costs	4,773	3,579	3,542
Amortization of debt premium	(4,995)	(3,831)	(3,336)
Gold contract fees	316	246	233
Total	$(1,334)	$(1,350)	$8,407

    For purposes of calculating interest on the Jostens' term loan, LIBOR is assumed to be 1.14%. Each one-eighth percent change in the interest rate on the notes offered hereby would increase the assumed pro forma interest expense by $197 for the year ended December 28, 2002, and by $145 and $176 for the nine months ended September 28, 2002 and September 27, 2003, respectively. Each one-eighth percent change in the interest rate on borrowings under the Jostens term loan would increase the assumed pro forma interest expense by $597 for the year ended December 28, 2002, and by $449 and $431 for the nine months ended September 28, 2002 and September 27, 2003, respectively.

  (f)
  Income tax effects of pre-tax pro forma adjustments. The pro forma income tax expense principally reflects the estimated effective tax rate of 40%, adjusted for non-deductible transaction expenses of $8.9 million.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Condensed Consolidated Financial Statements for Jostens Holdings and Subsidiaries:
Condensed Consolidated Statements of Operations for the period from Inception (July 29, 2003) to September 27, 2003	F-2
Condensed Consolidated Balance Sheet as of September 27, 2003	F-3
Condensed Consolidated Statements of Cash Flows for the period from Inception (July 29, 2003) to September 27, 2003	F-4
Consolidated Statements of Changes in Shareholders' Equity for the period from Inception (July 29, 2003) to September 27, 2003	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Audited Consolidated Financial Statements for Jostens and Subsidiaries:
Report of Independent Accountants	F-14
Consolidated Statements of Operations 2002, 2001 and 2000	F-15
Consolidated Balance Sheet December 28, 2002 and December 29, 2001	F-16
Consolidated Statements of Cash Flows 2002, 2001 and 2000	F-17
Consolidated Statements of Changes in Shareholders' Equity (Deficit) and Comprehensive Income (Loss)	F-18
Notes to Consolidated Financial Statements	F-19
Unaudited Condensed Consolidated Financial Statements for Jostens and Subsidiaries:

Condensed Consolidated Statements of Operations for the period from July 30, 2003 to September 27, 2003, the period from June 29, 2003 to July 29, 2003 and the three months ended September 28, 2002 and for the period from July 30, 2003 to September 27, 2003, the period from December 29, 2002 to July 29, 2003 and the nine months ended September 28, 2002	F-43
Condensed Consolidated Balance Sheets as of September 27, 2003, September 28, 2002 and December 28, 2002	F-44
Condensed Consolidated Statements of Cash Flows for the period from July 30, 2003 to September 27, 2003, the period from December 29, 2002 to July 29, 2003 and the nine months ended September 28, 2002	F-45
Consolidated Statements of Changes in Shareholders' Equity (Deficit) for the period from December 28, 2002 to July 29, 2003 and the period from July 30, 2003 to September 27, 2003	F-46
Notes to Condensed Consolidated Financial Statements	F-47

JOSTENS HOLDINGS AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS
For the Period from Inception (July 29, 2003) to September 27, 2003

In thousands, except per share data
Net sales	$86,163
Cost of products sold	73,492

Gross profit	12,671
Selling and administrative expenses	46,797
Loss on redemption of debt	99

Operating loss	(34,225)
Net interest expense	11,135

Net loss before income taxes	(45,360)
Benefit from income taxes	(15,421)

Net loss	$(29,939)

Basic and diluted net loss per common share	$(9.27)

Basic and diluted weighted average common shares outstanding	3,229

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JOSTENS HOLDINGS AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

September 27, 2003

(In thousands, except number of shares)
ASSETS
Current assets
Cash and cash equivalents	$11,639
Accounts receivable, net (Note 4)	48,863
Inventories, net (Note 4)	70,320
Salespersons overdrafts, net of allowance of $9,422, $7,189 and $8,034	33,640
Prepaid expenses and other current assets	4,256

Total current assets	168,718
Noncurrent assets
Goodwill (Note 5)	690,197
Intangibles, net (Note 5)	655,269
Other	37,648

Total other assets	1,383,114
Property and equipment	112,751
Less accumulated depreciation	(4,310)

Property and equipment, net	108,441

$1,660,273

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Book overdrafts	$5,252
Short-term borrowings	77,112
Accrued employee compensation and related taxes	23,235
Commissions payable	6,459
Customer deposits	44,424
Income taxes payable	11,802
Interest payable	15,059
Current portion of long-term debt (Note 6)	11,968
Deferred income taxes	8,841
Other accrued liabilities	25,556
Current liabilities of discontinued operations	3,053

Total current liabilities	232,761
Noncurrent liabilities
Long-term debt—less current maturities (Note 6)	704,184
Redeemable preferred stock (Note 7)	173,152
Deferred income taxes	233,316
Net pension liabilities	18,557
Other noncurrent liabilities	5,372

Total liabilities	1,367,342
Commitments and contingencies
Shareholders' equity
Common stock
Class A $.01 par value; authorized: 700,000 shares; issued and outstanding: 504,584 shares	5
Class B $.01 par value; non-voting; authorized: 4,050,000 shares; issued and outstanding: 2,724,759 shares	27
Additional paid-in-capital	322,902
Accumulated deficit	(29,939)
Accumulated other comprehensive loss (Note 10)	(64)

Total shareholders' equity	292,931

$1,660,273

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JOSTENS HOLDINGS AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS
OF CASH FLOWS
For the Period from Inception (July 29, 2003) to September 27, 2003

(In thousands)
Operating activities
Net loss	$(29,939)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	3,862
Amortization of debt discount/premium and deferred financing costs	(450)
Other amortization	9,227
Deferred income taxes	(14,632)
Other	2,299
Changes in assets and liabilities:
Accounts receivable	5,760
Inventories	23,084
Salespersons overdrafts	(8,710)
Accounts payable	5,002
Commissions payable	(35,192)
Customer deposits	(14,237)
Income taxes payable	(3,808)
Interest payable	8,838
Other	(87)

Net cash used for operating activities	(48,983)

Investing activities
Acquisitions of businesses, net of cash acquired	(423,440)
Purchases of property and equipment	(9,523)

Net cash used for investing activities	(432,963)

Financing activities
Net short-term borrowings	65,195
Net increase in book overdrafts	5,252
Redemption of senior subordinated notes payable	(3,550)
Proceeds from issuance of long-term debt	3,705
Proceeds from issuance of redeemable preferred shares	100,000
Proceeds from issuance of common shares	322,934

Net cash provided by financing activities	493,536

Effect of exchange rate changes on cash and cash equivalents	49

Increase in cash and cash equivalents	11,639
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$11,639

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JOSTENS HOLDINGS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY

For the Period from Inception (July 29, 2003) to September 27, 2003

	Common shares			Retained earnings (accumulated) deficit)	Accumulated other comprehensive loss
(In Thousands)			Additional paid-in- capital
	Number	Amount				Total
Issuance of common shares	3,229	$32	$322,902			$322,934
Net loss				$(29,939)		(29,939)
Change in cumulative translation adjustment					$(64)	(64)

Balance—September 27, 2003	3,229	$32	$322,902	$(29,939)	$(64)	$292,931

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JOSTENS HOLDINGS AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

1.    Basis of Presentation

Formation of Company

        Jostens Holding Corp., formerly known as Ring Holding Corporation, was incorporated in June 2003. Jostens Holdings was capitalized in July 2003 through the issuance of common stock and received proceeds of $322.9 million. Jostens Holdings in turn established a wholly-owned subsidiary, Jostens IH Corp. (JIHC), and capitalized it through the purchase of common stock for $317.9 million. In addition, JIHC issued redeemable preferred stock to other investors and received proceeds of $100.0 million. JIHC used the $317.9 million of proceeds from issuance of its common stock and the $100.0 million of proceeds from issuance of its redeemable preferred stock to acquire Jostens, Inc., or Jostens, for $417.9 million. Jostens is a leading provider of school-related affinity products and services including yearbooks, class rings and graduation products in North America. Jostens also provides school photography services of which they have a leading market share in Canada. Jostens has been in operation for over 100 years.

Basis of Presentation

        The accompanying condensed consolidated financial statements include the accounts of our Company and our wholly-owned subsidiary, JIHC, and its wholly-owned subsidiary, Jostens. All significant intercompany accounts and transactions have been eliminated. Jostens Holdings and JIHC had no operating activities until the acquisition of Jostens (see Note 3). The financial statements have been prepared following the requirements of the Securities and Exchange Commission for interim reporting. As permitted under those rules, certain notes or other financial information normally required by accounting principles generally accepted in the United States of America have been condensed or omitted. We suggest that these financial statements be read in conjunction with the consolidated financial statements and accompanying notes of Jostens for the fiscal year ended December 28, 2002 appearing elsewhere in this offering circular. In our opinion, the accompanying unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments and accruals) considered necessary to present fairly, our financial position, results of operations and cash flows for the period presented.

2.    Summary of Significant Accounting Policies

Fiscal Year

        We utilize a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31.

Use of Estimates

        The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, time deposits and commercial paper all having a maturity of three months or less when purchased.

Salespersons Overdrafts

        Salespersons overdrafts represent a receivable for sales representative draws paid in excess of earned commissions. A corresponding allowance for uncollectible amounts is established based on historical information and current trends.

Inventories

        Inventories are stated at the lower of cost or market value. Cost is determined by using standard costing, which approximates the first-in, first-out (FIFO) method for all inventories except gold and certain other precious metals, which are determined using the last-in, first-out (LIFO) method. Cost includes direct materials, direct labor and applicable overhead. Obsolescence reserves are provided as necessary in order to approximate inventories at market value.

Goodwill and Indefinite-Lived Intangible Assets

        Our trademarks are considered indefinite-lived intangible assets. These assets and goodwill, which represents the excess of purchase price over fair value of net assets acquired, are tested annually or whenever an impairment indicator arises. An impairment charge is recognized only when the calculated fair value of a reporting unit is less than its carrying amount.

Definite-Lived Intangible Assets

        Definite-lived intangible assets, which consist primarily of school relationships, order backlog, internally developed software, patented and unpatented technology and customer relationships, are stated at historical cost. Amortization expense is determined on the straight-line basis over periods ranging from three to ten years.

Property and Equipment

        Property and equipment are stated at historical cost. Maintenance and repairs are charged to operations as incurred. Major renewals and betterments are capitalized. Depreciation is determined for financial reporting purposes by using the straight-line method over the following estimated useful lives:

Years
Buildings	15 to 40
Machinery and equipment	3 to 10
Capitalized software	2 to 5

Capitalization of Internal-Use Software

        We capitalize costs of software developed or obtained for internal use once the preliminary project stage has been completed, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use.

Impairment of Long-Lived Assets

        We review our long-lived assets for impairment annually or more frequently if changes in circumstances or the occurrence of events suggest the remaining value may not be recoverable. An impairment loss would be calculated as the amount by which the carrying value of the asset exceeds the fair value of the asset.

Customer Deposits

        Amounts received from customers in the form of cash down payments to purchase goods are recorded as a liability until the goods are delivered.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense represents the taxes payable for the year and the change in deferred taxes during the year. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition, Sales Returns and Warranty Costs

        We recognize revenue when the earnings process is complete, evidenced by an agreement between us and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed and determinable. Provisions for warranty costs related to our jewelry products, sales returns and uncollectible amounts are recorded based on historical information and current trends.

Shipping and Handling

        Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Foreign Currency Translation

        Assets and liabilities denominated in foreign currency are translated at the current exchange rate as of the balance sheet date, and income statement amounts are translated at the average monthly exchange rate. Translation adjustments resulting from fluctuations in exchange rates are recorded in comprehensive loss in shareholders' equity.

Supplier Concentration

        We purchase substantially all synthetic and semiprecious stones from a single supplier located in Germany, who is also the supplier to substantially all of the class ring manufacturers in the United States.

Derivative Financial Instruments

        From time to time, we may use derivative financial instruments to manage market risks and reduce our exposure resulting from fluctuations in interest rates and foreign currency. All hedging transactions are authorized and executed under clearly defined policies and procedures, which prohibit the use of financial instruments for trading purposes.

3.    Acquisition

        On June 17, 2003, we entered into a merger agreement with Jostens and Ring Acquisition Corp., an entity affiliated with and organized for the sole purpose of effecting a merger on behalf of DLJ Merchant Banking Partners III, L.P. and certain of its affiliated funds (collectively, the "DLJMB Funds"). On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens with Jostens becoming the surviving company and an indirect subsidiary of Jostens Holdings (the "Merger"). As a result of the Merger, the DLJMB Funds and certain co-investors beneficially own 99% of our outstanding voting securities and certain members of our senior management and directors own the remaining 1%.

        In conjunction with the Merger, we invested $317.9 million into JIHC, which was established for purposes of the Merger. JIHC used the $317.9 million, along with $100.0 million of proceeds from the issuance of redeemable preferred stock, to make a capital contribution of $417.9 million in Jostens. Jostens used the proceeds from the capital contribution along with incremental borrowings under the senior secured credit facilities to repurchase all previously outstanding common stock and warrants. The holders of the common stock and warrants were paid $471.0 million, representing a cash payment of $48.25 per share. In addition, merger related costs of $12.6 million were capitalized.

        Also in connection with the Merger, the senior secured credit facility was refinanced through the establishment of new senior secured credit facilities. Jostens received $475.0 million in borrowings under the new facilities and repaid $371.1 million of outstanding indebtedness under the old credit facility. In addition, transaction fees and related costs of $20.2 million associated with the new credit facilities were capitalized and are being amortized as interest expense over the lives of the facilities.

        Beginning on July 29, 2003, Jostens and JIHC, a subsidiary of Jostens Holdings, accounted for the Merger as a purchase in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) 141, "Business Combinations", which results in a new valuation for the assets and liabilities of JIHC and its subsidiaries based upon the fair values as of the date of the Merger. JIHC's purchase price of $471.0 million was allocated to the assets and liabilities based on their relative fair values and $417.9 million was reflected in shareholders' equity of Jostens as the value of JIHC's ownership upon completion of the Merger. Immediately prior to the merger, shareholders' equity of Jostens was a deficit of approximately $578.7 million.

        As of July 29, 2003, we have preliminarily allocated the excess purchase price over the book value of net assets acquired in the Merger as follows:

In thousands
Inventories	$37,747
Property and equipment	43,049
Intangible assets	660,700
Goodwill	662,832
Long-term debt	(39,912)
Deferred income taxes	(261,406)
Pension and post retirement healthcare benefits	(40,633)

$1,062,377

        We have estimated the fair value of our assets and liabilities, including intangible assets and property and equipment, as of the Merger date, utilizing information available at the time that our unaudited consolidated financial statements were prepared. These estimates are subject to refinement until all pertinent information has been obtained. We are in the process of completing outside third party appraisals of our intangible assets, property and equipment and redeemable preferred stock. We also recognized the funding status of our pension and post retirement healthcare benefit plans as of July 29, 2003 and updated the calculation of our post-Merger expense.

        During the post-Merger period from July 29, 2003 to September 27, 2003, we recognized the following items in our Condensed Consolidated Statement of Operations: (a) $29.1 million of excess purchase price allocated to inventory as cost of products sold; (b) $8.8 million of additional amortization expense of intangible assets including $2.0 million in cost of products sold and $6.8 million in selling and administrative expenses; and (c) $0.9 million of lower interest expense from the amortization of a premium allocated to long-term debt, all as compared to our historical basis of accounting prior to the Merger.

4.    Accounts Receivable and Inventories

        As of September 27, 2003, net accounts receivable were comprised of the following:

In thousands
Trade receivables	$55,673
Allowance for doubtful accounts	(3,023)
Allowance for sales returns	(3,787)

Total accounts receivable, net	$48,863

        As of September 27, 2003, net inventories were comprised of the following:

In thousands
Raw material and supplies	$15,026
Work-in-process	22,734
Finished goods	34,716
Reserve for obsolescence	(2,156)

Total inventories, net	$70,320

5.    Goodwill and Other Intangible Assets

        The increase in goodwill and other intangible assets is primarily attributable to the effect of purchase accounting in connection with the Merger as discussed in Note 3.

        Our trademarks are considered indefinite-lived intangibles. These assets are not subject to amortization, but are tested for impairment at least annually. As of September 27, 2003, the carrying amount of our trademarks was $255.0 million.

        The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible asset at September 27, 2003:

	Gross Carrying Amount	Accumulated Amortization
	In thousands
School relationships	$330,000	$(5,712)
Order backlog	52,500	(2,010)
Internally developed software	12,200	(449)
Patented/unpatented technology	11,000	(635)
Customer relationships	4,146	(785)
Other	24	(10)

	$409,870	$(9,601)

        Amortization expense for intangible assets was $8.9 million for the period from July 29, 2003 to September 27, 2003. Estimated amortization expense for the remainder of fiscal 2003 and succeeding fiscal years based on intangible assets at September 27, 2003 is expected to be $11.6 million in 2003, $89.8 million in 2004, $40.1 million in 2005, $38.5 million in 2006, $36.3 million in 2007 and a total of $184.0 million thereafter. Amounts in 2003 and 2004 include amortization of order backlog.

        In September 2003, we acquired the assets of a printing business for $10.9 million in cash. The purchase price has preliminarily been allocated to goodwill.

        Acquisitions are accounted for as purchases and, accordingly, have been included in our consolidated results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisition is obtained.

6.    Long-term Debt

        Long-term debt consists of the following:

September 27, 2003
In thousands
Borrowings under senior secured credit facility:
Term Loan, variable rate, 3.61 percent at September 27, 2003, with semi-annual principal and interest payments through July 2010	$478,705
Senior subordinated notes, 12 3/4% fixed rate, including premium of $23,462 at September 27, 2003, with semi-annual interest payments of $13.6 million, principal due and payable at maturity—May 2010	237,447

716,152
Less current portion	11,968

$704,184

        The term loan bears a variable interest rate based upon either the London Interbank Offered Rate (LIBOR) or an "alternative base rate", which is based upon the greater of the federal funds effective rate plus 0.5% or the prime rate, plus a fixed margin. Future mandatory principal payment obligations under the term loan are due semi-annually beginning on July 2, 2004 at an amount equal to 2.5% of the term loan. Thereafter, semi-annual principal payments gradually increase to an amount equal to 7.5% of the term loan through July 2009, with two final principal payments due in December 2009 and July 2010, each equal to 25.0% of the term loan.

        Under our $150.0 million revolving credit facility, we may borrow funds and elect to pay interest under either LIBOR or the "alternative base rate" plus applicable margins. The revolving credit facility contains a sub-facility that allows our Canadian subsidiary to borrow funds not to exceed $20.0 million of the total $150.0 million facility. The revolving credit facility expires on July 29, 2008. As of September 27, 2003, there was $77.1 million outstanding in the form of short-term borrowings, including $13.9 million at our Canadian subsidiary, at a weighted average interest rate of 4.77% and an additional $12.0 million outstanding in the form of letters of credit, leaving $60.9 million available under this facility.

        The credit facilities require that we meet certain financial covenants, ratios and tests, including a maximum leverage ratio, a maximum senior leverage ratio and a minimum interest coverage ratio. In addition, we are required to pay certain fees in connection with the credit facilities, including letter of credit fees, agency fees and commitment fees on the average daily unused portion of the revolving credit facility. The credit facilities and the senior subordinated notes contain certain cross-default provisions whereby a violation of a covenant under one debt obligation would, consequently, violate covenants under the other debt obligation. As of September 27, 2003, we were in compliance with all covenants. Substantially all of the assets of our operation are used to secure our credit facilities.

        The senior subordinated notes are not collateralized and are subordinate in right of payment to the senior secured credit facility. The notes were revalued in purchase accounting for the acquisition (see Note 3). As of September 27, 2003, the notes have a premium of $23.5 million that is being amortized against interest expense over the remaining life of the notes.

        Also during the period from July 30, 2003 to September 27, 2003, we purchased $3.5 million principal amount of our senior subordinated notes pursuant to the notes offer and recognized a loss of $0.1 million.

        As of September 27, 2003, the fair value of our debt, excluding the senior subordinated notes, approximated its carrying value. The fair value of the senior subordinated notes as of September 27, 2003 was $248.2 million based on the quoted market price.

7.    Redeemable Preferred Stock

        We have two series of redeemable preferred stock. JIHC has a series of preferred stock that entitles the holders to receive dividends at a rate of 8.0% per annum, compounded quarterly, and payable in either cash or in additional shares of the same series of preferred stock, and is mandatorily redeemable in July 2016. Jostens has a series of preferred stock that entitles the holders to receive dividends at a rate of 14.0% per annum, compounded quarterly, payable in either cash or in additional shares of the same series of preferred stock, and is mandatorily redeemable in May 2011. The two series of preferred stock have a total recorded value of $173.2 million and a total liquidation preference of $193.5 million at September 27, 2003.

        In accordance with SFAS 150, the preferred stock has been reclassified as liabilities and the dividends and discount amortization have been recorded as interest expense.

8.    Income Taxes

        Our effective rate of tax benefit for the period is 34.0%. The rate of benefit is less than the expected statutory income tax rate due primarily to the unfavorable impact of non-deductible interest expense attributable to redeemable preferred stock.

9.    Loss Per Common Share

        Basic and diluted loss per share were computed by dividing net loss by the weighted average number of outstanding common shares. There were no common share equivalents outstanding at September 27, 2003.

10.    Comprehensive Loss

        Comprehensive loss, net of tax, is as follows (in thousands):

Net loss	$(29,939)
Change in cumulative translation adjustment	(64)

Comprehensive loss	$(30,003)

11.    Commitments

        We are subject to market risk associated with changes in the price of gold. To mitigate our commodity price risk, we enter into forward contracts to purchase gold based upon the estimated ounces needed to satisfy projected customer requirements. Our purchase commitment at September 27, 2003 was $6.1 million with delivery dates occurring throughout 2003. These forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". The fair market value of our open gold forward contracts as of September 27, 2003 was $7.2 million and was calculated by valuing each contract at quoted futures prices.

Report of Independent Accountants

To the Shareholders and Directors of Jostens, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and comprehensive income (loss) and of cash flows present fairly, in all material respects, the consolidated financial position of Jostens, Inc. and its subsidiaries at December 28, 2002 and December 29, 2001, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended December 28, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Jostens, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 5 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on December 30, 2001.

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
February 12, 2003

JOSTENS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	2002	2001	2000
	In thousands, except per-share data
Net sales	$755,984	$736,560	$724,597
Cost of products sold	315,961	311,212	305,093

Gross profit	440,023	425,348	419,504
Selling and administrative expenses	306,449	300,927	301,700
Loss on redemption of senior subordinated notes payable	1,765	—	—
Transaction costs	—	—	46,373
Special charges	—	2,540	237

Operating income	131,809	121,881	71,194
Interest income	1,109	2,269	1,320
Interest expense	68,435	79,035	60,252
Equity losses and write-down of investments	—	—	6,730

Income from continuing operations before income taxes	64,483	45,115	5,532
Provision for income taxes	36,214	18,575	16,000

Income (loss) from continuing operations	28,269	26,540	(10,468)

Discontinued operations (Note 14):
Loss from operations (net of income tax benefit of $3,422 and $1,075, respectively)	—	(5,614)	(2,297)
Gain (loss) on disposal (net of income tax expense of $1,071 and income tax benefit of $10,623, respectively)	1,637	(16,826)	—

Gain (loss) on discontinued operations	1,637	(22,440)	(2,297)
Cumulative effect of accounting change, net of tax (Note 1)	—	—	(5,894)

Net income (loss)	29,906	4,100	(18,659)
Dividends and accretion on redeemable preferred shares	(11,747)	(10,202)	(5,841)

Net income (loss) available to common shareholders	$18,159	$(6,102)	$(24,500)

Basic net income (loss) per common share
Income (loss) from continuing operations	$1.85	$1.82	$(0.92)
Gain (loss) on discontinued operations	0.18	(2.50)	(0.13)
Cumulative effect of accounting change	—	—	(0.33)

	$2.03	$(0.68)	$(1.38)

Diluted net income (loss) per common share
Income (loss) from continuing operations	$1.66	$1.65	$(0.92)
Gain (loss) on discontinued operations	0.17	(2.26)	(0.13)
Cumulative effect of accounting change	—	—	(0.33)

	$1.83	$(0.61)	$(1.38)

Weighted average common shares outstanding	8,959	8,980	17,663
Dilutive effect of warrants and stock options	941	957	—

Weighted average common shares outstanding assuming dilution	9,900	9,937	17,663

The accompanying notes are an integral part of the consolidated financial statements.

JOSTENS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 28, 2002 and December 29, 2001

	2002	2001
	In thousands, except per-share data
ASSETS
Current assets
Cash and cash equivalents	$10,938	$43,100
Accounts receivable, net (Note 4)	59,027	56,238
Inventories, net (Note 4)	69,348	70,514
Deferred income taxes	13,631	19,964
Salespersons overdrafts, net of allowance of $8,034 and $6,897, respectively	25,585	28,037
Prepaid expenses and other current assets	8,614	7,723
Current assets of discontinued operations	—	7,029

Total current assets	187,143	232,605

Noncurrent assets
Goodwill and other intangibles, net	14,929	13,759
Deferred financing costs, net	22,665	27,476
Other	37,336	32,576

Total other assets	74,930	73,811

Property and equipment, net	65,448	68,191

	$327,521	$374,607

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
Short-term borrowings	$8,960	$—
Accounts payable	13,893	18,721
Accrued employee compensation and related taxes	31,354	27,392
Commissions payable	15,694	18,639
Customer deposits	133,840	126,400
Income taxes payable	7,316	16,940
Interest payable	10,789	10,567
Current portion of long-term debt	17,094	20,966
Other accrued liabilities	14,968	16,913
Current liabilities of discontinued operations	4,323	16,511

Total current liabilities	258,231	273,049
Noncurrent liabilities
Long-term debt—less current maturities, net of unamortized original issue discount of $16,343 and $18,143, respectively	563,334	626,017
Other noncurrent liabilities including deferred tax liabilities of $9,668 and $3,472, respectively	17,646	15,628

Total liabilities	839,211	914,694

Commitments and contingencies
Redeemable preferred shares $.01 par value, liquidation preference: $84,350; authorized: 308 shares; issued and outstanding: December 28, 2002—84; December 29, 2001—74	70,790	59,043
Preferred shares $.01 par value, authorized: 4,000 shares; issued and outstanding in the form of redeemable preferred shares listed above: December 28, 2002—84; December 29, 2001—74; undesignated at December 28, 2002: 3,916	—	—
Shareholders' deficit
Common shares (Note 11)	1,003	1,006
Additional paid-in-capital—warrants	20,964	24,733
Officer notes receivable	(1,625)	(1,407)
Accumulated deficit	(592,005)	(610,959)
Accumulated other comprehensive loss	(10,817)	(12,503)

Total shareholders' deficit	(582,480)	(599,130)

	$327,521	$374,607

The accompanying notes are an integral part of the consolidated financial statements.

JOSTENS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2002	2001	2000
	In thousands
Operating activities
Net income (loss)	$29,906	$4,100	$(18,659)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	24,645	25,910	25,266
Amortization of debt discount and deferred financing costs	7,422	6,960	3,741
Other amortization	2,252	2,708	1,523
Depreciation and amortization of discontinued operations	—	1,202	2,150
Deferred income taxes	11,805	(2,237)	3,079
(Gain) loss on sale/disposal of property and equipment, net	(615)	3,038	157
Loss on redemption of senior subordinated notes payable	1,765	—	—
Equity losses and write-down of investments	—	—	6,730
Cumulative effect of accounting change, net of tax	—	—	5,894
Other	(344)	—	—
Changes in assets and liabilities:
Accounts receivable	(2,789)	8,706	17,366
Inventories	1,166	20,716	5,694
Salespersons overdrafts	2,452	(810)	(1,033)
Prepaid expenses and other current assets	(891)	2,423	567
Net pension assets	(5,983)	(6,875)	(7,469)
Accounts payable	(4,828)	(5,709)	789
Accrued employee compensation and related taxes	3,962	(3,434)	1,348
Commissions payable	(2,945)	(1,256)	98
Customer deposits	7,440	17,552	(4,110)
Income taxes payable	(9,624)	1,785	(2,068)
Interest payable	222	471	7,960
Net liabilities of discontinued operations	(5,159)	6,982	—
Other	(4,387)	(10,585)	(13,511)

Net cash provided by operating activities	55,472	71,647	35,512

Investing activities
Purchases of property and equipment	(22,843)	(22,205)	(21,221)
Purchases of property and equipment related to discontinued operations	—	(496)	(937)
Proceeds from sale of property and equipment	1,256	4,204	421
Proceeds from sale of business	—	2,500	—
Proceeds from sale of equity investments	—	—	4,691
Purchase of equity investments	—	—	(1,119)
Other investing activities, net	(1,225)	168	—

Net cash used for investing activities	(22,812)	(15,829)	(18,165)

Financing activities
Net short-term borrowings (repayments)	8,960	—	(117,608)
Principal payments on long-term debt	(60,855)	(38,874)	(19,600)
Redemption of senior subordinated notes payable at face value of $7.5 million	(8,456)	—	—
Reacquisition of warrants to purchase common stock	(2,706)	—	—
Repurchases of common stock	(145)	(396)	(823,659)
Proceeds from issuance of long-term debt	—	—	700,139
Proceeds from issuance of common shares	—	—	208,695
Net proceeds from issuance of preferred stock	—	—	43,000
Proceeds from issuance of warrants to purchase common shares	—	—	24,733
Debt financing costs	(1,620)	—	(36,459)
Dividends paid to common shareholders	—	—	(7,331)
Other financing activities, net	—	—	(1,222)

Net cash used for financing activities	(64,822)	(39,270)	(29,312)

Change in cash and cash equivalents	(32,162)	16,548	(11,965)
Cash and cash equivalents, beginning of period	43,100	26,552	38,517

Cash and cash equivalents, end of period	$10,938	$43,100	$26,552

Supplemental information
Income taxes paid	$31,492	$5,004	$13,914
Interest paid	$61,542	$71,604	$48,550

The accompanying notes are an integral part of the consolidated financial statements.

JOSTENS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT) AND
COMPREHENSIVE INCOME (LOSS)

							Accumu- lated other compre- hensive loss
						Retained earnings (accumu- lated deficit)
	Common shares		Additional paid-in- capital warrants						Compre- hensive income (loss)
				Capital surplus	Officer notes receivable
	Number	Amount						Total
	In thousands, except per-share data
Balance—January 1, 2000	33,324	$11,108	$—	$—	$—	$31,072	$(5,670)	$36,510
Exercise of stock options and restricted stock,net	23	8		1,520				1,528
Cash dividends declared to common shareholders of $0.22 per share						(7,331)		(7,331)
Issuance of common shares
Class A	2,134	711		53,176	(2,050)			51,837
Class B	5,300	53		133,772				133,825
Class C	811	8		20,470				20,478
Class D	20	—		505				505
Repurchases of common stock	(32,619)	(10,873)		(209,443)		(603,343)		(823,659)
Issuance of warrants to purchase common shares			24,733					24,733
Payment on officer note receivable					275			275
Preferred stock dividends						(5,551)		(5,551)
Preferred stock accretion						(290)		(290)
Net loss						(18,659)		(18,659)	$(18,659)
Change in cumulative translation adjustment							(599)	(599)	(599)
Adjustment in minimum pension liability, net of $51 tax							78	78	78

Comprehensive loss									$(19,180)

Balance—December 30, 2000	8,993	$1,015	$24,733	$—	$(1,775)	$(604,102)	$(6,191)	$(586,320)
Preferred stock dividends						(9,670)		(9,670)
Preferred stock accretion						(532)		(532)
Repurchases of common stock	(28)	(9)			368	(755)		(396)
Net income						4,100		4,100	$4,100
Change in cumulative translation adjustment							(1,502)	(1,502)	(1,502)
Transition adjustment relating to the adoption of FAS 133, net of $1,194 tax							(1,821)	(1,821)	(1,821)
Change in fair value of interest rate swap agreement, net of $1,021 tax							(1,566)	(1,566)	(1,566)
Adjustment in minimum pension liability, net of $931 tax							(1,423)	(1,423)	(1,423)

Comprehensive loss									$(2,212)

Balance—December 29, 2001	8,965	$1,006	$24,733	$—	$(1,407)	$(610,959)	$(12,503)	$(599,130)
Preferred stock dividends						(11,097)		(11,097)
Preferred stock accretion						(650)		(650)
Repurchases of common stock	(9)	(3)			126	(268)		(145)
Reacquisition of warrants to purchase common shares			(3,769)			1,063		(2,706)
Interest accrued on officer notes receivable					(344)			(344)
Net income						29,906		29,906	$29,906
Change in cumulative translation adjustment							579	579	579
Change in fair value of interest rate swap agreement, net of $1,351 tax							2,065	2,065	2,065
Adjustment in minimum pension liability, net of $627 tax							(958)	(958)	(958)

Comprehensive income									$31,592

Balance—December 28, 2002	8,956	$1,003	$20,964	$—	$(1,625)	$(592,005)	$(10,817)	$(582,480)

The accompanying notes are an integral part of the consolidated financial statements.

JOSTENS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies

Our Business

        We are a leading provider of school-related affinity products and services including yearbooks, class rings and graduation products in North America. We also provide school photography services of which we have a leading market share in Canada.

Principles of Consolidation

        Our consolidated financial statements include the accounts of our company and our wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts have been reclassified to conform to the 2002 presentation.

Fiscal Year

        We utilize a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31. Fiscal years 2002, 2001 and 2000 ended on December 28, 2002, December 29, 2001 and December 30, 2000, respectively, and each consisted of fifty-two weeks.

Use of Estimates

        The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, time deposits and commercial paper all having a maturity of three months or less when purchased.

Salespersons Overdrafts

        Salespersons overdrafts represent a receivable for sales representative draws paid in excess of earned commissions. A corresponding allowance for uncollectible amounts is established based on historical information and current trends.

Inventories

        Inventories are stated at the lower of cost or market value. Cost is determined by using standard costing which approximates the first-in, first-out (FIFO) method for all inventories except gold and certain other precious metals, which are determined using the last-in, first-out (LIFO) method. Cost includes direct materials, direct labor and applicable overhead. LIFO inventories were $0.1 million at the end of 2002 and 2001 and approximated replacement cost. Obsolescence reserves are provided as necessary in order to approximate inventories at market value.

Goodwill

        Goodwill, which represents the excess of purchase price over fair value of net assets acquired, was being amortized on the straight-line basis over periods of fifteen to forty years. On December 30, 2001, the beginning of our 2002 fiscal year, we adopted Statement of Financial Accounting Standards (SFAS) 142, "Goodwill and Other Intangible Assets." As a result, we discontinued the amortization of goodwill at that date. Goodwill was tested for impairment upon adoption of SFAS 142 and is tested annually or whenever an impairment indicator arises. An impairment charge is recognized only when the calculated fair value of a reporting unit is less than its carrying amount.

Intangible Assets

        Intangible assets, which consist primarily of customer relationships, are stated at historical cost. Amortization expense is determined on the straight-line basis over periods ranging from three to five years.

Property and Equipment

        Property and equipment are stated at historical cost. Maintenance and repairs are charged to operations as incurred. Major renewals and betterments are capitalized. Depreciation is determined for financial reporting purposes by using the straight-line method over the following estimated useful lives:

Years
Buildings	15 to 40
Machinery and equipment	3 to 10
Capitalized software	2 to 5

Capitalization of Internal-Use Software

        We capitalize costs of software developed or obtained for internal use once the preliminary project stage has been completed, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use.

Impairment of Long-Lived Assets

        We review our long-lived assets for impairment annually or more frequently if changes in circumstances or the occurrence of events suggest the remaining value may not be recoverable. An impairment loss would be calculated as the amount by which the carrying value of the asset exceeds the fair value of the asset.

Customer Deposits

        Amounts received from customers in the form of cash down payments to purchase goods are recorded as a liability until the goods are delivered.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense represents the taxes payable for the year and the change in deferred taxes during the year. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition, Sales Returns and Warranty Costs

        In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 101, which among other guidance clarified the Staff's view on various revenue recognition and reporting matters. As a result, we changed our method of accounting for certain sales transactions. Under our previous policy, we recognized revenue upon shipment of the product from our production facility. Under the new accounting method, adopted retroactive to January 1, 2000, we now recognize revenue when the earnings process is complete, evidenced by an agreement between Jostens and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed and determinable. Provisions for warranty costs related to our jewelry products, sales returns and uncollectible amounts are recorded based on historical information and current trends.

        The cumulative effect of the accounting change resulted in a non-cash charge to net income of $5.9 million (including an income tax benefit of $4.0 million) for the first quarter in 2000. Unaudited proforma amounts assuming the accounting change had been in effect since the beginning of 2000 are as follows:

2000
In thousands
Net loss available to common shareholders
As reported	$(24,500)
Cumulative effect of accounting change, net of tax	5,894

Adjusted net loss available to common shareholders	$(18,606)

Basic net loss per share
As reported	$(1.38)
Cumulative effect of accounting change, net of tax	0.33

Adjusted basic net loss per share	$(1.05)

Diluted net loss per share
As reported	$(1.38)
Cumulative effect of accounting change, net of tax	0.33

Adjusted diluted net loss per share	$(1.05)

Shipping and Handling

        Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Foreign Currency Translation

        Assets and liabilities denominated in foreign currency are translated at the current exchange rate as of the balance sheet date, and income statement amounts are translated at the average monthly exchange rate. Translation adjustments resulting from fluctuations in exchange rates are recorded in comprehensive income (loss) in shareholders' equity (deficit).

Supplier Concentration

        We purchase substantially all synthetic and semiprecious stones from a single supplier located in Germany, who is also the supplier to substantially all of the class ring manufacturers in the United States. Our jewelry product line, which is primarily class rings, represented 27%, 28% and 28% of net sales in 2002, 2001 and 2000, respectively.

Derivative Financial Instruments

        From time to time, we may use derivative financial instruments to manage market risks and reduce our exposure resulting from fluctuations in interest rates and foreign currency. All hedging transactions are authorized and executed under clearly defined policies and procedures, which prohibit the use of financial instruments for trading purposes. On December 31, 2000, the beginning of our 2001 fiscal year, we adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. SFAS 133 requires that we recognize all derivatives on the balance sheet at fair value and establish criteria for designation and effectiveness of hedging relationships. At the time of adoption of SFAS 133 on December 31, 2000, we recognized a $1.8 million, net-of-tax cumulative effect adjustment in "accumulated other comprehensive loss" (AOCL).

        Interest Rate Risk Management:    We have designated our interest rate swap as a cash flow hedge. The fair value of the interest rate swap is recorded in our Consolidated Balance Sheet in "other accrued liabilities" or "other noncurrent liabilities", as applicable. The effective portion of the changes in fair value for this contract is reported in AOCL and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transaction affects earnings. We have structured our interest rate swap agreement to be 100% effective. As a result, there is no current impact to earnings resulting from hedge ineffectiveness.

        Foreign Currency Management:    The fair value of foreign currency related derivatives are generally included in our Consolidated Balance Sheet in "other current assets" and "other accrued liabilities", as applicable. The effective portion of the changes in fair value for these contracts, which have been designated as cash flow hedges, is reported in AOCL and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion of the change in fair value of these instruments is immediately recognized in earnings.

Earnings (Loss) Per Common Share

        Basic earnings (loss) per share are computed by dividing net income (loss) available to common shareholders by the weighted average number of outstanding common shares. Diluted earnings per share are computed by dividing net income (loss) available to common shareholders by the weighted average number of outstanding common shares and common share equivalents. Common share equivalents include the dilutive effects of warrants and options.

        For 2000, 0.7 million shares of common stock equivalents were excluded in the computation of diluted net earnings per share since they were antidilutive due to the net loss incurred in the period. For 2002, options to purchase 44,750 shares of common stock were outstanding, but were excluded from the computation of common share equivalents because they were antidilutive.

Stock-Based Compensation

        We apply the intrinsic value method prescribed by Accounting Principles Board Opinion (APB) 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for stock options granted to employees and non-employee directors. Accordingly, no compensation cost has been reflected in net income for these plans since all options are granted at or above fair value. The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure."

	2002	2001	2000
	In thousands, except per-share data
Net income (loss) available to common shareholders
As reported	$18,159	$(6,102)	$(24,500)
Add stock-based employee compensation expense included in reported net income (loss) available to common shareholders, net of tax effects (Note 12)	—	—	6,045
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(483)	(375)	(265)

Proforma net income (loss) available to common shareholders	$17,676	$(6,477)	$(18,720)

Net income (loss) per share
Basic—as reported	$2.03	$(0.68)	$(1.38)
Basic—pro forma	$1.97	$(0.72)	$(1.06)
Diluted—as reported	$1.83	$(0.61)	$(1.38)
Diluted—proforma	$1.79	$(0.65)	$(1.06)

New Accounting Standards

SFAS 143—Accounting for Asset Retirement Obligations

        In June 2001, the FASB issued SFAS 143, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We will implement this statement on December 29, 2002, the beginning of our fiscal year. The impact of such adoption is not anticipated to have a material effect on our financial statements.

SFAS 145—Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections

        In April 2002, the FASB issued SFAS 145, which rescinds SFAS 4, "Reporting Gains and Losses from Extinguishments of Debt," SFAS 44, "Accounting for Intangible Assets of Motor Carriers" and SFAS 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and amends SFAS 13, "Accounting for Leases." During 2002, we adopted the provisions of SFAS 145. Accordingly, for 2002 the $1.8 million loss on redemption of our 12.75% senior subordinated notes due May 2010 has been classified as an operating expense as it does not meet the criteria to be classified as an extraordinary loss.

SFAS 146—Accounting for Costs Associated with Exit or Disposal Activities

        In June 2002, the FASB issued SFAS 146, which clarifies the accounting for costs associated with exit or disposal activities. We will implement this statement for all activities occurring subsequent to December 28, 2002. The impact of such adoption is not anticipated to have a material effect on our financial statements.

SFAS 148—Accounting for Stock-Based Compensation—Transition and Disclosure

        In December 2002, the FASB issued SFAS 148, which amends SFAS 123 "Accounting for Stock-Based Compensation." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS 123 and APB 28, "Interim Financial Reporting," to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We will continue to account for stock-based compensation in accordance with APB 25. As such, we do not expect SFAS 148 to have a material effect on our financial statements. We have adopted the disclosure-only provisions of SFAS 148 as of December 28, 2002.

FIN 45—Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others

        In November 2002, the FASB issued Interpretation (FIN) 45, which requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 also expands the disclosures required by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We do not expect FIN 45 to have a material effect on our financial statements.

2.     Derivative Financial Instruments

Interest Rate Risk Management

        We use a floating-to-fixed cash flow interest rate swap to modify risk from interest rate fluctuations for a portion of our underlying debt. Our senior secured credit facility bears a variable interest rate predominantly linked to LIBOR. The interest rate provided by the swap agreement is fixed at approximately 7.0% as opposed to LIBOR. Notional amounts outstanding at the end of 2002 and 2001 were $70.0 million and $100.0 million, respectively, and will mature in 2003. We expect that pre-tax costs totaling $2.2 million, which are recorded in AOCL at the end of 2002, and represent the difference between the fixed rate of the swap agreement and variable interest of the term note, will be recognized in 2003 as part of interest expense. The fair value of the interest rate swap is based on current settlement values and was a liability of $2.2 million ($1.3 million net of tax) and $5.6 million ($3.4 million net of tax) at the end of 2002 and 2001, respectively.

Foreign Currency Management

        The purpose of our foreign currency hedging activities is to protect us from the risk that inventory purchases denominated in foreign currency will be adversely affected by changes in foreign currency rates. From time to time, we may enter into forward exchange contracts to hedge forecasted cash flows denominated in foreign currencies (principally euros). At the end of 2002 and 2001, there were no foreign currency foward contracts outstanding.

3.     Accumulated Other Comprehensive Income (Loss)

        The following amounts were included in AOCL:

	Foreign currency translation	Minimum pension liability	Fair value of interest rate swap agreement	Accumulated other comprehensive income (loss)
	In thousands
Balance at January 1, 2000	$(4,644)	$(1,026)	$—	$(5,670)
Current period change	(599)	78	—	(521)

Balance at December 30, 2000	(5,243)	(948)	—	(6,191)
Transition adjustment relating to adoption of SFAS 133	—	—	(1,821)	(1,821)
Current period change	(1,502)	(1,423)	(1,566)	(4,491)

Balance at December 29, 2001	(6,745)	(2,371)	(3,387)	(12,503)
Current period change	579	(958)	2,065	1,686

Balance at December 28, 2002	$(6,166)	$(3,329)	$(1,322)	$(10,817)

4.     Accounts Receivable and Inventories

        As of the end of 2002 and 2001, net accounts receivable were comprised of the following:

	2002	2001
	In thousands
Trade receivables	$67,181	$65,622
Allowance for doubtful accounts	(2,557)	(3,657)
Allowance for sales returns	(5,597)	(5,727)

Total accounts receivable, net	$59,027	$56,238

        As of the end of 2002 and 2001, net inventories were comprised of the following:

	2002	2001
	In thousands
Raw materials and supplies	$10,810	$10,683
Work-in-process	27,347	28,447
Finished goods	32,850	33,473
Reserve for obsolescence	(1,659)	(2,089)

Total inventories, net	$69,348	$70,514

Precious Metals Consignment Arrangement

        We have a precious metals consignment arrangement with a major financial institution whereby we have the ability to obtain up to $30.0 million in consigned inventory. We expensed consignment fees related to this facility of $0.3 million, $0.5 million and $0.3 million in 2002, 2001 and 2000, respectively. Under the terms of the consignment arrangement, we do not own the consigned inventory until it is shipped in the form of a product to our customer. Accordingly, we do not include the value of consigned inventory nor the corresponding liability in our financial statements. The value of our consigned inventory as of the end of 2002 and 2001 was $17.4 million and $15.8 million, respectively.

5.     Goodwill and Other Intangible Assets

        On December 30, 2001, the beginning of our fiscal year, we adopted SFAS 142 "Goodwill and Other Intangible Assets." As a result, we discontinued the amortization of goodwill. Other than goodwill, we have no intangible assets with indefinite useful lives. As required by SFAS 142, we continue to amortize intangible assets with finite lives.

        A reconciliation of reported net income (loss) available to common shareholders and the related per share data adjusted to reflect the adoption of SFAS 142 is provided below:

	2002	2001
	In thousands
Net income (loss) available to common shareholders
As reported	$18,159	$(6,102)
Goodwill amortization, net of tax	—	968

Adjusted net income (loss) available to common shareholders	$18,159	$(5,134)

Basic net income (loss) per share
As reported	$2.03	$(0.68)
Goodwill amortization, net of tax	—	0.11

Adjusted basic net income (loss) per share	$2.03	$(0.57)

Diluted net income (loss) per share
As reported	$1.83	$(0.61)
Goodwill amortization, net of tax	—	0.09

Adjusted diluted net income (loss) per share	$1.83	$(0.52)

        A reconciliation of reported income from continuing operations and the related per share data adjusted to reflect the adoption of SFAS 142 is provided below:

	2002	2001
	In thousands
Income from continuing operations
As reported	$28,269	$26,540
Goodwill amortization, net of tax	—	523

Adjusted income from continuing operations	$28,269	$27,063

Basic income per share from continuing operations
As reported	$1.85	$1.82
Goodwill amortization, net of tax	—	0.06

Adjusted basic income per share from continuing operations	$1.85	$1.88

Diluted income per share from continuing operations
As reported	$1.66	$1.65
Goodwill amortization, net of tax	—	0.05

Adjusted diluted income per share from continuing operations	$1.66	$1.70

        The changes in the net carrying amount of goodwill for fiscal 2002 were as follows:

In thousands
Balance at December 29, 2001	$13,759
Goodwill acquired during the period	678
Currency translation	13

Balance at December 28, 2002	$14,450

        Net amortizable intangible assets at the end of 2002 were $0.5 million. There were no amortizable intangible assets at the end of 2001. Useful lives for amortizable intangible assets range from three to five years.

        Total amortization expense for intangible assets related to continuing operations was $0.1 million in 2002 and $0.5 million in 2001 and 2000. The amounts in 2001 and 2000 consisted entirely of goodwill amortization. Estimated amortization expense for the five succeeding fiscal years based on intangible assets at the end of 2002 is expected to be $0.1 million annually.

6.     Property and Equipment

        As of the end of 2002 and 2001, net property and equipment consisted of:

	2002	2001
	In thousands
Land	$2,795	$2,962
Buildings	36,332	35,707
Machinery and equipment	201,421	194,273
Capitalized software	40,242	34,313

Total property and equipment	280,790	267,255
Less accumulated depreciation and amortization	215,342	199,064

Property and equipment, net	$65,448	$68,191

        Depreciation expense related to continuing operations was $24.6 million, $25.9 million and $25.3 million in 2002, 2001 and 2000, respectively. Amortization related to capitalized software is included in depreciation expense and totaled $6.9 million, $6.6 million and $6.5 million in 2002, 2001 and 2000, respectively.

7.     Financing Arrangements

        As of the end of 2002 and 2001, long-term debt consisted of the following:

	2002	2001
	In thousands
Borrowings under senior secured credit facility:
Term Loan A, variable rate, 3.65 percent at December 28, 2002 and 4.63 percent at December 29, 2001, with semi-annual principal and interest payments through May 2006	$58,602	$108,187
Term Loan B, variable rate, 5.38 percent at December 29, 2001	—	331,939
Term Loan C, variable rate, 4.15 percent at December 28, 2002, with semi-annual principal and interest payments through December 2009	320,669	—
Senior subordinated notes, 12.75 percent fixed rate, net of discounts of $16,343 at December 28, 2002 and $18,143 at December 29, 2001, with semi-annual interest payments of $13.9 million, principal due and payable at maturity—May 2010	201,157	206,857

	580,428	646,983
Less current portion	17,094	20,966

	$563,334	$626,017

        Maturities of long-term debt, excluding $16.3 million of discount, as of the end of 2002 are as follows:

In thousands
2003	$17,094
2004	19,727
2005	22,361
2006	7,217
2007	1,949
Thereafter	528,423

$596,771

Senior Secured Credit Facility

        We have a $150.0 million revolving credit facility that expires on May 31, 2006. We may borrow funds and elect to pay interest under the "alternative base rate" or "eurodollar" interest rate provisions as defined in the agreement. The eurodollar rate is based upon the London Interbank Offered Rate (LIBOR) and the alternative base rate is based upon the prime rate. Our second amended and restated senior secured credit facility dated December 13, 2002 adds our Canadian subsidiary as a borrower under the revolving credit facility for an amount not to exceed $20.0 million. In connection with the amendment and restatement, we have guaranteed the revolving credit facility of our Canadian subsidiary upon the occurrence of any event of default under any credit document. Fees of $0.2 million related directly to the amendment have been capitalized and will be amortized through the expiration of the revolving credit facility. At the end of 2002, there was $9.0 million outstanding in the form of short-term borrowings at our Canadian subsidiary at a weighted average interest rate of 6.75% and an additional $9.9 million outstanding in the form of letters of credit, leaving $131.1 million available under the facility.

        On July 31, 2002, we amended and restated our senior secured credit facility to provide for the replacement of Term Loan B with a new Term Loan C in the amount of $330.0 million. The initial interest margin on Term Loan C is 75 basis points less than Term Loan B resulting in an estimated $2.5 million reduction of annual interest expense on a pre-tax basis. Capitalized loan fees related to Term Loan B will continue to be amortized over the life of Term Loan C. Fees of $1.4 million related directly to the amendment have been capitalized and will also be amortized over the life of Term Loan C.

        In 2002, 2001 and 2000, we voluntarily paid down $40.0 million, $24.0 million and $16.0 million, respectively, of our term loans. Deferred financing fees related to these voluntary prepayments, which are included in interest expense, totaled $1.2 million, $0.8 million and $0.6 million in 2002, 2001 and 2000, respectively. Future mandatory principal payment obligations under Term Loan A are $7.2 million due June 30, 2003 and $7.9 million due December 31, 2003. Thereafter, semi-annual principal payments increase $0.7 million per semi-annual period through December 2005, with a final payment of $5.3 million due in May 2006. Future mandatory principal payment obligations under Term Loan C are $1.0 million due semi-annually through June 30, 2008 followed by three semi-annual installments of $103.3 million through December 31, 2009.

        The term loans and borrowings under the revolving credit facility (collectively the "senior secured credit facility") are collateralized by substantially all the assets of our operations and all of our capital stock (limited to 65% in the case of foreign subsidiaries). The senior secured credit facility requires that we meet certain financial covenants, ratios and tests, including a maximum leverage ratio and a minimum interest coverage ratio. In addition, we are required to pay certain fees in connection with the senior secured credit facility, including letter of credit fees, agency fees and commitment fees. Commitment fees are payable quarterly, currently at a rate per annum of 0.375% on the average daily unused portion of the revolving credit facility. The senior secured credit facility and the senior subordinated notes contain certain cross-default provisions whereby a violation of a covenant under one debt obligation would, consequently, violate covenants under the other debt obligation. At the end of 2002, we were in compliance with all covenants.

Senior Subordinated Notes

        The 12.75% senior subordinated notes (the "notes"), due May 2010 are not collateralized and are subordinate in right of payment to the senior secured credit facility. The notes were issued with detachable warrants and an original issuance discount, resulting in total discounts of $19.7 million. The detachable warrants were valued at $10.7 million and are exercisable through 2010. The value of the warrants has been included as a component of shareholders' deficit in our consolidated financial statements. During 2002, we reacquired 79,015 warrants to purchase 149,272 actual equivalent shares of common stock for total consideration paid of $2.7 million. The warrants were issued at an aggregate price of $3.8 million. If all the remaining warrants were to be exercised, the holders would acquire shares (at a price of $0.01 per share) of our Class E common stock representing approximately 3.0% of the total number of shares of our common equity on a fully diluted basis. The entire discount is being amortized to interest expense through 2010 and, during 2002, 2001 and 2000, the amount of interest expense related to the amortization of debt discount was $1.2 million, $1.1 million and $0.6 million, respectively.

        During 2002, we voluntarily redeemed $7.5 million principal amount of the notes. As a result of redeeming the senior subordinated notes, we recognized a loss of $1.8 million consisting of a $0.8 million write-off of unamortized original issuance discount and deferred financing costs and a $1.0 million premium paid on redemption of the notes.

        As of the end of 2002 and 2001, the fair value of our debt, excluding the notes, approximated its carrying value and is estimated based on quoted market prices for comparable instruments. The fair value of the notes as of the end of 2002 and 2001 was $242.2 million and $247.5 million, respectively, and was estimated based on the quoted market price of $1,114 and $1,100 per unit, respectively.

Redeemable Preferred Stock

        In connection with the merger and recapitalization in May 2000 (Note 16), we issued redeemable, payment-in-kind, preferred shares, which have an initial liquidation preference of $60.0 million and are entitled to receive dividends at 14.0% per annum, compounded quarterly and payable either in cash or in additional shares of the same series of preferred stock. The redeemable preferred shares are subject to mandatory redemption by Jostens in May 2011. In connection with the redeemable preferred shares, we ascribed $14.0 million of the proceeds to detachable warrants to purchase 531,325 shares of our Class E common stock (at an exercise price of $0.01 per share), which is reflected as a component of shareholders' deficit in our consolidated financial statements. In addition, $3.0 million of issuance costs were netted against the initial proceeds and are reflected as a reduction to the carrying amount of the preferred stock. The carrying value of the preferred stock is being accreted to full liquidation preference value, plus unpaid preferred stock dividends, over the eleven-year period of the redeemable preferred stock through charges to retained earnings (accumulated deficit). Preferred stock dividends totaling $11.1 million, $9.7 million and $5.6 million were distributed in additional shares of preferred stock in 2002, 2001 and 2000, respectively. Related accretion totaled $0.7 million, $0.5 million and $0.3 million for 2002, 2001 and 2000, respectively.

8.     Commitments and Contingencies

Leases

        We lease buildings, equipment and vehicles under operating leases. Future minimum rental commitments under noncancellable operating leases are $3.0 million, $1.8 million, $0.3 million and $0.1 million in 2003, 2004, 2005 and 2006, respectively. Rent expense was $4.0 million, $3.5 million and $3.4 million in 2002, 2001 and 2000, respectively.

Forward Purchase Contracts

        We are subject to market risk associated with changes in the price of gold. To mitigate our commodity price risk, we enter into gold forward contracts to purchase gold based upon the estimated ounces needed to satisfy projected customer requirements. Our purchase commitment at the end of 2002 was $20.5 million with delivery dates occurring throughout 2003. These forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS 133. The fair market value of our open gold forward contracts at the end of 2002 was $22.5 million and was calculated by valuing each contract at quoted futures prices.

        Gains or losses on forward contracts used to purchase inventory for which we have firm purchase commitments qualify as accounting hedges and are therefore deferred and recognized in income when the inventory is sold. Counter parties expose us to loss in the event of nonperformance as measured by the unrealized gains on the contracts. Exposure on our open gold forward contracts at the end of 2002 was $2.0 million.

Environmental

        As part of our environmental management program, we are involved in various environmental remediation activities. As sites are identified and assessed in this program, we determine potential environmental liabilities. Factors considered in assessing liability include, but are not limited to:

whether we have been designated as a potentially responsible party, the number of other potentially responsible parties designated at the site, the stage of the proceedings and available environmental technology.

        In 1996, we assessed the likelihood as probable that a loss had been incurred at one of our sites based on findings included in remediation reports and from discussions with legal counsel. As of the end of 2002, we had made payments totaling $7.1 million for remediation at this site and our Consolidated Balance Sheet included $1.1 million in "other accrued liabilities" related to this site. During 2001, we received reimbursement from our insurance carrier in the amount of $2.7 million, net of legal costs. While we may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable. No assets for potential recoveries were established as of the end of 2002. We believe the effect on our consolidated results of operations, cash flows and financial position, if any, for the disposition of this matter will not be material.

Litigation

        A federal antitrust action was served on Jostens on October 23, 1998. The complainant, Epicenter Recognition, Inc. (Epicenter), alleges that Jostens has attempted to monopolize the market of high school graduation products in the state of California. Epicenter is a successor to a corporation formed by four of our former independent sales representatives. The plaintiff claimed damages of approximately $3 million to $10 million under various theories and differing sized relevant markets. Epicenter waived its right to a jury, so the case was tried before a judge in U.S. District Court in Orange County, California. On June 18, 2002, the Court found, among other things, that while Jostens' use of rebates, contributions and value-added programs are legitimate business practices widely practiced in the industry and do not violate antitrust laws, our use of multi-year Total Service Program contracts violated Section 2 of the Sherman Act because these agreements could "exclude competition by making it difficult for a new vendor to compete against Jostens."

        On July 12, 2002, the Court entered an initial order providing, among other things, that Epicenter be awarded damages of $1.00, trebled pursuant to Section 15 of the Clayton Act, and that in the state of California, Jostens was enjoined for a period of ten years from utilizing any contract, including those for Total Service Programs, for a period which extends for more than one year (the "Initial Order"). The Initial Order also provided for payment to Epicenter of reasonable attorneys fees and costs. Jostens made a motion to set aside the Initial Order. On August 23, 2002, the Court entered its ruling on the motion, and granted, in part, Jostens' motion for relief from judgment, changing the Initial Order and enjoining Jostens for only five years, and allowing Jostens to enter into multi-year agreements in the following specific circumstances: (1) when a school requests a multi-year agreement, in writing and on its own accord, or (2) in response to a competitor's offer to enter into a multi-year agreement. On August 23, 2002, the Court entered an additional order granting Epicenter's motion for attorneys' fees in the amount of $1.6 million plus $0.1 million in out-of-pocket expenses for a total award of $1.7 million. On September 12, 2002, Jostens filed a Notice of Appeal to the Ninth Circuit of the United States Court of Appeals. Payment of attorney fees and costs are stayed pending appeal. In November 2002, Jostens issued a letter of credit in the amount of $2.0 million to secure the judgment on attorney fees and costs. Jostens continues to vigorously appeal this matter based upon substantive and procedural grounds. Our brief on appeal was filed with the Court on February 13, 2003.

        We are a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We believe the effect on our consolidated results of operations, cash flows and financial position, if any, for the disposition of these matters, including the Epicenter matter discussed above, will not be material.

9.     Income Taxes

        The following summarizes the differences between income taxes computed at the federal statutory rate and income taxes from continuing operations for financial reporting purposes:

	2002	2001	2000
	In thousands
Federal statutory income tax rate	35%	35%	35%
Federal tax at statutory rate	$22,569	$15,790	$1,936
State income taxes, net of federal tax benefit	2,394	1,655	1,331
Foreign earnings repatriation, net	9,278	—	—
Capital loss resulting from IRS audit	(10,573)	—	—
Foreign tax credits generated, net	(16,240)	—	—
Non deductible transaction costs	—	—	9,473
Increase in deferred tax valuation allowance	26,813	—	2,355
Other differences, net	1,973	1,130	905

Provision for income taxes from continuing operations	$36,214	$18,575	$16,000

        The U.S. and foreign components of income from continuing operations before income taxes and the provision for income taxes attributable to earnings from continuing operations were as follows:

	2002	2001	2000
	In thousands
Income (loss) from continuing operations before income taxes
Domestic	$57,436	$38,172	$(2,563)
Foreign	7,047	6,943	8,095

Income from continuing operations before income taxes	$64,483	$45,115	$5,532

Provision for income taxes from continuing operations
Federal	$20,029	$8,144	$8,604
State	2,289	1,592	1,735
Foreign	3,162	3,300	3,547

Total current income taxes	25,480	13,036	13,886
Deferred	10,734	5,539	2,114

Provision for income taxes from continuing operations	$36,214	$18,575	$16,000

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax asset represents management's best estimate of the tax benefits that will more likely than not be realized in future years at each reporting date. Significant components of the deferred income tax liabilities and assets as of the end of 2002 and 2001 consisted of:

	2002	2001
	In thousands
Deferred tax liabilities
Tax depreciation in excess of book	$(4,471)	$(2,591)
Capitalized software development costs	(3,947)	(3,920)
Tax on unremitted non—U.S. earnings	(768)	—
Pension benefits	(17,129)	(13,881)
Other	(532)	(383)

Deferred tax liabilities	(26,847)	(20,775)

Deferred tax assets
Reserves for accounts receivable and salespersons overdrafts	5,828	7,263
Reserves for employee benefits	15,424	16,585
Other reserves not recognized for tax purposes	3,326	6,113
Foreign tax credit carryforwards	16,425	185
Capital loss carryforwards	13,234	—
Reserves for investments	—	2,661
Other	6,232	7,306

Deferred tax assets	60,469	40,113
Valuation allowance	(29,659)	(2,846)

Deferred tax assets, net	30,810	37,267

Net deferred tax asset	$3,963	$16,492

        During 2002, we agreed to certain adjustments proposed by the Internal Revenue Service (IRS) in connection with its audit of our federal income tax returns filed for years 1996 through 1998. As a result of the audit, we agreed to pay additional federal taxes of $11.3 million. Combined with additional state taxes and interest charges, the liability related to these adjustments, which had previously been accrued, was approximately $17 million. In addition, we have filed an appeal with the IRS concerning a further proposed adjustment of approximately $8 million. While the appeal process may take up to two years to complete, we believe the outcome of this matter will not have a material impact on our results of operations.

        In connection with our recent audit, the IRS recharacterized as a capital loss approximately $27 million of notes that were written off in 1998. The notes were received in connection with the 1995 sale of a subsidiary. Since capital losses may only be used to offset future capital gains, we have increased the valuation allowance for the related deferred tax asset to $13.2 million because the tax benefit related to our capital losses may not be realized. At the end of 2002, we have capital loss carryforwards totaling approximately $33 million of which $27 million expire in 2004, $4 million expire in 2006 and $2 million expire in 2007.

        During 2002, we repatriated $32.1 million of earnings from our Canadian subsidiary. We were unable to fully utilize all foreign tax credits generated in connection with the distribution. At the end of 2002, we have foreign tax credit carryforwards of $16.4 million that expire in 2007. We have increased the valuation allowance for the related deferred tax asset to $16.4 million because the tax benefit may not be realized. During 2002, we provided deferred income taxes of $0.8 million on approximately $4 million of unremitted Canadian earnings that are no longer considered permanently invested.

10.   Benefit Plans

Pension and Postretirement Benefits

        We have noncontributory defined-benefit pension plans that cover nearly all employees. The benefits provided under the plans are based on years of service and/or compensation levels. We also provide health care insurance benefits for nearly all retirees. Generally, the health care plans require contributions from retirees. The measurement date for our plans is September 30 for each year.

        The assumptions used in determining expenses and benefit obligations for these plans consisted of:

	Pension benefits			Retiree health benefits
	2002	2001	2000	2002	2001	2000
Discount rate used to determine present value of benefit obligation at end of year	6.75%	7.25%	7.75%	6.75%	7.25%	7.75%
Expected long-term rate of return on plan assets at beginning of year (1)	10.00%	10.00%	10.00%	—	—	—
Rate of compensation increase	6.30%	6.30%	6.30%	—	—	—
Initial health care cost trend rate (2)	—	—	—	10.00%	6.00%	6.50%

(1)
The expected long-term rate of return on plan assets that will be used to determine fiscal 2003 net periodic benefit cost is 9.50%.

(2)
Gradually declining to 5.00% for 2007 and thereafter.

        Net periodic benefit (income) or expense for 2002, 2001 and 2000 included the following components:

	Pension benefits			Retiree health benefits
	2002	2001	2000	2002	2001	2000
	In thousands
Service cost	$4,944	$4,690	$4,174	$89	$66	$56
Interest cost	11,705	10,900	9,992	438	372	292
Expected return on plan assets	(21,569)	(19,838)	(17,105)	—	—	—
Amortization of prior year service cost	1,837	1,868	1,869	(7)	(7)	(7)
Amortization of transition amount	(714)	(875)	(875)	—	—	—
Amortization of net actuarial gains	(1,626)	(2,518)	(1,833)	186	—	(110)

Net periodic benefit (income) expense	$(5,423)	$(5,773)	$(3,778)	$706	$431	$231

        The following tables present a reconciliation of the benefit obligation of the plans, plan assets and funded status of the plans for our qualified and non-qualified plans in aggregate.

	Pension benefits		Retiree health benefits
	2002	2001	2002	2001
	In thousands
Change in benefit obligation
Benefit obligation beginning of year	$165,676	$144,580	$6,392	$5,114
Service cost	4,944	4,690	89	66
Interest cost	11,705	10,900	438	372
Plan amendments	477	—	(129)	—
Actuarial loss	11,282	13,742	2,997	2,388
Benefits paid	(8,696)	(8,236)	(845)	(1,548)

Benefit obligation end of year	$185,388	$165,676	$8,942	$6,392

Change in plan assets
Fair value of plan assets beginning of year	$189,823	$237,256	$—	$—
Actual return on plan assets	(17,011)	(40,969)	—	—
Company contributions	1,813	1,772	845	1,548
Benefits paid	(8,696)	(8,236)	(845)	(1,548)

Fair value of plan assets end of year	$165,929	$189,823	$—	$—

Funded status
Funded (unfunded) status end of year	$(19,459)	$24,147	$(8,943)	$(6,392)
Unrecognized cost:
Net actuarial loss (gain)	47,449	(4,040)	5,709	2,898
Transition amount	(830)	(1,544)	—	—
Prior service cost	3,319	4,680	(157)	(35)

Prepaid (accrued) benefit cost	$30,479	$23,243	$(3,391)	$(3,529)

        Plan assets consist primarily of corporate equity instruments as well as corporate and U.S. government debt and real estate.

        The components in our Consolidated Balance Sheet consist of:

	Pension benefits		Retiree health benefits
	2002	2001	2002	2001
	In thousands
Prepaid benefit cost	$47,239	$39,438	$—	$—
Accrued benefit liability	(22,549)	(20,559)	(3,391)	(3,529)
Intangible asset	341	501	—	—
Minimum pension liability	5,448	3,863	—	—

Net amount recognized	$30,479	$23,243	$(3,391)	$(3,529)

        Amounts reflecting the minimum pension liability are included in "accumulated other comprehensive loss" while the remaining amounts are included in "other noncurrent assets" in our Consolidated Balance Sheet.

At the end of 2002, the projected benefit obligation of the qualified plans was $161.3 million and the fair value of plan assets related to such plans was $165.9 million or 103% of the projected benefit obligation. One qualified plan had obligations in excess of plan assets as follows:

2002
In thousands
Projected benefit obligation	$88,143
Accumulated benefit obligation	78,439
Fair value of plan assets	87,312

        Non-qualified pension plans with obligations in excess of plan assets were as follows:

	2002	2001
	In thousands
Projected benefit obligation	$24,127	$21,632
Accumulated benefit obligation	22,549	20,559
Fair value of plan assets	—	—

        A one-percent change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
	In thousands
Effect on total of service and interest cost components for 2002	$24	$21
Effect on postretirement benefit obligation at the end of 2002	$479	$436

Savings Plan

        We have retirement savings plans (401k plans), which cover nearly all employees. We provide a matching contribution on amounts contributed by employees, limited to a specific amount of compensation that varies among the plans. Our contribution was $4.4 million, $4.3 million, and $3.2 million in 2002, 2001 and 2000, respectively, which represents 50% of eligible employee contributions.

11.   Shareholders' Deficit

        Our common stock consists of Class A through Class E common stock as well as undesignated common stock. Holders of Class A common stock are entitled to one vote per share, whereas holders of Class D common stock are entitled to 306.55 votes per share. Holders of Class B common stock, Class C common stock and Class E common stock have no voting rights.

        The par value and number of authorized, issued and outstanding shares for each class of common stock is set forth below:

				Issued and Outstanding Shares
	Par Value		Authorized Shares
				2002	2001
	In thousands, except par value data
Class A	$.33	1/3	4,200	2,825	2,834
Class B	$.01		5,300	5,300	5,300
Class C	$.01		2,500	811	811
Class D	$.01		20	20	20
Class E	$.01		1,900	—	—
Undesignated	$.01		12,020	—	—

			25,940	8,956	8,965

12.   Stock Plans

Stock Options

        During 2000, as a result of the merger and recapitalization in May 2000, outstanding options to purchase approximately 3.0 million shares of our previously existing common stock were cancelled and holders of those outstanding stock options were paid cash of $25.25 per underlying share, less the applicable option exercise price, resulting in an aggregate payment of approximately $10.0 million. Stock options with an exercise price equal to or in excess of $25.25 per share were cancelled as part of the merger for no consideration.

        In connection with the merger and recapitalization, we adopted a new employee stock option plan to purchase shares of Class A common stock. The number of shares available to be awarded under the new stock option plan is 676,908. The stock option plan is administered by the Compensation Committee of the Board of Directors, which designates the amount, timing and other terms and conditions applicable to the option awards. Under the stock option plan, prior to a public offering, an optionee has certain rights to put to us, and we have certain rights to call from the optionee vested stock options. All options granted prior to 2002 have an exercise price of $25.25 while all options granted in 2002 have an exercise price of $28.50, both prices representing the Board's estimated fair value of our common stock at the time of the grant. Options granted in 2001 and 2002 vest over three years on the anniversary of the grant date. Options granted in 2000 vest upon the seventh anniversary of the grant with the possibility of accelerated vesting in one-fifth increments upon Jostens meeting or exceeding performance targets for each of the five calendar years from the date of grant. The stock option plan also provides for vesting of certain percentages of the options in the event of an initial public offering or approved sale as defined in the stock option plan. Options issued pursuant to the plan expire on the thirtieth day following the seventh anniversary of the grant date.

        The weighted average fair value of options granted in 2002, 2001 and 2000 was $8.03, $7.66 and $9.04 per option, respectively. We estimated the fair values using the Black-Scholes option-pricing model, modified for dividends and using the following assumptions:

	2002	2001	2000
Risk-free rate	2.7%	4.8%	4.9%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor of the expected market price of Jostens' common stock	20%	20%	20%
Expected life of the award (years)	7.0	7.0	7.0

        The following table summarizes stock option activity:

	Shares	Weighted- average exercise price
	Shares in thousands
Outstanding at January 1, 2000	3,170	$22.44
Exercised	(23)	19.10
Cancelled	(141)	31.63
Settled for cash in the merger and recapitalization	(3,006)	21.95
Granted	531	25.25

Outstanding at December 30, 2000	531	25.25
Granted	73	25.25
Cancelled	(52)	25.25

Outstanding at December 29, 2001	552	25.25
Granted	45	28.50
Cancelled	(41)	25.29

Outstanding at December 28, 2002	556	$25.51

        The weighted average remaining contractual life of the options at the end of 2002 was approximately 4.7 years. At the end of 2002, outstanding options had a weighted average exercise price of $25.51 and 111,570 options were exercisable. At the end of 2001, outstanding options had a weighted average exercise price of $25.25 and 95,939 options were exercisable.

        In connection with the merger and recapitalization in May 2000, we further provided that, in the event of either a sale of Jostens or a public offering of our securities, we may grant to certain executives options to purchase 1% of our common stock on a fully diluted basis. The ultimate terms of these options will be dependent upon certain facts and circumstances at the date of grant.

Restricted Stock Awards

        Prior to the merger and recapitalization in May 2000, we had a stock incentive plan under which eligible employees were awarded restricted shares of our common stock. Awards would generally vest from three to five years, subject to continuous employment and certain other conditions. The awards were recorded at market value on the date of the grant as unearned compensation and amortized over the vesting period. In connection with the merger and recapitalization, the restricted stock awards that were outstanding became fully vested and, as a result, we incurred a compensation charge of $1.0 million, which is included in "transaction costs" in our Consolidated Statement of Operations.

Stock Loan Programs

        In connection with the merger and recapitalization in May 2000, we adopted a new stock loan program to loan a total of $2.0 million to certain members of senior management in individual amounts to refinance up to 100% of their outstanding loans existing at the time of the transaction. The proceeds of the loans were used to purchase shares of our common stock. Loans made under the stock loan program accumulate interest at the cost of funds under our revolving credit facility and are recourse loans. The loans are payable through May 10, 2005 with interest rates set annually. The loans are collateralized by the shares of stock owned by such individuals, and each individual has entered into a pledge agreement and has executed a secured promissory note. Two of the loans have been repaid in connection with the departure of two members of senior management. At the end of 2002 and 2001, the outstanding balance of these loans was $1.6 million and $1.4 million, respectively, including accumulated interest. The outstanding balance of these loans is classified as a reduction in shareholders' equity (deficit) in our Consolidated Balance Sheet.

13.   Business Segments

        We manage our business on the basis of one reportable segment: the development, manufacturing and distribution of school-related affinity products.

        Revenues are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates. No single customer accounted for more than 10% of revenue in 2002, 2001 or 2000.

        The following tables present net sales by class of similar products and certain geographic information:

	2002	2001	2000
	In thousands
Net Sales by Classes of Similar Products or Services
Printing and publishing, primarily yearbooks	$318,451	$299,856	$288,255
Jewelry, primarily class rings	204,148	204,243	204,787
Graduation products	179,713	181,885	183,592
Photography	53,672	50,576	47,729
Other	—	—	234

Consolidated	$755,984	$736,560	$724,597

Net Sales by Geographic Area
United States	$716,110	$697,484	$684,222
Other, primarily Canada	39,874	39,076	40,375

Consolidated	$755,984	$736,560	$724,597

Net Property and Equipment and Intangibles by Geographic Area
United States	$77,217	$78,394	$92,324
Other, primarily Canada	3,160	3,556	3,795

Consolidated	$80,377	$81,950	$96,119

14.   Discontinued Operations

        In December 2001, our board of directors approved a plan to exit our former Recognition business in order to focus our resources on our core School Products business. Prior to the end of 2001 and in connection with our exit, we sold certain assets of the Recognition business and leased our production facility to a supplier who manufactures awards and trophies. We received cash proceeds in the amount of $2.5 million and non-cash proceeds of $0.8 million in the form of a promissory note that was paid in 2002. The results of the Recognition business are reflected as discontinued operations in our Consolidated Statement of Operations for all periods presented.

        The following are additional discontinued operations disclosures not included elsewhere in these notes to the consolidated financial statements.

        Revenue and loss from discontinued operations were as follows:

	2002	2001	2000
	In thousands
Revenue from external customers	$—	$55,913	$80,450
Pre-tax loss from operations of discontinued operations before measurement date	—	(9,036)	(3,372)
Pre-tax gain (loss) on disposal	2,708	(27,449)	—
Income tax (expense) benefit	(1,071)	14,045	1,075

Gain (loss) on discontinued operations	$1,637	$(22,440)	$(2,297)

        During 2001, the results of discontinued operations encompassed the period through the December 3, 2001 measurement date. The $27.4 million pre-tax loss on disposal of the discontinued business consisted of a non-cash charge of $11.1 million to write off certain net assets of the Recognition business plus a $16.3 million charge for accrued costs related to exiting the Recognition business.

        During 2002, we reversed $2.3 million of the accrued charges based on our revised estimates for employee separation costs and phase-out costs. Of the total adjustment, $0.5 million resulted from modifying our anticipated workforce reduction from 150 to 130 full-time positions and $1.8 million resulted from lower information systems, customer service and internal support costs and lower receivable write-offs than originally anticipated. In addition, we reversed $0.4 million in other liabilities for a total pre-tax gain on discontinued operations of $2.7 million ($1.6 million net of tax). Components of the accrued disposal costs, which are included in "current liabilities of discontinued operations" in our Consolidated Balance Sheet are as follows:

	Initial charge	Prior accrual	Net adjustments in 2002	Utilization 2002	Balance 2002
	In thousands
Employee separation benefits and other related costs	$6,164	$—	$(523)	$(5,109)	$532
Phase-out costs of exiting the Recognition business	4,255	—	(1,365)	(2,591)	299
Salesperson transition benefits	2,855	1,236	(191)	(767)	3,133
Other costs related to exiting the Recognition business	3,018	1,434	(228)	(4,224)	—

	$16,292	$2,670	$(2,307)	$(12,691)	$3,964

        Separation benefits will continue to be paid out in 2003 over the benefit period as specified under our severance plan and transition benefits will continue to be paid through 2004.

15.   Special Charges

        During 2001, we recorded special charges totaling $2.5 million. We incurred costs of $2.1 million for severance and related separation benefits in connection with the departure of a senior executive and two other management personnel. In addition, we elected to terminate our joint venture operations in Mexico City, Mexico and took a charge of $0.4 million, primarily to write off the net investment. We utilized $2.3 million of the aggregate special charge in 2001 and less than $0.1 million in 2002. The remaining liability of $0.2 million is classified in "other current liabilities" in our Consolidated Balance Sheet as it primarily consists of separation benefits that will continue to be paid out over the next six months as specified under the separation agreement.

16.   Merger and Recapitalization

        On December 27, 1999, we entered into a merger agreement with Saturn Acquisition Corporation, an entity organized for the sole purpose of effecting a merger on behalf of certain affiliates of Investcorp S.A. (Investcorp) and other investors. On May 10, 2000, Saturn Acquisition Corporation merged with and into Jostens, with Jostens as the surviving corporation. The merger was part of a recapitalization of Jostens, which resulted in affiliates of Investcorp and other investors acquiring approximately 92% of our post-merger common stock. The remaining 8% of our common stock was retained by pre-recapitalization shareholders and certain members of senior management and was redesignated as shares of Class A common stock. As a result of the transaction, our shares were de-listed from the New York Stock Exchange.

        The recapitalization was funded by (a) $495.0 million of borrowings under a senior credit facility with a syndicate of banks, (b) issuance of $225.0 million in principal amount of senior subordinated notes and warrants to purchase 425,060 shares of Class E common stock, (c) issuance of $60.0 million in principal amount of redeemable preferred stock and warrants to purchase 531,325 shares of Class E common stock and (d) $208.7 million of proceeds from the sale of shares of common stock to affiliates of Investcorp and the other investors.

        The proceeds from these financings funded (a) the payment of $823.6 million to holders of common stock representing $25.25 per share, (b) repayment of $67.6 million of outstanding indebtedness, (c) payment of approximately $10.0 million in consideration for cancellation of employee stock options, (d) payments of approximately $72.0 million of fees and expenses associated with the recapitalization, including $12.7 million of advisory fees paid to an affiliate of Investcorp and (e) a pre-payment of $7.5 million for a management and consulting services agreement for a five-year term with an affiliate of Investcorp. This pre-payment is being amortized on a straight-line basis over the term of the agreement.

        The transaction was accounted for as a recapitalization and, as such, the historical basis of our assets and liabilities was not affected. Recapitalization related costs of $46.4 million consisting of investment banking fees, transaction fees, legal and accounting fees, transition bonuses, stock option payments and other miscellaneous costs were expensed in fiscal 2000. Additionally, $3.0 million of recapitalization costs incurred related to the issuance of shares of redeemable preferred stock were netted against the proceeds of $60.0 million. Finally, $36.5 million associated with the debt financing was capitalized and is being amortized as interest expense over the applicable lives of the debt for up to a maximum of ten years.

17.   Equity Losses and Write-down of Investments

        In 2000, we recorded equity losses and a write-down to zero against our investment in two Internet companies resulting in a $6.7 million non-cash charge.

JOSTENS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

				For the Periods
	For the Periods
					Pre-Merger
	Post-Merger	Pre-Merger		Post-Merger
						Nine Months Ended September 28, 2002
	July 30, 2003 - September 27, 2003	June 29, 2003 - July 29, 2003	Three Months Ended September 28, 2002	July 30, 2003 - September 27, 2003	December 29, 2002 - July 29, 2003
	In thousands, except per share data
Net sales	$86,163	$7,598	$96,869	$86,163	$504,058	$571,912
Cost of products sold	73,492	6,844	49,486	73,492	218,594	248,639

Gross profit	12,671	754	47,383	12,671	285,464	323,273
Selling and administrative expenses	46,797	16,383	59,334	46,797	196,430	226,825
Loss on redemption of debt	99	13,878	1,765	99	13,878	1,765
Transaction costs	—	30,960	—	—	30,960	—

Operating (loss) income	(34,225)	(60,467)	(13,716)	(34,225)	44,196	94,683
Net interest expense	9,841	4,971	16,124	9,841	32,446	50,830

(Loss) income from continuing operations before income taxes	(44,066)	(65,438)	(29,840)	(44,066)	11,750	43,853
(Benefit from) provision for income taxes	(15,423)	(23,384)	(12,359)	(15,423)	8,695	18,225

(Loss) income from continuing operations	(28,643)	(42,054)	(17,481)	(28,643)	3,055	25,628
Discontinued operations, net of tax	—	—	—	—	—	940
Cumulative effect of accounting change, net of tax	—	4,585	—	—	4,585	—

Net (loss) income	(28,643)	(37,469)	(17,481)	(28,643)	7,640	26,568
Dividends and accretion on redeemable preferred stock	—	—	(2,987)	—	(6,525)	(8,653)

Net (loss) income available to common shareholders	$(28,643)	$(37,469)	$(20,468)	$(28,643)	$1,115	$17,915

Basic net (loss) income per common share
(Loss) income from continuing operations	$(28,643.00)	$(4.70)	$(2.29)	$(28,643.00)	$(0.39)	$1.90
Discontinued operations	—	—	—	—	—	0.10
Cumulative effect of accounting change	—	0.52	—	—	0.51	—

	$(28,643.00)	$(4.18)	$(2.29)	$(28,643.00)	$0.12	$2.00

Diluted net (loss) income per common share
(Loss) income from continuing operations	$(28,643.00)	$(4.70)	$(2.29)	$(28,643.00)	$(0.39)	$1.65
Discontinued operations	—	—	—	—	—	0.09
Cumulative effect of accounting change	—	0.52	—	—	0.51	—

	$(28,643.00)	$(4.18)	$(2.29)	$(28,643.00)	$0.12	$1.74

Weighted average common shares outstanding	1	8,956	8,956	1	8,956	8,960
Dilutive effect of warrants and stock options	—	—	—	—	—	1,348

Weighted average common shares outstanding assuming dilution	1	8,956	8,956	1	8,956	10,308

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JOSTENS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 27, 2003	September 28, 2002	December 28, 2002
	In thousands, except share amounts
ASSETS
Current assets
Cash and cash equivalents	$6,633	$19,964	$10,938
Accounts receivable, net (Note 7)	48,863	51,869	59,027
Inventories, net (Note 7)	70,320	59,532	69,348
Deferred income taxes	—	19,964	13,631
Salespersons overdrafts, net of allowance of $9,422, $7,189 and $8,034	33,640	31,921	25,585
Prepaid expenses and other current assets	4,256	3,899	8,614

Total current assets	163,712	187,149	187,143
Noncurrent assets
Goodwill (Note 8)	690,197	14,362	14,450
Intangibles, net (Note 8)	655,269	—	479
Net pension assets	—	19,715	21,122
Other	37,648	40,734	38,879

Total other assets	1,383,114	74,811	74,930
Property and equipment	112,751	279,933	280,790
Less accumulated depreciation	(4,310)	(212,664)	(215,342)

Property and equipment, net	108,441	67,269	65,448

	$1,655,267	$329,229	$327,521

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
Book overdrafts	$5,252	$6,362	$—
Short-term borrowings	77,112	50,200	8,960
Accrued employee compensation and related taxes	23,235	27,060	31,354
Commissions payable	6,459	10,119	15,694
Customer deposits	44,424	39,691	133,840
Income taxes payable	11,800	24,457	7,316
Interest payable	13,759	16,791	10,789
Current portion of long-term debt (Note 10)	11,968	22,120	17,094
Deferred income taxes	8,841	—	—
Other accrued liabilities	25,556	23,575	28,861
Current liabilities of discontinued operations	3,053	5,593	4,323

Total current liabilities	231,459	225,968	258,231
Noncurrent liabilities
Long-term debt—less current maturities (Note 10)	704,184	603,573	563,334
Redeemable preferred stock (Note 9)	73,152	—	—
Deferred income taxes	233,316	4,354	9,668
Net pension liabilities	18,557	—	—
Other noncurrent liabilities	5,372	9,988	7,978

Total liabilities	1,266,040	843,883	839,211
Commitments and contingencies
Redeemable preferred stock (Note 9)	—	67,696	70,790
Shareholders' equity (deficit)
Common stock $.01 par value; authorized: 2,000,000 shares; issued and outstanding: 1,000 shares at September 27, 2003	—	—	—
Common stock	—	1,003	1,003
Additional paid-in-capital	417,934	21,679	20,964
Officer notes receivable	—	(1,601)	(1,625)
Accumulated deficit	(28,643)	(592,435)	(592,005)
Accumulated other comprehensive loss (Note 6)	(64)	(10,996)	(10,817)

Total shareholders' equity (deficit)	389,227	(582,350)	(582,480)

	$1,655,267	$329,229	$327,521

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JOSTENS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Periods
	Post-Merger	Pre-Merger
	July 30, 2003 - September 27, 2003	December 29, 2002 - July 29, 2003	Nine Months Ended September 28, 2002
	In thousands
Operating activities
Net (loss) income	$(28,643)	$7,640	$26,568
Adjustments to reconcile net (loss) income to net cash used for operating activities:
Depreciation	3,862	12,649	17,322
Amortization of debt discount/premium and deferred financing costs	(450)	2,900	5,128
Other amortization	9,227	1,939	1,648
Cumulative effect of accounting change, net of tax	—	(4,585)	—
Deferred income taxes	(14,632)	(1,500)	—
Loss on redemption of debt	99	13,878	1,765
Other	2,200	1,194	(323)
Changes in assets and liabilities:
Accounts receivable	5,760	4,576	4,369
Inventories	23,084	14,293	10,982
Salespersons overdrafts	(8,710)	1,645	(3,884)
Net pension assets	—	(750)	(4,916)
Accounts payable	5,002	(5,969)	(6,848)
Accrued employee compensation and related taxes	1,706	(9,998)	(332)
Commissions payable	(35,192)	25,632	(8,520)
Customer deposits	(14,237)	(76,069)	(86,709)
Income taxes payable	(3,810)	8,288	7,517
Interest payable	7,538	(6,750)	6,224
Other	(1,793)	4,194	(4,953)

Net cash used for operating activities	(48,989)	(6,793)	(34,962)

Investing activities
Acquisitions of businesses, net of cash acquired	(10,937)	(5,008)	—
Purchases of property and equipment	(9,523)	(6,129)	(16,793)
Other investing activities, net	—	(738)	(507)

Net cash used for investing activities	(20,460)	(11,875)	(17,300)

Financing activities
Net short-term borrowings	65,195	1,500	50,200
Net increase in book overdrafts	5,252	—	6,362
Repurchases of common stock and warrants	—	(471,044)	(2,448)
Redemption of senior subordinated notes payable	(3,550)	—	(8,456)
Principal payments on long-term debt	—	(379,270)	(15,274)
Proceeds from issuance of long-term debt	3,705	475,000	—
Proceeds from issuance of common shares	—	417,934	—
Debt financing costs	—	(20,212)	(1,384)
Merger costs	—	(12,608)	—
Other financing activities, net	—	1,625	126

Net cash provided by financing activities	70,602	12,925	29,126

Effect of exchange rate changes on cash and cash equivalents	49	236	—

Increase (decrease) in cash and cash equivalents	1,202	(5,507)	(23,136)
Cash and cash equivalents, beginning of period	5,431	10,938	43,100

Cash and cash equivalents, end of period	$6,633	$5,431	$19,964

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JOSTENS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

	Common shares		Additional paid-in- capital warrants			Retained earnings (accumulated) deficit)	Accumulated other comprehensive loss
				Additional paid-in- capital	Officer notes receivable
	Number	Amount						Total
	In thousands
Balance—December 28, 2002	8,956	$1,003	$20,964	$—	$(1,625)	$(592,005)	$(10,817)	$(582,480)
Preferred stock dividends						(6,148)		(6,148)
Preferred stock accretion						(377)		(377)
Net income						7,640		7,640
Change in cumulative translation adjustment							(278)	(278)
Change in fair value of interest rate swap agreement, net of $846 tax							1,293	1,293
Payment on officer notes receivable					1,625			1,625
Repurchase of common shares and warrants	(8,956)	(1,003)	(20,964)			(449,077)		(471,044)
Issuance of common shares	1	—		417,934				417,934
Effect of purchase accounting						1,039,967	9,802	1,049,769

Balance—July 29, 2003	1	$—	$—	$417,934	$—	$—	$—	$417,934

Balance—July 29, 2003	1	$—	$—	$417,934	$—	$—	$—	$417,934
Net loss						(28,643)		(28,643)
Change in cumulative translation adjustment							(64)	(64)

Balance—September 27, 2003	1	$—	$—	$417,934	$—	$(28,643)	$(64)	$389,227

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JOSTENS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.     Significant Accounting Policies

Basis of Presentation

        We prepared our accompanying unaudited condensed consolidated financial statements following the requirements of the Securities and Exchange Commission (SEC) for interim reporting. As permitted under those rules, certain notes or other financial information normally required by accounting principles generally accepted in the United States of America have been condensed or omitted. Therefore, we suggest that these financial statements be read in conjunction with the consolidated financial statements and accompanying notes for the fiscal year ended December 28, 2002 appearing elsewhere in this offering circular. The Condensed Consolidated Balance Sheet as of December 28, 2002 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and notes required by generally accepted accounting principles for complete financial information.

        Revenues, expenses, cash flows, assets and liabilities can and do vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year.

        In our opinion, the accompanying unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring items) considered necessary to present fairly, when read in conjunction with the consolidated financial statements and accompanying notes for the fiscal year ended December 28, 2002 appearing elsewhere in this offering circular, our financial position, results of operations and cash flows for the periods presented. Certain balances have been reclassified to conform to the 2003 presentation.

Stock-Based Compensation

        We apply the intrinsic method prescribed by Accounting Principles Board Opinion (APB) 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for stock options granted to employees and non-employee directors. Accordingly, no compensation cost has been reflected in net income for these plans since all options are granted at or above fair value. The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS 123, "Accounting for Stock-Based Compensation". There were no stock options outstanding subsequent to the Merger on July 29, 2003 as discussed in Note 2. As a result, a disclosure is not required for the post-Merger period July 30, 2003 to September 27, 2003.

	For the Pre-Merger Periods		For the Pre-Merger Periods
	June 29, 2003 - July 29, 2003	Three Months Ended September 28, 2002	December 29, 2002 - July 29, 2003	Nine Months Ended September 28, 2002
	In thousands, except per share data
Net (loss) income available to common shareholders
As reported	$(37,469)	$(20,468)	$1,115	$17,915
Add stock-based employee compensation expense included in reported net (loss) income available to common shareholders, net of tax effects	7,608	—	7,608	—
Deduct total stock-based employee compensation expense determined under fair value-based method for all awards, net of tax effects	(52)	(166)	(313)	(334)

Proforma net (loss) income available to common shareholders	$(29,913)	$(20,634)	$8,410	$17,581

Net (loss) income per share
Basic—as reported	$(4.18)	$(2.29)	$0.12	$2.00
Basic—pro forma	$(3.34)	$(2.30)	$0.94	$1.96
Diluted—as reported	$(4.18)	$(2.29)	$0.12	$1.74
Diluted—proforma	$(3.34)	$(2.30)	$0.85	$1.71

2.     Merger

        On June 17, 2003, we entered into a merger agreement with Jostens Holding Corp. (formerly known as Ring Holding Corp.) and Ring Acquisition Corp., an entity organized for the sole purpose of effecting a merger on behalf of DLJ Merchant Banking Partners III, L.P. and certain of its affiliated funds (collectively, the "DLJMB Funds"), each of which is affiliated with CSFB Private Equity. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens, Inc. with Jostens, Inc. becoming the surviving company and an indirect subsidiary of Jostens Holding Corp. (the "Merger"). As a result of the Merger, the DLJMB Funds and certain co-investors beneficially own 99% of our outstanding voting securities and certain members of our senior management and directors own the remaining 1%.

        As a result of the Merger, we received $417.9 million of proceeds from a capital contribution by Jostens IH Corp. ("JIHC"), which was established for purposes of the Merger. We used the proceeds from the capital contribution along with incremental borrowings under our senior secured credit facilities to repurchase all previously outstanding common stock and warrants. We paid $471.0 million to holders of common stock and warrants representing a cash payment of $48.25 per share. In addition, we paid approximately $41.0 million of fees and expenses associated with the Merger including $12.6 million of compensation expense representing the excess of the fair market value over the exercise price of outstanding stock options, $12.6 million of capitalized merger costs and $15.8 million of expensed costs consisting primarily of investment banking, legal and accounting fees. We also recognized $2.6 million of transaction costs as a result of writing off certain prepaid management fees having no future value.

        Also in connection with the Merger, we refinanced our senior secured credit facility through the establishment of new senior secured credit facilities. We received $475.0 million in borrowings under the new facilities and repaid $371.1 million of outstanding indebtedness under the old credit facility. In addition, we incurred transaction fees and related costs of $20.2 million associated with the new credit facilities, which have been capitalized and are being amortized as interest expense over the lives of the facilities. We also wrote off the unamortized balance of $13.9 million relating to deferred financing costs associated with the old credit facility.

Merger Accounting

        Beginning on July 29, 2003, Jostens, Inc. and JIHC, a subsidiary of Jostens Holding Corp., accounted for the Merger as a purchase in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) 141, "Business Combinations", which results in a new valuation for the assets and liabilities of JIHC and its subsidiaries based upon the fair values as of the date of the Merger. As allowed under SEC Staff Accounting Bulletin No. 54, "Push Down Basis of Accounting Required in Certain Limited Circumstances", we have reflected all applicable purchase accounting adjustments recorded by JIHC in our consolidated financial statements for all SEC filings covering periods subsequent to the Merger ("Push Down Accounting"). Push Down Accounting requires us to establish a new basis for our assets and liabilities based on the amount paid for ownership at July 29, 2003. Accordingly, JIHC's ownership basis is reflected in our consolidated financial statements beginning upon completion of the Merger. In order to apply Push Down Accounting, JIHC's purchase price of $471.0 million was allocated to the assets and liabilities based on their relative fair values and $417.9 million was reflected in shareholders' equity of Jostens, Inc. as the value of JIHC's ownership upon completion of the Merger. Immediately prior to the merger, shareholders' equity of Jostens, Inc. was a deficit of approximately $578.7 million.

        As of July 29, 2003, we have preliminarily allocated the excess purchase price over the book value of net assets acquired in the Merger as follows:

In thousands
Inventories	$37,747
Property and equipment	43,049
Intangible assets	660,700
Goodwill	662,832
Long-term debt	(39,912)
Deferred income taxes	(261,406)
Pension and post retirement healthcare benefits	(40,633)

$1,062,377

        We have estimated the fair value of our assets and liabilities, including intangible assets and property and equipment, as of the Merger date, utilizing information available at the time that our unaudited consolidated financial statements were prepared. These estimates are subject to refinement until all pertinent information has been obtained. We are in the process of completing outside third party appraisals of our intangible assets, property and equipment and redeemable preferred stock. We also recognized the funding status of our pension and post retirement healthcare benefit plans as of July 29, 2003 and updated the calculation of our post-Merger expense.

        As a result of the Merger, we have reflected pre-Merger periods from June 29, 2003 to July 29, 2003 and from December 29, 2002 to July 29, 2003 and a post-Merger period from July 30, 2003 to September 27, 2003 in our condensed consolidated financial statements for fiscal 2003.

        During the post-Merger period from July 30, 2003 to September 27, 2003, we recognized the following items in our Condensed Consolidated Statement of Operations: (a) $29.1 million of excess purchase price allocated to inventory as cost of products sold; (b) $8.8 million of additional amortization expense of intangible assets including $2.0 million in cost of products sold and $6.8 million in selling and administrative expenses; and (c) $0.9 million of lower interest expense from the amortization of a premium allocated to long-term debt, all as compared to our historical basis of accounting prior to the Merger.

3.     Cumulative Effect of Accounting Change

        In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which establishes guidance for how certain financial instruments with characteristics of both liabilities and equity are classified and requires that a financial instrument that is within its scope be classified as a liability (or as an asset in some circumstances). SFAS 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective for existing issuances at the beginning of the first interim period beginning after June 15, 2003.

        We determined that the characteristics of our redeemable preferred stock were such that the securities should be classified as a liability and we recognized a $4.6 million cumulative effect of an accounting change upon adoption of SFAS 150 on June 29, 2003. Restatement of prior periods was not permitted. We assessed the value of our redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation. The redeemable preferred stock has been reclassified to the liabilities section of our Condensed Consolidated Balance Sheet. The preferred dividend is being recorded as interest expense in our results of operations rather than as a reduction to retained earnings and the discount recognized in the SFAS 150 revaluation is being amortized as an increase to interest expense. We did not provide any tax benefit in connection with the adoption of SFAS 150 because payment of the related preferred dividend and the discount amortization are not tax deductible.

        Interest expense, including discount, for our redeemable preferred stock was $0.8 million for the pre-Merger period from June 29, 2003 to July 29, 2003 and $1.8 million for the post-Merger period from July 30, 2003 to September 27, 2003. Estimated annual interest expense, including discount amortization, related to our redeemable preferred securities for fiscal 2003 and succeeding fiscal years is expected to be $6.4 million in 2003, $14.5 million in 2004, $17.1 million in 2005, $20.3 million in 2006, $24.0 million in 2007 and a total of $117.6 million thereafter.

4.     Income Taxes

        Our effective rate of tax benefit for the post-Merger period of fiscal 2003 is 35.0%. The rate of benefit is less than our historical effective income tax rate of 41.5% due primarily to the unfavorable impact of non-deductible interest expense attributable to redeemable preferred stock combined with our anticipated loss position for the period.

5.     (Loss) Earnings Per Common Share

        Basic (loss) earnings per share are computed by dividing net income available to common shareholders by the weighted average number of outstanding common shares. Diluted earnings per share are computed by dividing net income available to common shareholders by the weighted average number of outstanding common shares and common share equivalents. Common share equivalents include the dilutive effects of warrants and options. There were no common share equivalents outstanding subsequent to the Merger on July 29, 2003.

        For the period from June 29, 2003 to July 29, 2003, the period from December 29, 2002 to July 29, 2003 and the three-month period ended September 28, 2002, approximately 0.9 million, 0.9 million and 1.3 million shares of common share equivalents, respectively, were excluded in the computation of net (loss) earnings per share since they were antidilutive due to the net loss incurred in each period. For the nine-month period ended September 28, 2002, options to purchase 42,250 shares of common stock were outstanding, but were excluded from the computation of common share equivalents because they were antidilutive.

6.     Comprehensive (Loss) Income

        Comprehensive (loss) income and its components, net of tax are as follows:

	For the Periods
	Post-Merger	Pre-Merger
	July 30, 2003 - September 27, 2003	June 29, 2003 - July 29, 2003	Three Months Ended September 28, 2002
	In thousands
Net (loss) income	$(28,643)	$(37,469)	$(17,481)
Change in cumulative translation adjustment	(64)	(103)	(1,259)
Change in fair value of interest rate swap agreement	—	692	424
Change in fair value of foreign currency hedge	—	—	(60)

Comprehensive (loss) income	$(28,707)	$(36,880)	$(18,376)

	For the Periods
	Post-Merger	Pre-Merger
	July 30, 2003 - September 27, 2003	December 29, 2002 - July 29, 2003	Nine Months Ended September 28, 2002
	In thousands
Net (loss) income	$(28,643)	$7,640	$26,568
Change in cumulative translation adjustment	(64)	(278)	(10)
Change in fair value of interest rate swap agreement	—	1,293	1,348
Change in fair value of foreign currency hedge	—	—	169

Comprehensive (loss) income	$(28,707)	$8,655	$28,075

        The following amounts were included in accumulated other comprehensive loss as of the dates indicated:

	Foreign currency translation	Minimum pension liability	Fair value of interest rate swap	Accumulated other comprehensive loss
	In thousands
Balance at December 28, 2002	$(6,166)	$(3,329)	$(1,322)	$(10,817)
Pre-Merger period change	(278)	—	1,293	1,015
Effect of purchase accounting	6,444	3,329	29	9,802

Balance at July 29, 2003	$—	$—	$—	$—

Balance at July 29, 2003	$—	$—	$—	$—
Post-Merger period change	(64)	—	—	(64)

Balance at September 27, 2003	$(64)	$—	$—	$(64)

7.     Accounts Receivable and Inventories

        Net accounts receivable were comprised of the following:

	September 27, 2003	September 28, 2002	December 28, 2002
	In thousands
Trade receivables	$55,673	$61,148	$67,181
Allowance for doubtful accounts	(3,023)	(3,759)	(2,557)
Allowance for sales returns	(3,787)	(5,520)	(5,597)

Total accounts receivable, net	$48,863	$51,869	$59,027

        Net inventories were comprised of the following:

	September 27, 2003	September 28, 2002	December 28, 2002
	In thousands
Raw material and supplies	$15,026	$13,533	$10,810
Work-in-process	22,734	19,107	27,347
Finished goods	34,716	28,772	32,850
Reserve for obsolescence	(2,156)	(1,880)	(1,659)

Total inventories, net	$70,320	$59,532	$69,348

        Net inventories as of the end of September 27, 2003 include $8.6 million of purchase price in excess of acquired book value.

8.     Goodwill and Other Intangible Assets

        The increase in goodwill and other intangible assets is predominantly attributable to the effect of purchase accounting in connection with the Merger as discussed in Note 2.

        The changes in the net carrying amount of goodwill for the first nine months of fiscal 2003 were as follows:

In thousands
Balance at December 28, 2002	$14,450
Goodwill acquired during the period	675,605
Currency translation	142

Balance at September 27, 2003	$690,197

        Our trademarks are considered indefinite-lived intangibles. These assets are not subject to amortization, but are tested for impairment at least annually. As of September 27, 2003, the carrying amount of our trademarks was $255.0 million. There were no indefinite-lived intangible assets as of December 28, 2002.

        The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible asset at September 27, 2003 and December 28, 2002:

	September 27, 2003		December 28, 2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	In thousands
School relationships	$330,000	$(5,712)	$—	$—
Order backlog	52,500	(2,010)	—	—
Internally developed software	12,200	(449)	—	—
Patented/unpatented technology	11,000	(635)	—	—
Customer relationships	4,146	(785)	510	(51)
Other	24	(10)	24	(4)

	$409,870	$(9,601)	$534	$(55)

        Amortization expense for intangible assets was $0.6 million for the pre-Merger period from December 29, 2002 to July 29, 2003 and $8.9 million for the post-Merger period from July 30, 2003 to September 27, 2003. Estimated annual amortization expense for fiscal 2003 and succeeding fiscal years based on intangible assets at September 27, 2003 is expected to be $21.1 million in 2003, $89.8 million in 2004, $40.1 million in 2005, $38.5 million in 2006, $36.3 million in 2007 and a total of $184.0 million thereafter. Amounts in 2003 and 2004 include amortization of order backlog.

        In January 2003, we acquired the assets of a photography business for $5.0 million in cash. The purchase price allocation was $0.4 million to net tangible assets, $3.2 million to amortizable intangible assets and $1.4 million to goodwill. In September 2003, we acquired the assets of a printing business for $10.9 million in cash. The purchase price has preliminarily been allocated to goodwill.

        Acquisitions are accounted for as purchases and, accordingly, have been included in our consolidated results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisition is obtained. Pro forma results of operations have not been presented since the effect of these acquisitions on our financial position and results of operations is not material.

9.     Redeemable Preferred Stock

        In accordance with the adoption of SFAS 150, our redeemable preferred stock has been reclassified to the liabilities section of our Condensed Consolidated Balance Sheet. The amount recorded at September 27, 2003 includes a discount of $18.2 million. Liquidation preference of our redeemable preferred stock as of September 27, 2003, September 28, 2002 and December 28, 2002 was $93.5 million, $81.5 million and $84.4 million, respectively. We have 4,000,000 shares of preferred stock, $.01 par value, authorized. We had 93,520, 81,497 and 84,350 shares outstanding in the form of redeemable preferred stock as of September 27, 2003, September 28, 2002 and December 28, 2002, respectively.

10.   Financing Arrangements

        Long-term debt consists of the following:

	September 27, 2003	September 28, 2002	December 28, 2002
	In thousands
Borrowings under senior secured credit facility:
Term Loan A, variable rate, 3.61 percent at September 27, 2003, with semi-annual principal and interest payments through July 2010	$478,705	$—	$—
Term Loan A, variable rate, 4.06 percent at September 28, 2002 and 3.65 percent at December 28, 2002, paid in full July 2003	—	94,852	58,602
Term Loan C, variable rate, 4.56 percent at September 28, 2002 and 4.15 percent at December 28, 2002, paid in full July 2003	—	330,000	320,669
Senior subordinated notes, 12.75 percent fixed rate, including premium of $23,462 at September 27, 2003, net of discount of $16,659 at September 28, 2002 and $16,343 at December 28, 2002, with semi-annual interest payments of $13.6 million, principal due and payable at maturity—May 2010	237,447	200,841	201,157

	716,152	625,693	580,428
Less current portion	11,968	22,120	17,094

	$704,184	$603,573	$563,334

        In connection with the Merger, we refinanced our senior secured credit facility through the establishment of new senior secured credit facilities (the "credit facilities"), which consist of: (i) a $475.0 million term loan; (ii) a $150.0 million revolving credit facility; and (iii) $3.7 million drawn under an incremental $50.0 million change of control term loan, which was subsequently consolidated into the term loan. The proceeds of the change of control term loan were used solely to fund certain change of control payments due to holders of our 12.75% senior subordinated notes due 2010 (the "notes") who elected to tender their notes pursuant to the notes change of control offer that we commenced on July 30, 2003 (the "Notes Offer"). A $270.0 million bridge term loan was also available to us solely for the purpose of financing certain change of control payments due to holders of the notes and to holders of the preferred stock who elected to tender their preferred stock pursuant to the preferred stock change of control offer that we commenced on July 30, 2003 (the "Preferred Stock Offer"). Commitments for the amounts not borrowed in respect of the $50.0 million change of control term loan and the $270.0 million bridge term loan terminated following the consummation of the Notes Offer and the Preferred Stock Offer and are not available for our future use. Substantially all of the assets of our operations were used to secure the credit facilities.

        The term loan bears a variable interest rate based upon either the London Interbank Offered Rate (LIBOR) or an "alternative base rate", which is based upon the greater of the federal funds effective rate plus 0.5% or the prime rate, plus a fixed margin. Future mandatory principal payment obligations under the term loan are due semi-annually beginning on July 2, 2004 at an amount equal to 2.5% of the term loan. Thereafter, semi-annual principal payments gradually increase to an amount equal to

7.5% of the term loan through July 2009, with two final principal payments due in December 2009 and July 2010, each equal to 25.0% of the term loan.

        Under the $150.0 million revolving credit facility, we may borrow funds and elect to pay interest under either LIBOR or the "alternative base rate" plus applicable margins. The revolving credit facility contains a sub-facility that allows our Canadian subsidiary to borrow funds not to exceed $20.0 million of the total $150.0 million facility. The revolving credit facility expires on July 29, 2008. As of September 27, 2003, there was $77.1 million outstanding in the form of short-term borrowings, including $13.9 million at our Canadian subsidiary, at a weighted average interest rate of 4.77% and an additional $12.0 million outstanding in the form of letters of credit, leaving $60.9 million available under this facility.

        The credit facilities require that we meet certain financial covenants, ratios and tests, including a maximum leverage ratio, a maximum senior leverage ratio and a minimum interest coverage ratio. In addition, we are required to pay certain fees in connection with the credit facilities, including letter of credit fees, agency fees and commitment fees on the average daily unused portion of the revolving credit facility. The credit facilities and the senior subordinated notes contain certain cross-default provisions whereby a violation of a covenant under one debt obligation would, consequently, violate covenants under the other debt obligation. As of September 27, 2003, we were in compliance with all covenants.

        Also during the period from July 30, 2003 to September 27, 2003, we purchased $3.5 million principal amount of our senior subordinated notes pursuant to the Notes Offer and recognized a loss of $0.1 million.

        As of September 27, 2003, September 28, 2002 and December 28, 2002, the fair value of our debt, excluding the senior subordinated notes, approximated its carrying value. The fair value of the senior subordinated notes as of September 27, 2003, September 28, 2002 and December 28, 2002 was $248.2 million, $241.4 million and $242.2 million, respectively, based on the quoted market price.

11.   Commitments

        We are subject to market risk associated with changes in the price of gold. To mitigate our commodity price risk, we enter into forward contracts to purchase gold based upon the estimated ounces needed to satisfy projected customer requirements. Our purchase commitment at September 27, 2003 was $6.1 million with delivery dates occurring throughout 2003. These forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". The fair market value of our open gold forward contracts as of September 27, 2003 was $7.2 million and was calculated by valuing each contract at quoted futures prices.

12.   Discontinued Operations

        In conjunction with exiting our Recognition business on December 3, 2001, we recorded a $27.4 million pre-tax loss on disposal in 2001 for the discontinued operations. The pre-tax loss on disposal consisted of a non-cash charge of $11.1 million to write off certain net assets of the

Recognition business plus a $16.3 million charge for accrued costs related to exiting the Recognition business. Components of the accrued disposal costs are as follows:

				Utilization
	Initial charge	Prior accrual	Net adjustments in 2002			Balance September 27, 2003
				2002	2003
	In thousands
Employee separation benefits and other related costs	$6,164	$—	$(523)	$(5,109)	$(156)	$376
Phase-out costs of exiting the Recognition business	4,255	—	(1,365)	(2,591)	(79)	220
Salesperson transition benefits	2,855	1,236	(191)	(767)	(927)	2,206
Other costs related to exiting the Recognition business	3,018	1,434	(228)	(4,224)	—	—

	$16,292	$2,670	$(2,307)	$(12,691)	$(1,162)	$2,802

        Separation benefits will continue to be paid out over the benefit period through mid 2004 as specified under our severance plan and transition benefits will continue to be paid throughout 2004.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INDUSTRY AND MARKET DATA
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
Our Company
Industry Overview
Competitive Strengths
Business Strategies
Ownership Structure
DLJ Merchant Banking Partners
Summary of Terms of the Notes
Information About Us
RISK FACTORS
Risks Relating To Our Business
Risks Related To The Notes
THE TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK
DESCRIPTION OF THE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
CHANGE IN CERTIFYING ACCOUNTANT
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
JOSTENS HOLDINGS UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (in thousands)
JOSTENS HOLDINGS UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
JOSTENS HOLDINGS UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
JOSTENS HOLDINGS NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (in thousands)
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
JOSTENS HOLDINGS AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Period from Inception (July 29, 2003) to September 27, 2003
JOSTENS HOLDINGS AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET September 27, 2003
JOSTENS HOLDINGS AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS For the Period from Inception (July 29, 2003) to September 27, 2003
JOSTENS HOLDINGS AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY For the Period from Inception (July 29, 2003) to September 27, 2003
JOSTENS HOLDINGS AND SUBSIDIARIES Notes to Condensed Consolidated Financial Statements
JOSTENS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
JOSTENS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 28, 2002 and December 29, 2001
JOSTENS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
JOSTENS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)
JOSTENS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JOSTENS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
JOSTENS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
JOSTENS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
JOSTENS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
JOSTENS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS